     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    N2K INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            7375                           06-1455771
   (State or other jurisdiction           (Primary Standard                  (I.R.S. Employer
of incorporation or organization)   Industrial Classification Code         Identification No.)
                                               Number)

                                    N2K INC.
                          55 BROAD STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 378-5555
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              JONATHAN V. DIAMOND
                                 VICE CHAIRMAN
                                    N2K INC.
                          55 BROAD STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 378-5555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

     FRANK E. MORGAN II, ESQ.                 JULIE M. ALLEN, ESQ.
         DEWEY BALLANTINE               O'SULLIVAN GRAEV & KARABELL, LLP
    1301 AVENUE OF THE AMERICAS               30 ROCKEFELLER PLAZA
     NEW YORK, NEW YORK 10019               NEW YORK, NEW YORK 10112
          (212) 259-8000                         (212) 408-2400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
- ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
- ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                                           PROPOSED
                                                         PROPOSED          MAXIMUM
                                   NUMBER OF SHARES      MAXIMUM          AGGREGATE         AMOUNT OF
      TITLE OF EACH CLASS OF            TO BE         OFFERING PRICE       OFFERING        REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED(1)      PER SHARE(2)      PRICE(1)(2)          FEE(3)
- ----------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.001 per share................     2,990,000           $12           $35,880,000        $12,372.41
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes 390,000 shares which the Underwriters have an option to purchase from the Company to cover over-allotments, if any.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3) Calculated pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    N2K INC.

                             CROSS-REFERENCE SHEET
  PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-1

                      FORM S-1
              ITEM NUMBER AND HEADING                        LOCATION IN THE PROSPECTUS
- ----------------------------------------------------  -----------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus......  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus..................................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges...................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds...............................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price...............  Underwriting
  6.  Dilution......................................  Dilution
  7.  Selling Security Holders......................  Not Applicable
  8.  Plan of Distribution..........................  Outside Front Cover Page; Underwriting
  9.  Description of Securities to be Registered....  Description of Capital Stock
 10.  Interests of Named Experts and Counsel........  Not Applicable
 11.  Information With Respect to the Registrant:
      (a)  Description of Business..................  Prospectus Summary; Business
      (b)  Description of Property..................  Business -- Property
      (c)  Legal Proceedings........................  Business -- Legal Proceedings
      (d)  Market Price of and Dividends on the
             Registrant's Common Equity and Related
             Stockholder Matters....................  Outside Front Cover Page; Dividend
                                                      Policy; Selected Consolidated Financial
                                                        Data; Description of Capital Stock;
                                                        Shares Eligible for Future Sale
      (e)  Financial Statements.....................  Consolidated Financial Statements
      (f)  Selected Financial Data..................  Selected Consolidated Financial Data
      (g)  Supplementary Financial Information......  Not Applicable
      (h)  Management's Discussion and Analysis of
             Financial Condition and Results of
             Operations.............................  Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations
      (i)  Changes in and Disagreements with
             Accountants on Accounting and Financial
             Disclosure.............................  Not Applicable
      (j)  Directors and Executive Officers.........  Management
      (k)  Executive Compensation...................  Management
      (l)  Security Ownership of Certain Beneficial
             Owners and Management..................  Principal Stockholders
      (m)  Certain Relationships and Related
             Transactions...........................  Certain Transactions
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act            Not Applicable
        Liabilities.................................

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Dated June 21, 1996
                                2,600,000 SHARES

                                     [LOGO]

                                    N2K INC.

                                  COMMON STOCK
                         ------------------------------
     All of the 2,600,000 shares of Common Stock offered hereby are being sold by N2K Inc. ("N2K" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market under the trading symbol
"NTKI." It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for certain factors to be considered in determining the initial public offering price.
                         ------------------------------
        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                  IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                           Underwriting
                                        Price to           Discounts and         Proceeds to
                                         Public           Commissions(1)         Company(2)
- -------------------------------------------------------------------------------------------------
Per Share.......................            $                    $                    $
Total(3)........................            $                    $                    $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be
     $          .

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase an aggregate of up to 390,000 additional shares of the Common Stock at the Price to Public, less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
     $          , $          and $          , respectively.
                         ------------------------------
     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York, on or about              , 1996.

COWEN & COMPANY
                              OPPENHEIMER & CO., INC.
                                                                UNTERBERG HARRIS

             , 1996

                         ------------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to (a) the 1-for-3 reverse stock split of each outstanding share of Common Stock in N2K Inc., a Pennsylvania corporation, to be effected prior to the reorganization of N2K Inc. as a Delaware corporation, (b) the reorganization of N2K Inc. as a Delaware corporation immediately prior to the date of this Prospectus and (c) the automatic conversion of all outstanding shares of the Company's Preferred Stock, $.001 par value per share (the "Preferred Stock"), into an aggregate of 5,867,108 shares of Common Stock upon the consummation of the Offering (the "Preferred Stock Conversion"). Fiscal year references are to the respective fiscal year ended December 31.

                                  THE COMPANY

     N2K is a music entertainment company focused on providing original content, interactive programming and recorded music using the Internet as a new global marketing, promotion and distribution medium. By combining its music industry and technical expertise, N2K has created an interactive, entertaining and content-rich online environment, which includes its award-winning merchandising website, Music Boulevard, music genre websites, Jazz Central Station and Rocktropolis, and individual artist websites for such artists as David Bowie and the Rolling Stones. These websites provide a comprehensive entertainment and information resource enabling users to search and sample music and artist information interactively through sound, video and graphics. Each of the music genre and individual artist websites features a hotlink directly with Music Boulevard to facilitate purchases of CDs, cassettes and related merchandise. The Company plans to introduce its own recorded music label, N2K Encoded Music, with its first release scheduled for October 1996. N2K expects that all of its N2K Encoded Music CDs will be enhanced with multimedia capabilities and will be marketed and sold through the Company's Internet websites as well as through traditional retail and other distribution channels. The Company believes that its strategy of combining Internet content, interactive sales and music produced on its own label will enhance its ability to create compelling music brand names, address the broadest possible music audience and build a customer base focused on targeted music interests. The Company believes that its interactive sales channel will also provide a new targeted advertising, promotion and distribution medium for the music industry that will reach a global user base and that this medium will shift the way music is marketed to consumers.

     Music Boulevard (WWW.MUSICBLVD.COM) was launched in August 1995, and Jazz Central Station (WWW.JAZZCENTRALSTATION.COM) was introduced in January 1996. Jazz Central Station is the official online website for George Wein's Festival Productions, producer of the JVC Jazz Festivals, and the Monterey Jazz Festival for 1996. On June 21, 1996, the Company acquired the rock website, Rocktropolis (WWW.ROCKTROPOLIS.COM), which was launched in June 1995 and which will be integrated with the Company's existing websites. Additional music genre websites are scheduled for release in 1996 and 1997. The Company's website strategy is to build worldwide online communities around specific music genres where people may socialize with each other and their favorite artists in a personal environment. The Company believes that organizing its websites by genres, such as rock, jazz and classical music, parallels traditional radio play formats and consumer buying patterns and opens the interactive buying experience to the broadest possible audience. As part of its strategy to provide locally tailored content, the Company's first foreign language website will be launched in Japan in June 1996. The Company's revenues from its online music entertainment business have grown from approximately $85,000 in the fourth quarter of 1995 to approximately $217,000 in the first quarter of 1996. Substantially all of these revenues were from the sale of CDs and cassettes produced by other labels.

     On February 13, 1996, N2K Inc., a developer of online music entertainment content was merged with and into Telebase Systems, Inc., a provider of online information services that changed its name to N2K Inc. To date, substantially all of the Company's revenues have been from its online information retrieval services. The Company believes that its ability to aggregate content from a wide variety of sources, its database management skills and the infrastructure provided by its information services business will enhance N2K's ability to scale the infrastructure to facilitate the Company's growth and to create proprietary databases for targeted marketing to music consumers. In addition, the Company continues to serve its online business information services distributors while also developing web-based software products and information services for the business and small office/home office ("SOHO") markets.

     The Company believes that its management team brings together a unique blend of experience in managing music industry and artist relationships, merchandising recorded music, developing online services and in database management. Larry Rosen, Dave Grusin and Jon Diamond managed GRP Records ("GRP"), one of the first worldwide record labels to digitally produce music titles from concept through finished recording. With more than 75 Grammy nominations and 20 Grammy awards to its credit, GRP became a leading independent recorded music label and was purchased by MCA Inc. in 1990. Jim Coane and Bruce Johnson have more than 15 years of combined experience with Telebase developing and managing database online information services.

     The Company's executive offices are located at 55 Broad Street, New York, New York 10004, and its telephone number at that address is (212) 378-5555.

                                  THE OFFERING

Common Stock Offered................     2,600,000 shares

Common Stock to be outstanding after
the Offering(1).....................     12,421,711 shares

Use of Proceeds.....................     The net proceeds from the Offering will
                                           be used by the Company for sales and
                                           marketing, research and development,
                                           working capital and other general
                                           corporate purposes, which may include
                                           acquisitions of or investments in
                                           complementary businesses, products
                                           and technologies.

Proposed Nasdaq National Market
Symbol..............................     NTKI
- ------------------------------

(1) Based on shares outstanding as of June 21, 1996. Excludes (i) 1,880,952 shares of Common Stock issuable upon exercise of outstanding options, (ii) 2,571,403 shares of Common Stock reserved for future grants under the Company's stock option and purchase plans and (iii) 135,555 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants. The weighted average exercise price of all outstanding options and warrants is $2.74 per share. See "Management -- Stock Plans," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                              THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                  MARCH 31,
                                 ---------------------------------------   ------------------------
                                    1993          1994          1995          1995         1996
                                 -----------   -----------   -----------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Entertainment.............  $   --        $   --        $    96,505   $   --       $   216,800
     Information services......   10,360,257    11,391,780    10,976,711    3,204,151     2,514,382
                                 -----------   -----------   -----------   ----------   -----------
                                  10,360,257    11,391,780    11,073,216    3,204,151     2,731,182
                                 -----------   -----------   -----------   ----------   -----------
  Cost of revenues:
     Entertainment.............      --            --             85,176       --           213,003
     Information services......    5,747,293     6,558,541     6,489,472    1,863,647     1,591,641
                                 -----------   -----------   -----------   ----------   -----------
                                   5,747,293     6,558,541     6,574,648    1,863,647     1,804,644
                                 -----------   -----------   -----------   ----------   -----------
       Gross profit............    4,612,964     4,833,239     4,498,568    1,340,504       926,538
                                 -----------   -----------   -----------   ----------   -----------
  Operating expenses:
     Operating and
       development.............    1,350,057     1,777,654     2,267,852      536,721     1,247,573
     Sales and marketing.......    1,213,829     1,364,198     2,575,618      501,172       430,993
     General and
       administrative..........    1,471,150     1,564,658     1,337,731      343,241       507,255
     Charge for purchased
       research and
       development(1)..........      --            --            --            --         4,133,281
                                 -----------   -----------   -----------   ----------   -----------
       Operating income
          (loss)...............      577,928       126,729    (1,682,633)     (40,630)   (5,392,564)
  Interest income..............       43,761        73,359       106,370       27,683        24,904
  Interest expense.............      (82,890)      (48,398)      (18,237)      (3,544)      (16,552)
                                 -----------   -----------   -----------   ----------   -----------
       Income (loss) before
          income taxes.........      538,799       151,690    (1,594,500)     (16,491)   (5,384,212)
  Income taxes.................       33,913         9,280           300          663       --
                                 -----------   -----------   -----------   ----------   -----------
       Net income (loss).......  $   504,886   $   142,410   $(1,594,800)  $  (17,154)  $(5,384,212)
                                  ==========    ==========    ==========    =========    ==========
  Pro forma net loss per common
     share(2)..................                              $     (0.15)  $            $     (0.49)
                                                              ==========                 ==========
  Shares used in computing pro
     forma net loss per common
     share(2)..................                               10,939,989                 10,925,422
                                                              ==========                 ==========

                                                                       MARCH 31, 1996
                                                         -------------------------------------------
                                                           ACTUAL     PRO FORMA(3)   AS ADJUSTED(4)
                                                         ----------   ------------   ---------------
BALANCE SHEET DATA:
  Working capital......................................  $1,070,133   $ 16,970,133     $42,868,133
  Total assets.........................................   5,806,745     21,706,745      47,604,745
  Stockholders' equity.................................   2,416,338     18,316,338      44,214,338

- ------------------------------

(1) On February 13, 1996, N2K Inc., a New York corporation ("New York N2K"), which was founded in 1995 as a developer of online music entertainment content, was merged with and into Telebase Systems, Inc. ("Telebase"), a Pennsylvania corporation formed in 1984 as a provider of online information services (the "Merger"). In connection with the Merger, the Company incurred a one-time charge for purchased research and development. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(2) Reflects the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon consummation of the Offering. See Note 1 of Notes to Consolidated Financial Statements. If the Merger had occurred on January 1, 1995, the pro forma results would have been as follows:

                                                                               THREE MONTHS
                                                           YEAR ENDED             ENDED
                                                        DECEMBER 31, 1995     MARCH 31, 1995
                                                        -----------------     --------------
        Unaudited pro forma revenues..................     $11,216,842         $  2,799,809
                                                           ===========          ===========
        Unaudited pro forma net loss..................     $(2,839,579)        $ (1,634,819)
                                                           ===========          ===========
        Unaudited pro forma net loss per Common
          share.......................................     $     (0.26)        $      (0.15)
                                                           ===========          ===========

    The above pro forma information for both periods excludes the one-time charge of $4.1 million associated with the write-off of purchased research and development.

(3) Reflects (i) the sale of certain shares of Series E Preferred Stock and shares of Series F Preferred Stock subsequent to March 31, 1996, and (ii) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon consummation of the Offering.

(4) Adjusted to give effect to the sale of 2,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. See "Capitalization."
                         ------------------------------

     Music Boulevard(R), Telebase(R), EasyNet(R), Corporate EasyNet(R), ANALY$T(R), ARTIST Gateway(R) and Knowledge Gateway(R) are registered trademarks of the Company. Jazz Central StationSM and RocktropolisSM are service marks of the Company. All other trademarks or service marks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

     Prospective purchasers should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under this section entitled "Risk Factors," as well as those discussed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in the other sections of this Prospectus.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE RESULTS

     The Company has incurred significant losses and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of March 31, 1996, the Company had an accumulated deficit of $13.3 million. Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its service offerings, to establish marketing and distribution relationships and to build an administrative organization. Since the Merger, the Company has continued these efforts with an emphasis on increased spending for the development, marketing and sale of its music entertainment services, in particular those offered through its Music Boulevard, Jazz Central Station and other planned World Wide Web (the "Web") sites. To date, the Company has derived its revenues primarily from the provision of online business information and gateway retrieval services. The Company recently shifted the focus of its business to music entertainment delivered via the Internet and expects to derive an increasingly larger portion of its revenues from the music entertainment business, including from its planned N2K Encoded Music label and sales of advertising on its music-related websites. Due to the Company's recent shift in business focus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified employees, continue to upgrade its technologies and commercialize its products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in developing and expanding its music entertainment business, including its planned N2K Encoded Music label and sales of advertising on its music-related websites, the Company's ability to achieve profitability would be materially adversely affected. In addition, the Company currently intends to increase substantially its operating expenses to develop new music genre sites, to enhance existing sites, to fund increased sales and marketing and to expand its music entertainment operations. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will ever be able to achieve or maintain profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE INTERNET; UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR COMMERCE AND ADVERTISING

     Use of the Internet by consumers is at a very early stage of development, and market acceptance of the Internet as a medium for commerce and advertising is subject to a high level of uncertainty. The rapid growth of global commerce and the exchange of information on the Internet and other online networks is new and evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace. The Company believes that its future success will depend on its ability to significantly increase revenues from its music entertainment operations, which will require the development and widespread acceptance of the Internet and online services as a medium for commerce and advertising. In particular, the Company's future financial success will be dependent on profits from the sale of recorded music under its own label, N2K

Encoded Music, and the sale of advertising on its Internet websites. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth. In addition, the viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the Company's business, results of operations and financial condition could be materially adversely affected. In addition, in order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet and, specifically, to the Company's Internet websites. The Company has just recently begun to sell advertising on its websites and has not recognized material advertising revenues to date. There can be no assurance that the Company will be successful in generating significant advertising revenues to date and the failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that advertisers and advertising agencies will accept the Internet as a medium. If Internet advertising is not widely accepted by advertisers and advertising agencies, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Industry
Overview -- The Internet."

UNCERTAIN ACCEPTANCE OF THE COMPANY'S INTERNET CONTENT

     The Company's future success will be significantly dependent upon its ability to create and deliver entertaining and compelling Internet music-related content in order to attract users to its websites to purchase recorded music and related merchandise and to attract advertisers to the websites. The Company launched its first music website, Music Boulevard, in August 1995 and has limited experience in the online music entertainment business. There can be no assurance that the Company's content will be attractive to a sufficient number of users to generate significant merchandising and advertising revenues. There can also be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to continually attract a sufficient number of users to its websites. If the Company is unable to develop Internet content that allows it to attract, retain and expand a loyal user base, its business, results of operations and financial condition will be materially adversely affected.

COMPETITION

     The market for Internet and online content and service providers is highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. With no substantial barriers to entry, the Company expects that competition will continue to intensify. In addition to competing with numerous independent Internet retailers and traditional music retail chains with websites on the Internet, the Company competes with traditional retail stores, including chains and megastores, catalog merchandisers, music clubs and telephone retailers. N2K Encoded Music will compete with the major, and other independent, record labels. The Company believes that the primary competitive factors in providing music entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. The Company's success in this market will depend heavily upon its ability to provide high quality, entertaining content, along with cutting-edge technology and value-added Internet and online services. Other factors that will affect the Company's success in this market include the Company's continued ability to attract experienced marketing, sales and management talent, and the expansion of global support, training and field service capabilities. The Company's failure to compete successfully in the online music entertainment business would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the competition for advertising revenues both on the Internet websites and in more traditional media is intense. To the extent the Company is not able to attract significant sources of revenues from paid advertisements on its websites, the Company's business, results of operations and financial condition will be materially adversely affected.

     The market for online information services is both highly competitive and highly fragmented. As the Company has no exclusive relationships with any of its information suppliers, many of the Company's competitors offer, or could offer, content that is similar or the same as that offered by the Company, which could adversely affect the Company's distribution agreements and utilization by its end users. In addition, the growing reach and use of the Internet has further intensified competition in this industry. Consumers have gained free access to certain information provided directly on the Internet by certain content providers. To the extent that content providers, including but not limited to the Company's current suppliers, provide information to users at a lower cost than the Company or at minimal or no cost, the Company's business, results of operations and financial condition could be materially adversely affected.

     Many of the Company's current and potential competitors in the music entertainment and online information services businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than the Company. There can be no assurance that the Company will be able to compete successfully.

DEPENDENCE ON KEY CUSTOMERS

     The Company presently sells its information services, which accounted for approximately 99.1% of its revenues in 1995, on a non-exclusive basis to large companies in the online service industry. In the three months ended March 31, 1996, CompuServe Incorporated ("CompuServe") and NIFTY Corporation ("NIFTY") accounted for $1.9 million and $301,000, representing 68.9% and 11.0%, respectively, of revenues. In 1995, CompuServe and NIFTY accounted for $8.5 million and $1.2 million, representing 76.3% and 10.5%, respectively, of revenues. Similarly, in 1994, CompuServe and NIFTY accounted for $8.5 million and $1.1 million, representing 74.5% and 9.6%, respectively, of the Company's revenues. As of March 31, 1996, the Company had accounts receivable from CompuServe and NIFTY of $1.3 million and $95,000, respectively. As of December 31, 1995, the Company had accounts receivable from CompuServe and NIFTY of $1.2 million and $88,000, respectively. As of December 31, 1994, the Company had accounts receivable from CompuServe and NIFTY of $1.5 million and $69,000, respectively. The proliferation of and competition among content providers has intensified and many content providers are delivering information directly to consumers on the Internet at minimal or no cost. At the same time, advances in technology have made it easier for online service providers to develop information retrieval interfaces. Since the Company does not have any long-term agreements with, or commitments from, CompuServe or NIFTY, no assurance can be given that CompuServe and NIFTY will remain customers of the Company. The loss of either CompuServe or NIFTY as Company customers would have a material adverse effect on the Company's business, results of operations and financial condition. Further, the Company relies on the marketing efforts of CompuServe and NIFTY to the end user. To the extent that CompuServe or NIFTY change their offerings or strategy, reduce their marketing efforts or experience system failures, the Company's online information services business may be materially adversely affected. See "Business -- N2K Information Services."

DEPENDENCE ON KEY SUPPLIERS

     In the Company's information services business, Knight-Ridder Information, Inc. ("Knight-Ridder"), a database content provider, accounted for 53.1%, 60.2% and 59.3% of the cost of revenues for the three months ended March 31, 1996 and for the years ended December 31, 1995 and 1994, respectively. The Company renegotiates its supply agreement with Knight-Ridder on an annual basis. No assurance can be made that Knight-Ridder will continue its supply relationship with the Company. The termination of such relationship or a material increase in the cost of Knight-Ridder's services would have a material adverse effect on the Company's business, results of operations and financial condition.

     In its music entertainment business, the Company currently has a contract with Valley Record Distributors ("Valley"), which is currently the Company's single-source provider of order fulfillment for direct-to-consumer recorded music products. The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley or establishing a new fulfillment relationship with a comparable fulfillment operation. There can be no assurance that the Company will maintain its relationship with Valley beyond the term of its existing agreement, which was entered into in May 1995 for a three-year period. The termination of such relationship would, absent establishing a substitute relationship with one or more of the few other fulfillers in the industry, have a material adverse effect on the Company's business, results of operations and financial condition. The Company believes that alternative suppliers of fulfillment services would be available on terms satisfactory to the Company should its relationship with Valley terminate. Nevertheless, an unanticipated termination of the Company's relationship with Valley, particularly during the fourth quarter in which a high percentage of recorded music sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative fulfillment house. In addition, to the extent that Valley does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of its customers, including the Company, such capacity constraint would have a material adverse effect on the Company's business, results of operations and financial condition.

MANAGEMENT OF GROWTH; CHANGING BUSINESS FOCUS; ACQUISITIONS

     The Company has recently experienced a period of rapid and significant growth, including a substantial increase in the number of its employees. Such growth has placed, and may continue to place, significant demands on the Company's management, operations and systems. In addition, the Company has shifted the focus of its business operations to music entertainment. The Company has only recently consummated the Merger and acquired the rock website, Rocktropolis. In addition, the Company is launching a graphical user interface for Music Boulevard on July 1, 1996. To the extent that the Company continues to grow internally or through additional acquisitions, the Company will be faced with risks, including risks associated with the assimilation of new operations, sites and personnel, the diversion of resources from the Company's existing business and the inability of management to integrate any acquired businesses. The Company's ability to compete effectively will depend, in part, upon its ability to overcome these risks and to revise, improve and effectively use its operational, management, marketing and financial systems, both domestically and on an international basis, as necessitated by changes in the Company's business. There can be no assurance that the Company will be able to effectively manage such growth and changes. Any failure of the Company to effectively manage its growth and to respond to changes in its business focus would have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS INHERENT IN THE RECORDED MUSIC INDUSTRY AND RECORD LABEL LAUNCH

     The recorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. Accordingly, there can be no assurance as to the financial success of any particular release, the timing of any such success or the popularity of any particular artist, or the Company's ability to attract and sign artists to N2K Encoded Music. Furthermore, the Company believes that it is standard practice in the recorded music industry for record companies to pay substantial advances to artists. If the Company were to pay its artists such advances, it could incur significant expenses which could materially adversely affect the Company's results of operations. If the Company were not to pay such advances, it would be competing for artistic talent at a disadvantage to other record labels that do pay such advances. The Company has not yet produced or introduced any titles under the N2K Encoded Music label. There can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases. The Company has no distribution arrangement for N2K Encoded Music. The Company is presently evaluating potential distribution arrangements. The success of the

Company's N2K Encoded Music is dependent upon developing and maintaining such distribution relationships. Management believes that it will be able to develop and maintain such relationships on terms satisfactory to the Company. The failure of the Company to develop and/or maintain such distribution relationships would have a material adverse effect on the Company's business, results of operations and financial condition. The record industry is dominated by a small number of large record companies that have significantly greater experience and financial, marketing and distribution resources than the Company. There can be no assurance of the Company's ability to complete effectively in that market. The failure of the Company to establish and grow N2K Encoded Music would have a material adverse on the Company's growth, financial condition and results of operations. See "Business -- Entertainment Products and
Services -- Planned Record Label."

EVOLVING MARKETS FOR INFORMATION SERVICES

     The Company's information services are offered in markets that are rapidly evolving and are characterized by an increasing number of market entrants that have introduced or developed services addressing information search and retrieval requirements over private and public networks, online services and the Internet. At the same time, many content providers, particularly general reference content providers, have begun to provide direct access to information on the Internet at minimal or no cost. The Company's revenues from general reference information services have declined. In response to changes in the information services market, the Company has unbundled its services, reduced its prices and re-focused its marketing strategy to emphasize premium-priced databases and new Web-based products and services for the business and SOHO markets. There can be no assurance that the Company will be able to maintain or grow its information services business. Failure to maintain or grow its information services business would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on the continued contributions of its senior management team, and technical and marketing personnel. In particular, the Company's music entertainment business is highly dependent upon the services and music industry expertise of Larry Rosen, Dave Grusin and Jon Diamond. The Company does not maintain "key man" life insurance for any of its employees. The Company does have employment agreements with Messrs. Rosen, Diamond and Grusin and certain other members of senior management. However, such employment agreements do not necessarily assure the services of such employees. The Company's success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. Despite employment agreements and non-competition arrangements with certain members of management, the Company's employees may voluntarily terminate their employment with the Company at any time. There can be no assurance that the Company will be able to retain its key personnel. The loss of one or more key employees could have a material adverse effect on the Company. See "Business -- Employees" and "Management."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including demand for the Company's services, the timing of the introduction or enhancement of websites and services by the Company and its competitors, market acceptance of new services, the mix of products and services sold, seasonality of the information services markets and recorded music industry, seasonality in advertising sales, the timing of new releases by the Company's planned record label, technical difficulties and system downtime and general economic conditions. The Company has historically experienced decreases in revenues and net income from its information retrieval services during both the third and fourth fiscal quarters. In addition, the Company anticipates that revenues from its music entertainment business will track traditional consumer music-buying habits. Therefore, music revenues are expected to decline during the summer months of the second and third fiscal quarters and to increase during the late fourth-quarter peak holiday season. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter or quarters the Company's operating results will be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH GLOBAL EXPANSION

     A key component of the Company's strategy is its planned expansion into global markets. There can be no assurance that the Company will be able to successfully market, sell and distribute its services in global markets due to legal, contractual and practical considerations. The Company does not currently have any overseas distribution facility or arrangement and there can be no assurance that the Company will be able to expand its global presence. In addition, there are certain risks inherent in doing business on a global level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's global operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future global operations, and consequently, on the Company's business, results of operations and financial condition.

RISK OF SYSTEM FAILURE OR INADEQUACY

     The Company's operations are dependent on its ability to maintain its computer and telecommunications equipment in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, the growth of the Company's customer base, generated through its music entertainment and/or information services, may strain or exceed the capacity of its computer and telecommunications systems and lead to degradations in performance or systems failure. From time to time, the Company has experienced capacity constraints and failure of its information systems which has resulted in decreased levels of service delivery or interruptions in service to its customers. While the Company continually reviews and seeks to upgrade its technical infrastructure and provides for certain system redundancies and backup power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, substantially all of the Company's computer and telecommunications operations, including its processing operations, are located at its facility in Wayne, Pennsylvania. Although the Company maintains insurance, such insurance may not be adequate to compensate the Company for all property damage and business interruption losses that may occur.

UNCERTAIN ACCESS TO CONTENT

     The Company believes that it will be necessary to continue to license both information and entertainment content from content providers. While the Company intends to continue adding new content to its entertainment and information services, there can be no assurance the Company will be able to maintain its current agreements with content providers or enter into agreements with additional content providers. Failure to do so may have a material adverse affect on the Company's business, results of operations and financial condition.

SECURITY RISKS

     Despite the implementation of network security measures by the Company, its infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by its customers or others. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to the Company's customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

     The Company's success will depend upon its ability to develop and provide new services that meet customers' changing requirements. The music entertainment industry has been characterized by significant technological changes, such as the introduction of CDs which have had a significant impact on the industry and industry participants, and further technological changes are expected to occur. The Internet service market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technological expertise, to enhance its current services, to develop new services that meet changing customer needs and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. See "Business -- N2K Technology."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. The Company believes it is currently in compliance with such laws and that they do not have a material impact on its operations. Moreover, there are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Act of 1996, which was recently enacted, imposes criminal penalties for transmission of or allowing access to certain obscene communications over the Internet and other computer services and contains additional provisions intended to protect minors. Such provisions of the Tele-communications Act have been challenged on constitutional and other grounds and the outcome of such challenges is uncertain. The enactment of the Telecommunications Act, and any similar laws or regulations in the future, may decrease the growth of commercial online services and the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain and could expose the Company to substantial liability for which the Company might not be indemnified by content providers. See "-- Liability for Information Retrieved from the Internet." The Company believes that its use of material on its websites is protected under current provisions of copyright law. However, legal rights to certain aspects of online and Internet content and commerce are not clearly settled. There can be no assurance that the Company will be able to continue to maintain rights to information, including downloadable music samples and artist, record and other information. The failure to be able to offer such information would have a material adverse effect on the Company's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET

     Due to the fact that materials may be downloaded by the online or Internet services operated by the Company or the Internet access providers with which it has relationships and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims have been brought, and sometimes successfully pressed, against online services in the past. In addition, the Company could be exposed to liability with respect to the selection of listings that may be accessible through the Company's branded products and websites. For example, claims could be made against the Company if material deemed inappropriate for viewing by children could be accessed through Music Boulevard. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY MANAGEMENT

     The Company's executive officers and directors and their respective affiliates will beneficially own an aggregate of 39.3% of the Company's outstanding shares of Common Stock after the Offering (38.0% if the Underwriters' over-allotment option is exercised in full). Such stockholders, if voting together, may, as a practical matter, have sufficient voting power to elect the board of directors of the Company (the "Board of Directors"), exercise significant control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions and prevent or cause a change in control of the Company, all of which may adversely affect the market price of the Common Stock. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Delaware General Corporation Law (the "Delaware GCL") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's shareholders to fix the rights, privileges and preferences of and to issue shares of the Company's preferred stock, par value $.001 per share (the "Preferred Stock"), which may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Anti-Takeover Effects of Delaware Law."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. The Company has applied for listing of the Common Stock on the Nasdaq National Market under the trading symbol "NTKI." There can be no assurance, however, that an active public market will develop for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after the completion of the Offering. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors, if any, deemed relevant. See "Underwriting."

     Moreover, the trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new services or products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. See "-- Potential Fluctuations in Quarterly Results; Seasonality." Recent history relating to the market prices of other newly public companies indicates that the market price of the Company's Common Stock following the Offering may be highly volatile. At various times, the stock market has experienced volatility that has particularly affected the market prices for stock of particular industry groups, such as technology companies, particularly Internet-related companies, often without regard to a particular company's operating results.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     After the completion of the Offering, 12,421,711 shares of Common Stock will be outstanding. Of such shares, the 2,600,000 shares sold pursuant to the Offering will be tradeable without restriction by persons other than "affiliates" of the Company. The remaining 9,821,711 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. 4,941,777 shares of Common Stock will be available for immediate resale upon the consummation of the Offering without restriction pursuant to the exemption provided by Rule 144(k), subject in certain cases to expiration of the 180-day lock-up period. The directors and executive officers of the Company and
other stockholders of the Company, who collectively hold      shares, or
approximately      %, of the outstanding shares of Common Stock, have agreed not to, directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Cowen & Company. Upon expiration of the 180-day period, 4,899,983 shares of Common Stock will be eligible for immediate resale without restriction under the Securities Act, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act. The Company intends to file one or more Registration Statements on Form S-8 immediately following the Offering, registering under the Securities Act an aggregate of 4,452,354 shares of Common Stock covered by the Company's stock option and purchase plans. In addition, certain stockholders of the Company are entitled to both demand and incidental registration rights with respect to 5,808,179 shares of Common Stock. The Company has obtained the
consent of stockholders holding      shares, or      %, of the Common Stock
entitled to demand registration rights any time 180 days after the date of this Prospectus to delay the effectiveness of any registration statement pursuant to a demand request until the expiration of the 270-day period after the date of this Prospectus, to the extent requested by the Representatives. After the expiration of the 180-day period or the 270-day period, as applicable, such holders may exercise such rights, which could result in a large number of shares being sold in the public market and could have an adverse effect on the market price for the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate dilution in the pro forma net tangible book value per share of $7.45 at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. In addition, as of June 21, 1996, the Company had granted warrants to purchase 135,555 shares of Common Stock, and options to purchase 1,880,952 shares of Common Stock. If such warrants and options are exercised in full, purchasers of the Common Stock offered hereby would experience an immediate and substantial dilution in the net tangible book value per share of $7.56. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

POSSIBLE NEED FOR ADDITIONAL FUNDS

     Based on current levels of operations and planned growth, the Company anticipates that its existing capital resources, together with the proceeds of the Offering, will enable it to maintain its operations for at least two years from the date of this Prospectus. However, the Company may require additional funds to sustain and expand its sales and marketing and research and development activities, particularly if a well-financed competitor emerges or if there is a shift in the type of Internet or online information services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. The inability to obtain sufficient funds from operations or external sources would have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NO SPECIFIC USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the Offering of the 2,600,000 shares of Common Stock. Rather, the Company intends to use the net proceeds primarily for sales and marketing, research and development, working capital and other general corporate purposes, which may include acquisitions and strategic investments. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby, at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $25.9 million (approximately $29.9 million if the Underwriters' over-allotment option is exercised in full). The net proceeds from the Offering will be utilized for sales and marketing, research and development, working capital and other general corporate purposes. See "Risk Factors -- No Specific Use of Proceeds." From time to time, in the ordinary course of business, the Company evaluates possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company. A portion of the net proceeds may therefore be used to fund acquisitions or investments. The Company currently has no arrangements, agreements or understandings, and is not engaged in active negotiations, with respect to any such acquisition or investment.

     Pending the application of the net proceeds from the Offering, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing instruments or money market funds. To the extent necessary to avoid being subject to the registration requirements of the Investment Company Act of 1940, as amended, the Company would invest the balance in U.S. Treasury obligations. Returns on such investments may be less than those that might otherwise result if the Company were able to use such funds immediately in its operations.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future and intends to retain all available funds for use in the operation and development of its business. The Board of Directors intends to review the Company's dividend policy from time to time. Any payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent on the earnings and financial requirements of the Company and other factors, including restrictions imposed by the Delaware GCL on the payment of dividends, covenants restricting the payment of dividends in future loan documents and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     The pro forma net tangible book value of the Company at March 31,1996 was $18.0 million or $1.85 per share. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding on a pro forma basis, after giving effect to (i) the sale of certain shares of Series E Preferred Stock and shares of Series F Preferred Stock subsequent to March 31, 1996 and (ii) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the consummation of the Offering, but without giving effect to the acquisition of the rock website, Rocktropolis. Without giving effect to any changes in pro forma net tangible book value after March 31, 1996, other than to give effect to the sale of the Common Stock offered hereby at an assumed public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, the Company's adjusted pro forma net tangible book value as of March 31, 1996 would have been $43.9 million or $3.55 per share representing an immediate increase in net tangible book value of $1.70 per share to the existing stockholders and an immediate dilution to new investors of $7.45 per share. The following table illustrates the dilution to new investors:

    Assumed initial public offering price per share.......................          $11.00
      Pro forma net tangible book value per share before the Offering.....  $1.85
      Net increase in pro forma net tangible book value per share
         attributable to the Offering.....................................   1.70
                                                                            -----
    Pro forma net tangible book value per share after the Offering........            3.55
                                                                                    ------
    Dilution per share to new investors in the Offering(1)................          $ 7.45
                                                                                    ======

- ------------------------------

(1) Based on the assumptions set forth above, the dilution to new investors would be $7.56 per share if all outstanding warrants and options to purchase shares of Common Stock were exercised in full at a weighted average exercise price of $2.74 per share of Common Stock.

     The following table summarizes, on a pro forma basis (as described above) as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common Stock in the Offering, at an assumed initial public offering price of $11.00 per share and before deducting estimated underwriting discounts and commissions and offering expenses:

                                            SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                          --------------------    ---------------------      PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                          ----------   -------    -----------   -------    ---------
    Existing stockholders...............   9,761,989      79.0%   $32,647,414      53.3%     $3.34
    New investors.......................   2,600,000      21.0     28,600,000      46.7      11.00
                                          ----------   -------    -----------   -------
              Total.....................  12,361,989     100.0%   $61,247,414     100.0%
                                           =========    ======     ==========    ======

     The above tables excludes (i) 59,722 shares issued on June 21, 1996 in connection with the purchase of the rock website, Rocktropolis, (ii) 1,880,952 shares of Common Stock issuable upon exercise of outstanding stock options,
(iii) 2,571,403 shares of Common Stock reserved for future grants under the Company's stock option and purchase plans and (iv) 135,555 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants. The weighted average exercise price of all outstanding options and warrants is $2.74 per share. See "Management -- Stock Plans," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of March 31, 1996, (ii) the pro forma capitalization of the Company as of such date giving effect to (a) the sale of certain shares of Series E Preferred Stock and shares of Series F Preferred Stock subsequent to March 31, 1996 and (b) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the consummation of the Offering but without giving effect to the purchase of the rock website, Rocktropolis, and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. This table should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. See "Description of Capital Stock."

                                                                     MARCH 31, 1996
                                                       ------------------------------------------
                                                          ACTUAL       PRO FORMA     AS ADJUSTED
                                                       ------------   ------------   ------------
Stockholders' equity:
  Preferred stock, $0.001 par value; 20,000,000
     shares authorized, 9,154,555 shares issued and
     outstanding, actual; none issued and
     outstanding, pro forma and as adjusted..........  $      9,155   $         --   $         --
  Common stock, $0.001 par value; 100,000,000 shares
     authorized; 3,886,548 shares issued and
     outstanding, actual; 9,761,989 shares issued and
     outstanding, pro forma; and 12,361,989 shares
     issued and outstanding, as adjusted(1)..........         3,887          9,762         12,362
  Additional paid-in capital.........................    15,683,925     31,587,205     57,482,605
  Accumulated deficit................................   (13,280,629)   (13,280,629)   (13,280,629)
                                                       ------------   ------------   ------------
     Total stockholders' equity......................     2,416,338     18,316,338     44,214,338
                                                       ------------   ------------   ------------
          Total capitalization.......................  $  2,416,338   $ 18,316,338   $ 44,214,338
                                                        ===========    ===========    ===========

- ------------------------------

(1) Excludes (i) 59,722 shares issued on June 21, 1996 in connection with the purchase of the rock website, Rocktropolis, (ii) 1,880,952 shares of Common Stock issuable upon exercise of outstanding stock options, (iii) 2,571,403 shares of Common Stock reserved for future grants under the Company's stock option and purchase plans and (iv) 135,555 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants. The weighted average exercise price of all outstanding options and warrants is $2.74 per share. See "Management -- Stock Plans," "Description of Capital Stock" and
     Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1996, have been derived from the Company's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1995 and the three months ended March 31, 1996 and the related balance sheets at December 31, 1994 and 1995 and March 31, 1996, which have been audited by Arthur Andersen LLP, have been included elsewhere in this Prospectus. The selected statement of operations data for the three months ended March 31, 1995 have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for this interim period. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                          THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                MARCH 31,
                                  ------------------------------------------------------------------   ------------------------
                                     1991         1992          1993          1994          1995          1995         1996
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Entertainment...............  $   --       $   --        $   --        $   --        $    96,505   $   --       $   216,800
    Information services........   8,924,784     8,248,631    10,360,257    11,391,780    10,976,711    3,204,151     2,514,382
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
                                   8,924,784     8,248,631    10,360,257    11,391,780    11,073,216    3,204,151     2,731,182
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
  Cost of revenues:
    Entertainment...............      --           --            --            --             85,176       --           213,003
    Information services........   4,050,474     4,729,420     5,747,293     6,558,541     6,489,472    1,863,647     1,591,641
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
                                   4,050,474     4,729,420     5,747,293     6,558,541     6,574,648    1,863,647     1,804,644
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
      Gross profit..............   4,874,310     3,519,211     4,612,964     4,833,239     4,498,568    1,340,504       926,538
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
  Operating expenses:
    Operating and
      development(1)............   1,821,417     1,553,216     1,350,057     1,777,654     2,267,852      536,721     1,247,573
    Sales and marketing.........   1,517,195     1,380,892     1,213,829     1,364,198     2,575,618      501,172       430,993
    General and
      administrative............   1,529,451     1,777,701     1,471,150     1,564,658     1,337,731      343,241       507,255
    Charge for purchased
      research and
      development(2)............      --           --            --            --            --            --         4,133,281
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
      Operating income (loss)...       6,247    (1,192,598)      577,928       126,729    (1,682,633)     (40,630)   (5,392,564)
  Interest income...............     101,959        65,658        43,761        73,359       106,370       27,683        24,904
  Interest expense..............     (74,893)     (105,658)      (82,890)      (48,398)      (18,237)      (3,544)      (16,552)
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
      Income (loss) before
        income taxes............      33,313    (1,232,598)      538,799       151,690    (1,594,500)     (16,491)   (5,384,212)
  Income taxes..................      --           --             33,913         9,280           300          663       --
                                  ----------   -----------   -----------   -----------   -----------   ----------   -----------
  Net income (loss).............  $   33,313   $(1,232,598)  $   504,886   $   142,410   $(1,594,800)  $  (17,154)  $(5,384,212)
                                   =========    ==========    ==========    ==========    ==========    =========    ==========
  Pro forma net loss per common
    share(3)....................                                                         $     (0.15)               $     (0.49)
                                                                                          ==========                 ==========
  Shares used in computing pro
    forma net loss per common
    share(3)....................                                                          10,939,989                 10,925,422
                                                                                          ==========                 ==========

                                                               DECEMBER 31,                                 MARCH 31, 1996
                                      --------------------------------------------------------------   -------------------------
                                         1991         1992         1993         1994         1995        ACTUAL     PRO FORMA(4)
                                      ----------   ----------   ----------   ----------   ----------   ----------   ------------
BALANCE SHEET DATA:
  Working capital (deficit).........  $  640,704   $ (263,801)  $  171,779   $1,812,216   $   20,200   $1,070,133   $16,970,133
  Total assets......................   4,245,506    3,592,953    3,909,098    4,776,923    3,658,660    5,806,745    21,706,745
  Long-term debt, excluding current
    portion.........................     225,000       75,000           --           --           --           --            --
  Stockholders' equity..............   1,262,842       37,244      542,130    2,243,704      648,984    2,416,338    18,316,338

- ------------------------------

(1) For the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996, the Company incurred costs of $1.3 million, $286,000 and $496,000 relating to research and development. These amounts are included in operating and development expenses. For the periods prior to 1995, the Company did not separately identify research and development costs.

(2) On February 13, 1996, New York N2K, which was founded in 1995 as a developer of online music entertainment content, was merged with and into Telebase, a Pennsylvania corporation formed in 1984 as a provider of online information services. In connection with the Merger, the Company incurred a one-time charge for purchased research and development. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(3) Reflects the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the consummation of the Offering. See Note 1 of Notes to Consolidated Financial Statements. If the Merger had occurred on January 1, 1995, the pro forma results would have been as follows:

                                                                               THREE MONTHS
                                                           YEAR ENDED             ENDED
                                                        DECEMBER 31, 1995     MARCH 31, 1996
                                                        -----------------     --------------
        Unaudited pro forma revenues..................     $11,216,842         $  2,799,809
                                                         =============          ===========
        Unaudited pro forma net loss..................     $(2,839,579)        $ (1,634,819)
                                                         =============          ===========
        Unaudited pro forma net loss per Common
          Share.......................................     $     (0.26)        $      (0.15)
                                                         =============          ===========

    The above pro forma information for both periods excludes the one-time charge of $4.1 million associated with the write-off of purchased research and development.

(4) Reflects (i) the sale of certain shares of Series E Preferred Stock and shares of Series F Preferred Stock subsequent to March 31, 1996, and (ii) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon consummation of the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     N2K is a music entertainment company focused on providing original content, interactive programming and recorded music using the Internet as a new global marketing, promotion and distribution medium. By combining its music industry and technical expertise, N2K has created an interactive, entertaining and content-rich online environment, which includes its award-winning merchandising website, Music Boulevard, music genre websites, Jazz Central Station and Rocktropolis, and individual artist websites for such artists as David Bowie and The Rolling Stones. In February 1996, N2K Inc., which was founded in 1995 as a developer of online music entertainment content was merged with Telebase, which was founded in 1984 as a provider of online information services. In 1995, recognizing increasing opportunities in the consumer entertainment market, Telebase expanded its online strategy to include music entertainment and began expending significant resources to enter this market.

     The Company launched its first Internet website, Music Boulevard, in August 1995, and introduced its first music genre website, Jazz Central Station, in January 1996. The Company's revenues from its online music entertainment business have grown from approximately $85,000 for the three months ended December 31, 1995 to approximately $217,000 for the three months ended March 31, 1996. To date, the primary source of entertainment revenues has been the sale of CDs and cassettes produced by others. Margins on such sales are impacted by payments to a third party for fulfillment of customer orders, telecommunications and credit card processing charges. Margins have also been impacted on a historical basis due to customer subscription programs, which have now been discontinued. In the future, the Company expects to also generate music entertainment revenues from the sale of N2K Encoded Music CDs, the sale of advertising on its websites and the sale of music-related merchandise, which the Company believes will contribute to higher margins. The Company believes that its future financial performance will be determined in large part by its success in selling recorded music under its planned label, and by selling advertising space on its websites.

     Historically, substantially all of the Company's revenues have been generated through the sale of online information services. The Company's principal information service is EasyNet, a premium-priced general reference retrieval service licensed to online content distributors, primarily CompuServe and NIFTY. The online information services business has been undergoing a transition as more reference content has become directly available to consumers on the Internet at minimal or no cost, thus competing with established online services such as CompuServe. In response to this transition, the Company unbundled its EasyNet services on CompuServe beginning in June 1995 and lowered its prices, thereby significantly reducing the Company's revenues. The Company has re-focused its information services on premium-priced databases serving specific business needs, such as business credit and intellectual property, for which the Company believes the market is less price sensitive than for general reference databases. In addition, the Company has recently introduced desktop software providing customized database services focused on the specialized needs of the SOHO market. The Company markets these services through Knight-Ridder (Custom DIALOG and DIALOG Quickstarts) and plans to market these services through other large publishers in the future. See "Business -- N2K Information Services." The Company generates information services revenues through transactional charges to the distributors for their customers' use of the service and royalty fees for use of the Company's desktop software.

     The Company believes that its experience in developing and providing information services is critical to its ability to develop its online music entertainment business. To date, however, the Company has only a limited operating history in its entertainment business upon which an evaluation of N2K and its prospects can be based. Accordingly, N2K believes that the results of its operations for the past five years, during which time the Company had almost no online music entertainment revenues, are not meaningful indications of future performance. See "Risk Factors -- History of Losses; Uncertainty of Future Results" and "Risk Factors -- Management of Growth; Changing Business Focus; Acquisitions."

     On February 13, 1996, New York N2K, which was founded in 1995 as a developer of online music entertainment content, was merged with and into Telebase, a provider of online information services. Pursuant to the Merger, the stockholders of New York N2K received shares of Common Stock and shares of Series E Preferred Stock. The Merger was accounted for as a purchase transaction with a total purchase price, including transaction costs, of approximately $4.4 million. In connection with the Merger, $4.1 million was charged to expense as of the date of the transaction as a one-time charge to record the write-off of purchased research and development. The Company also recorded goodwill of $280,000 that is being amortized over five years on a straight-line basis. The results of the acquired business and the shares issued in connection with the transaction have been included in the Company's financial statements since February 13, 1996.

     On June 21, 1996, the Company acquired the rock website, Rocktropolis, from Rocktropolis Enterprises, LLC, for $633,000 in cash and 59,722 shares of Common Stock. The acquisition will be accounted for as a purchase. The Company will charge to expense as of the date of the acquisition a significant portion of the purchase price as a one-time charge to record the write-off of purchased research and development. Such charge to expense will be recorded in the quarter ending June 30, 1996.

QUARTERLY RESULTS

     The following table sets forth certain financial information for each of the Company's last five quarters. This unaudited quarterly information has been prepared on the same basis as the audited financial statements presented elsewhere in this Prospectus and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the information for the periods covered. The table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              THREE MONTHS ENDED
                                     --------------------------------------------------------------------
                                     MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                        1995         1995          1995            1995          1996
                                     ----------   ----------   -------------   ------------   -----------
Revenues:
  Entertainment....................  $       --   $       --    $    11,602     $   84,903    $   216,800
  Information services.............   3,204,151    2,795,913      2,587,936      2,388,711      2,514,382
                                     ----------   ----------   -------------   ------------   -----------
                                      3,204,151    2,795,913      2,599,538      2,473,614      2,731,182
                                     ----------   ----------   -------------   ------------   -----------
Cost of revenues:
  Entertainment....................          --           --         11,187         73,989        213,003
  Information services.............   1,863,647    1,638,363      1,542,791      1,444,671      1,591,641
                                     ----------   ----------   -------------   ------------   -----------
                                      1,863,647    1,638,363      1,553,978      1,518,660      1,804,644
                                     ----------   ----------   -------------   ------------   -----------
     Gross profit..................   1,340,504    1,157,550      1,045,560        954,954        926,538
                                     ----------   ----------   -------------   ------------   -----------
Operating expenses:
  Operating and development........     536,721      594,196        580,269        556,666      1,247,573
  Sales and marketing..............     501,172      577,642        658,054        838,750        430,993
  General and administrative.......     343,241      344,364        342,397        307,729        507,255
  Charge for purchased research and
     development...................      --           --            --             --           4,133,281
                                     ----------   ----------   -------------   ------------   -----------
     Operating income (loss).......     (40,630)    (358,652)      (535,160)      (748,191)    (5,392,564)
Interest income/expense (net)......      24,139       26,768         23,277         13,949          8,352
                                     ----------   ----------   -------------   ------------   -----------
     Income (loss) before income
       taxes.......................     (16,491)    (331,884)      (511,883)      (734,242)    (5,384,212)
Income taxes.......................         663          225            504         (1,092)            --
                                     ----------   ----------   -------------   ------------   -----------
Net income (loss)..................  $  (17,154)  $ (332,109)   $  (512,387)    $ (733,150)   $(5,384,212)
                                      =========    =========     ==========     ==========     ==========

     In August 1995, the Company launched its first Internet website, Music Boulevard, and introduced Jazz Central Station, its first music genre website, in January 1996. The Company's sales relating to its entertainment services, which have been primarily from the sale of CDs and cassettes produced by others, have grown from $85,000 for the three months ended December 31, 1995 to $217,000 for the three months ended March 31, 1996. Revenues for information services declined each quarter in 1995, reflecting a less favorable environment for commercial information services and the Company's decision to unbundle its premium-priced services on CompuServe beginning in June 1995. CompuServe accounted for approximately 76.3% of the Company's revenues in 1995. See "Risk Factors -- Dependence on Key Customers."

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including demand for the Company's services, the timing of the introduction or enhancement of websites and services by the Company and its competitors, market acceptance of new services, the mix of services sold, seasonality of the information retrieval services markets and recorded music industry, seasonality in recorded music advertising sales, the timing of new releases by the Company's planned record label, technical difficulties and system downtime and general economic conditions. In addition, the Company only recently entered the music entertainment business, the Company anticipates that revenues from its music entertainment business will track traditional consumer buying habits. Therefore, music revenues are expected to decline during the summer months of the second and third quarters and to increase during the late fourth-quarter peak holiday season. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. See "Risk Factors -- Potential Fluctuations in Quarterly Results; Seasonality."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items derived from the Company's statements of operations as a percentage of revenues.

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                        YEAR ENDED DECEMBER 31,       MARCH 31,
                                                        -----------------------    ---------------
                                                        1993     1994     1995     1995      1996
                                                        -----    -----    -----    -----    ------
Revenues:
  Entertainment.......................................     --%      --%     0.9%      --%      7.9%
  Information services................................  100.0    100.0     99.1    100.0      92.1
                                                        -----    -----    -----    -----    ------
                                                        100.0    100.0    100.0    100.0     100.0
                                                        -----    -----    -----    -----    ------
Cost of revenues:
  Entertainment.......................................     --       --      0.8       --       7.8
  Information services................................   55.5     57.6     58.6     58.2      58.3
                                                        -----    -----    -----    -----    ------
                                                         55.5     57.6     59.4     58.2      66.1
                                                        -----    -----    -----    -----    ------
     Gross profit.....................................   44.5     42.4     40.6     41.8      33.9
                                                        -----    -----    -----    -----    ------
Operating expenses:
  Operating and development...........................   13.0     15.6     20.5     16.8      45.7
  Sales and marketing.................................   11.7     12.0     23.2     15.6      15.7
  General and administrative..........................   14.2     13.7     12.1     10.7      18.6
  Charge for purchased research and development.......     --       --       --       --     151.3
                                                        -----    -----    -----    -----    ------
     Operating income (loss)..........................    5.6      1.1    (15.2)    (1.3)   (197.4)
Interest income.......................................    0.4      0.6      1.0      0.9       0.9
Interest expense......................................   (0.8)    (0.4)    (0.2)    (0.1)     (0.6)
                                                        -----    -----    -----    -----    ------
     Income (loss) before income taxes................    5.2      1.3    (14.4)    (0.5)   (197.1)
Income taxes..........................................    0.3       --       --       --        --
                                                        -----    -----    -----    -----    ------
Net income (loss).....................................    4.9      1.3    (14.4)    (0.5)   (197.1)
                                                        =====    =====    =====    =====    ======

  Three Months Ended March 31, 1996 Compared with Three Months Ended March 31, 1995

     Revenues. Entertainment revenues for the three months ended March 31, 1996 totaled $217,000. The Company had no entertainment revenues for the three months ended March 31, 1995. Information services revenues declined 21.5% from $3.2 million for the three months ended March 31, 1995 to $2.5 million for the three months ended March 31, 1996 due primarily to the Company's unbundling of its premium-priced services and lowering of prices on CompuServe in June 1995 and lower volume. CompuServe and NIFTY accounted for approximately 68.9% and 11.0%, respectively, of revenues for the three months ended March 31, 1996. See "Risk Factors -- Dependence on Key Customers."

     Cost of Revenues. Cost of revenues for entertainment totaled $213,000 (98.2% of entertainment revenues) for the three months ended March 31, 1996. Cost of revenues for entertainment consists of payments to a third-party fulfillment operation for the shipment to the Company's customers of music CDs and cassettes produced by others, telecommunications and credit card processing charges and costs associated with customer subscription programs, which programs have been discontinued.

     Cost of revenues for information services declined 14.6% from $1.9 million for the three months ended March 31, 1995 (58.2% of information services revenues) to $1.6 million for the three months ended March 31, 1996 (63.3% of information services revenues). Cost of revenues for information services consists primarily of payments to information providers for content used in the Company's information services and payments to telecommunications carriers. Cost of revenues for information services as a percentage of information services revenues increased reflecting decreased prices related to the Company's decision to unbundle premium-priced services offered on CompuServe beginning in June 1995.

     Operating and Development Expenses. Operating and development expenses increased 132.4% from $537,000 for the three months ended March 31, 1995 (16.8% of total revenues) to $1.2 million for the three months ended March 31, 1996 (45.7% of total revenues), due to increased staffing resulting from the Merger and a reorganization of resources within the Company to increase development of music websites. Operating and development expenses consist primarily of software engineering, multimedia production, graphic design and computer operations used in the development, operation and maintenance of the Company's services.

     Sales and Marketing Expenses. Sales and marketing expenses declined 14.0% from $501,000 for the three months ended March 31, 1995 (15.6% of total revenues) to $431,000 for the three months ended March 31, 1996 (15.7% of total revenues) due to the reorganization of resources within the Company to increase development of music websites and to delays in filling vacant positions in sales and marketing. The Company expects that levels of sales and marketing expenditures will significantly increase in future periods.

     General and Administrative Expenses. General and administrative expenses increased 47.8% from $343,000 for the three months ended March 31, 1995 (10.7% of total revenues) to $507,255 for the three months ended March 31, 1996 (18.6% of total revenues) due to the addition of personnel as a result of the Merger.

     The Company incurred a one-time charge in 1996 of $4.1 million to record the write-off of purchased research and development resulting from the Merger. The amount represented the estimated fair values related to incomplete research and development projects that were acquired as determined by independent appraisals. The technology acquired will require substantial additional development by the Company. On June 21, 1996 the Company acquired the rock website, Rocktropolis. The acquisition will be accounted for as a purchase. The Company will charge to expense as of the date of the acquisition a significant portion of the purchase price as a one-time charge to record the write-off of purchased research and development. Such charge to expense will be recorded in the quarter ending June 30, 1996.

     Interest income and expense consist of interest income on short-term liquid investments of the Company's excess cash and interest expense incurred by the financing of equipment through capital leases and the use of the Company's revolving credit line. There was no significant change in interest income from 1995 to 1996. Interest expense increased due to the addition of capital leases from the Merger and the use of the Company's revolving credit line in 1996 to fund working capital.

  Fiscal 1995 Compared with Fiscal 1994

     Revenues. Entertainment revenues for 1995 totaled $97,000, reflecting the Company's launch of its entertainment services in August 1995. The Company had no entertainment revenues prior to 1995. Information services revenues declined 3.6% from $11.4 million in 1994 to $11.0 million in 1995, primarily due to a decline in revenues from one distributor that no longer accounts for a significant portion of the Company's information services revenues. In 1995, the Company reduced prices as it unbundled its premium-priced services on CompuServe in June 1995. CompuServe and NIFTY accounted for 76.3% and 10.5%, respectively, of information services revenues in 1995.

     Cost of Revenues. Cost of revenues for entertainment totaled $85,000 in 1995 (88.3% of entertainment revenues, reflecting primarily payments to a third-party fulfillment operation for the shipment to the Company's customers of music CDs and cassettes produced by others and telecommunications and credit card processing charges. Cost of revenues for information services declined 1.1% from $6.6 million in 1994 (57.6% of information services revenues) to $6.5 million in 1995 (59.1% of information services revenues). The increase in cost of information services revenues as a percentage of information services revenues reflects the Company's strategic decision to reduce margins for competitive reasons.

     Operating and Development Expenses. Operating and development expenses increased 27.6% from $1.8 million in 1994 (15.6% of total revenues) to $2.3 million in 1995 (20.5% of total revenues). The increase reflects the expansion of the Company's engineering staff and the development and launch of Music Boulevard.

     Sales and Marketing Expenses. Sales and marketing expenses increased 88.9% from $1.4 million in 1994 (12.0% of total revenues) to $2.6 million in 1995 (23.2% of total revenues). The Company sells its information services products through distributors that bear the majority of the marketing expenses to reach customers. In its entertainment business, the Company incurs the expenses of marketing directly to its customers, and the increase in sales and marketing expenses reflects primarily costs associated with the launch of Music Boulevard.

     General and Administrative Expenses. General and administrative expenses declined 14.5% from $1.6 million in 1994 (13.7% of revenues) to $1.3 million in 1995 (12.1% of revenues). The decline reflects the Company's efforts to reduce general and administrative expenses in order to provide additional funds for its research and development activities.

  Fiscal 1994 Compared with Fiscal 1993

     Revenues. Information services revenues increased 10.0% from $10.4 million in 1993 to $11.4 million in 1994, primarily due to growth of the Company's two largest distributors, CompuServe and NIFTY, which accounted for 74.5% and 9.6%, respectively, of revenues in 1994.

     Cost of Revenues. Cost of revenues for information services increased 14.1% from $5.7 million in 1993 (55.5% of information services revenues) to $6.6 million in 1994 (57.6% of information services revenues). The increase in cost of information services revenues was due primarily to price increases from information providers that the Company did not pass on to its customers.

     Operating and Development Expenses. Operating and development expenses increased 31.7% from $1.4 million in 1993 (13.0% of total revenues) to $1.8 million in 1994 (15.6% of total revenues). The increase reflects the expansion of the Company's engineering staff.

     Sales and Marketing Expenses. Sales and marketing expenses increased 12.4% from $1.2 million in 1993 (11.7% of total revenues) to $1.4 million in 1994 (12.0% of total revenues), due to increased spending to market services on CompuServe through print advertising.

     General and Administrative Expenses. General and administrative expenses increased 6.4% from $1.5 million in 1993 (14.2% of revenues) to $1.6 million in 1994 (13.7% of revenues).

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations and capital expenditures primarily from equity financings, cash generated from operations, lease financings and a revolving bank credit line described herein. At March 31, 1996, the Company had a cash balance of $1.5 million. Subsequent to March 31, 1996, the Company had raised net proceeds of $15.9 million through the private placement of Preferred Stock to fund the future growth of its business. Cash on hand plus the proceeds of the Offering are expected to provide the funds needed to finance the Company's planned operations and capital expenditures for at least the next two years. The Company expects negative cash flow from operations to continue for the foreseeable future, as it continues to develop and market its online entertainment operations. See "Risk Factors -- History of Losses; Uncertainty of Future Results," "-- Possible Need for Additional Funds" and "Use of Proceeds."

     The Company has a commitment for a $1.0 million revolving line of credit with CoreStates Bank, N.A. (the "CoreStates Facility"), which will expire on June 30, 1996. The CoreStates Facility bears interest at the prime rate for borrowings which do not exceed $500,000 and at the prime rate plus 1% for borrowings which exceed $500,000 and is secured by a security interest in substantially all of the Company's assets. Maximum borrowings under the CoreStates Facility are limited to certain percentages of eligible accounts receivable. The CoreStates Facility is subject to an unused commitment fee in the amount of 0.5% of the unused portion of the facility on a quarterly basis. The Company is negotiating an extension of the CoreStates Facility.

     From time to time, in the ordinary course of business, the Company evaluates possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company. A portion of the Company's cash resources may therefore be used to fund acquisitions or investments. The Company currently has no arrangements, agreements or understandings, and is not engaged in active negotiations, with respect to any such acquisition or investment. See "Risk Factors -- Management of Growth; Changing Business Focus; Acquisitions."

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company is required to adopt SFAS 123 effective January 1, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement is expected to have no impact on the Company's financial position or results of operations.

                                    BUSINESS

THE COMPANY

     N2K is a music entertainment company focused on providing original content, interactive programming and recorded music using the Internet as a new global marketing, promotion and distribution medium. By combining its music industry and technical expertise, N2K has created an interactive, entertaining and content-rich online environment, which includes its award-winning merchandising website, Music Boulevard (WWW.MUSICBLVD.COM), music genre websites, Jazz Central Station (WWW.JAZZCENTRALSTATION.COM) and Rocktropolis (WWW.ROCKTROPOLIS.COM), and individual artist websites for such artists as David Bowie (WWW.DAVIDBOWIE.COM) and the Rolling Stones (WWW.STONESWORLD.COM). See
"-- Entertainment Products and Services -- Websites." These websites provide a comprehensive entertainment and information resource enabling users to search and sample music and artist information interactively through sound, video and graphics. Each of the music genre and individual artist websites features a hotlink directly with Music Boulevard to facilitate purchases of CDs, cassettes and related merchandise. The Company plans to introduce its own recorded music label, N2K Encoded Music, with its first release scheduled for October 1996. N2K expects that all of its N2K Encoded Music CDs will be enhanced with multimedia capabilities ("Enhanced CDs" or "E-CDs") and will be marketed and sold through the Company's Internet websites as well as through traditional retail and other distribution channels. The Company believes that its strategy of combining Internet content, interactive sales and music produced on its own label will enhance its ability to create compelling music brand names, address the broadest possible music audience and build a customer base founded on targeted music interests. The Company believes that its interactive sales channel will also provide a new targeted advertising, promotion and distribution medium for the music industry that will reach a global user base and that this medium will shift the way music is marketed to consumers. See "-- The N2K Approach."

     Music Boulevard was launched in August 1995, and Jazz Central Station was introduced in January 1996. Jazz Central Station is the official online website for George Wein's Festival Productions, producer of the JVC Jazz Festivals, and the Monterey Jazz Festival for 1996. On June 21, 1996, the Company acquired the rock website, Rocktropolis, which was launched in June 1995 and which will be integrated with the Company's existing websites. As part of its strategy to provide locally tailored content, the Company's first foreign language site will be launched in Japan in June 1996. Additional music genre sites are scheduled for release in 1996 and 1997. See "-- Entertainment Products and
Services -- Planned Internet Sites." The Company's website strategy is to build worldwide online communities around specific music genres where people may socialize with each other and their favorite artists in a personal environment. The Company believes that organizing its websites by genres, such as rock, jazz and classical music, parallels traditional radio play formats and consumer buying patterns and opens the interactive buying experience to the broadest possible audience. In addition, the Company believes its genre websites provide an attractive forum for the consumer to obtain information on specific artists, and receive updates about related concert tours, music events and other promotions. The Company believes that traffic flowing from the genre websites may lead to increased traffic to Music Boulevard and a higher volume of purchases. The Company's revenues from music entertainment have grown from approximately $85,000 in the fourth quarter of 1995, to approximately $217,000 in the first quarter of 1996. Substantially all of these revenues were from the sale of CDs and cassettes produced by other labels.

     The Company strengthened its music entertainment focus through the Merger of New York N2K and Telebase completed in February 1996. However, to date, substantially all of the Company's revenues have been derived from its online information services. The Company believes that its ability to aggregate content from a wide variety of sources, its database management skills and the infrastructure provided by Telebase will enhance N2K's ability to scale the infrastructure to facilitate the Company's growth and to create proprietary databases for targeted marketing to music consumers. See "-- N2K Technology." In addition, the Company continues to serve its information services customers and is developing web-based software and information services for the business and SOHO markets.

INDUSTRY OVERVIEW

  The Recorded Music Industry

     The recorded music industry represented approximately a $40 billion global market in 1995, of which domestic sales accounted for approximately $12 billion. Industry sources indicate that online sales of recorded music are expected to exceed $30 million in 1996. The Company believes that online sales of recorded music will complement the traditional retail channel and will expand overall music sales due to the online medium's ability to capitalize on the ongoing shift in demographics of music buyers, to effectively tap a growing international consumer market and to offer the consumer easier access to a broad range of titles.

     Historically, the development of technology has been one of the major drivers of growth in the music industry. The introduction of the compact disc in 1983 has been a key factor in the industry's growth during the last decade as consumers have replaced existing music collections with the CD format. Although the rate of growth in unit sales of CDs in the U.S. market has lessened in the 1990s, the recorded music industry has continued to experience significant growth due to expanding distribution, strong growth in the international markets and shifting demographics. Stores other than record stores, tape and record clubs and mail order facilities have become an important part of how recorded music is distributed. For example, tape and record clubs and mail order collectively comprised approximately 19% of domestic sales in 1994 versus approximately 11% in 1990. These distribution channels have been particularly successful in increasing music sales to older consumers who have become a more important factor in overall music sales in recent years.

     The Company believes that the demographic profile of consumers of recorded music has aged along with the population. According to the Recording Industry Association of America (the "RIAA"), U.S. purchases of recorded music by the over-30 age group have increased from approximately 37% of U.S. sales in 1985 to approximately 47% of sales in 1994 representing total annual sales of approximately $6 billion. The Company believes that the Internet represents an attractive retail and promotion medium for customers in this age group because they are less "hits driven" than younger age groups, typically can afford to buy more titles at one time (reducing the per unit cost of shipping an electronic order), often own personal computers and generally have credit cards which are necessary to engage in electronic commerce.

     In addition, international markets for recorded music are growing faster than the U.S. market. This growth is expected to continue as the music companies expand their focus beyond English language popular music to local artists and as television music channels proliferate and promotional tools expand internationally. Due to the global network it provides, the Company believes the Internet is well-positioned to tap into international consumer markets where music sales are growing faster than in the U.S.

     In recent years, the music retailing industry has undergone major changes as the industry has aggressively expanded the number of retail stores, including megastores, on a national and international level, and as the retail music environment has become more competitive with the expansion of new music distribution channels. As a result, the Company believes that it is necessary to reduce costs at the same time as the number of new releases which need to be promoted and distributed has increased significantly. According to Soundscan, Inc., a retail audio sales data collection company ("Soundscan"), the number of new releases in 1995 was approximately 29,000 titles. Approximately 72% of unit sales in 1995 came from approximately 2% of all titles available. Consequently, many music retailers have focused on hit releases, which account for a high percentage of a store's total sales but represent a small subset of generally available titles. Retailers limit their overall inventory to match this hits driven business model, making it increasingly difficult for consumers to get a broad range of titles from the retail channel. For example, music stores stock an average of approximately 10,000 SKUs and megastores stock an average of approximately 35,000 SKUs of a total of approximately 145,000 SKUs generally available in the U.S. In addition, the Company believes that the focus on hit releases makes it more difficult for the industry to promote other titles cost effectively. Today, new music releases are promoted through radio, print advertising, music video and concert touring. These marketing efforts must cover a great number of releases and compete for the attention of consumers. As a result, exposing consumers to new artists and to a broad range of releases creates a challenge for the record label companies.

     The Company believes that the Internet is emerging as an important distribution channel for music retailing because of its ability to cost-effectively promote, market and deliver an extended product line to a music buying and listening audience that is highly segmented. This market segmentation is reflected by the number and variety of radio play formats. In addition, there are currently over 25 Billboard recorded music and airplay charts. The following is a selection of the new music category charts added by Billboard magazine since 1985:

                                   BILLBOARD
  ----------------------------------------------------------------------------
       CERTAIN NEW MAGAZINE CHART CATEGORIES ADDED SINCE JANUARY 1, 1985

                               Album Rock (1985)
                             Hot Dance Music (1985)
                              Latin Albums (1985)
                                Latin Pop (1985)
                         Latin Regional Mexican (1985)
                          Latin Tropical/Salsa (1985)
                           Classical Crossover (1986)
                              Latin Singles (1986)
                      Top Jazz Contemporary Albums (1987)
                           Modern Rock Tracks (1988)
                         Top New Age Jazz Albums (1988)
                             Hot Rap Singles (1989)
                         Hot World Music Albums (1990)
                            Top Reggae Albums (1994)

  The Internet

     The power, reach and use of the Internet and online services have grown rapidly since the commercialization of the Internet in the early 1990s. Much of the recent growth in Internet use has been driven by the emerging Web, a global network of Internet servers. Growth in the number of Internet users has been fueled by a number of factors, including the existing and increasing base of personal computers ("PCs") in the workplace and at home, improvements in the performance and speed and reduction in cost of PCs and modems, improvements in network infrastructure, enhanced ease of access to the Web provided by Internet service providers, consumer-oriented online services and long distance telephone companies, emergence of standards for Internet navigation and information access, declining costs of Internet service due to increased competition among access providers and increased awareness of the Internet among businesses and consumers. Growth in Internet consumer usage has also been fueled by the emergence of the Web, which makes use of graphical user interface technology and simplifies the retrieval and transmission of information.

     International Data Corporation has estimated that the Internet had approximately 38 million users in 1995, and that this number will grow to approximately 200 million users by 1999. Industry research, however, indicates that consumer entertainment-driven use of the Internet is growing, and will continue to grow at an even more dramatic rate. Further, the growth in access providers internationally will drive additional traffic over the Internet.

     The Company believes that the emergence of the Internet as a mainstream consumer medium is creating opportunities for entertainment companies to provide programming for large numbers of consumers. Through the Web, entertainment companies can deliver timely, personalized content in a manner not possible through other media. Entertainment programming over the Internet can be continuously updated, distributed to a vast number of users on a realtime basis, and accessed by users at any time. The Internet offers an exciting medium for music and music-related content because of the capacity for the combination of graphic, audio and video elements. The interactive nature of the Web further allows the consumer to access music and entertainment information tailored to the individual user's preferences and system requirements and facilitates the purchase of recorded music. The Company believes that growth opportunities in music-related products and services will be driven by the ability to market to defined user groups and distribute products directly to these consumers. The Company believes that the Web will enable targeted distribution, advertising and promotion, which can change the way products and services are marketed to consumers. In addition, the ability to gather and process data resulting from customer purchases and usage will facilitate targeted promotional efforts in the highly segmented recorded music market.

THE N2K APPROACH

     The Company's objective is to build a dominant global music entertainment company on the Internet. N2K's strategy is to offer engaging content, interactive programming and recorded music to the consumer, and to provide a new way for advertisers and merchants to reach targeted audiences, creating a new channel through which music can be marketed, promoted and sold. Key elements of the Company's strategy include:

     Build the N2K Brand Family. The Company believes that Music Boulevard, Jazz Central Station, Rocktropolis and its other planned websites will become identified as brand names under the N2K umbrella, which will symbolize music entertainment in the online digital age. The Company plans to build and expand the N2K brand family by promoting its products and services through online advertising in, and hotlinks with, record company websites, music artist websites and online search directories such as Infoseek, Lycos, Netscape and Yahoo! In addition, the Company seeks to create brand name recognition through advertising and cross promotions in traditional channels such as retail music stores, magazines and radio, endorsements by high profile music and online industry participants, and promotion of the N2K brand family with organizations and events that target the demographic profile of the N2K consumer. The Company further believes that by continually expanding and developing the breadth, depth and technological aspects of its websites and recorded music products, it will be able to enhance its brand name franchise, sustain user growth, attract advertisers and build its N2K Encoded Music label.

     Create Entertaining Buying Experience. The Company creates content-rich music genre sites, such as rock, jazz, classical, blues, country and urban, through the combination of audio, graphics, text and video. The Company's genre and artist websites allow users to target music and information based on personal interests. The Company believes that this approach provides a stimulating and entertaining online environment which establishes a community atmosphere and promotes product sales principally through Music Boulevard. By developing entertaining and informative content, and by providing a forum for communication among online consumers, the Company's websites are designed to motivate users to explore these music information resources, and to encourage consumers to frequent a favorite website. A key characteristic of the Company's websites is their dynamic and changing nature, which are designed to generate immediacy and interest so that users want to return on a regular basis. The Company believes that increased traffic on its websites will help to attract additional advertising revenues. See "-- Entertainment Products and Services -- Websites."

     Create Own Record Label. In addition to selling commercially available CDs and cassettes and related music merchandise online, the Company considers the launch of N2K Encoded Music to be a key part of its strategy to become a dominant online music provider. The Company expects that all N2K Encoded Music CDs will be enhanced with multimedia capabilities. The first releases under the N2K Encoded Music label, scheduled for October 1996, are planned to be a compilation of master recordings, based on a global poll of online users' choices, licensed from other music labels and enhanced with video and graphics, and a retrospective of Gerry Mulligan's recordings including two new recording tracks. These and future recordings will be promoted through online promotional and marketing events initiated by N2K with radio stations, concert promoters and magazine publishers. In addition, the Company believes that it can leverage its marketing and music industry expertise to sign artists to the N2K Encoded Music label and promote and sell N2K Encoded Music Enhanced CDs through its online interactive sales channel as well as through traditional retail and other distribution channels. Beginning in the first calendar quarter of 1997, the Company plans to release its first completely original artist recordings under the N2K Encoded Music label. See "-- Entertainment Products and
Services -- Planned Record Label."

     Capitalize on Artist and Industry Relationships. The Company believes that the Internet offers a worldwide, direct one-on-one link between recording artists and their music fans. Using the Internet, an artist can be showcased in a unique multimedia environment, combining elements from radio, magazine, newspaper, video channels and in-store appearances. The Company's relationships with recording artists and other key music industry personnel have allowed the Company to build rich content on its genre-specific websites such as in-depth areas on particular artists and hotlinks with specific artist websites. Music Boulevard currently offers direct links with the David Bowie and Stones World websites, while the Herbie Hancock, Chick Corea and Gerry Mulligan websites are featured areas within Jazz Central Station. In addition, the Company has established an advisory board for Jazz Central Station, through which it maintains relationships with recording artists, music industry executives, promoters, writers and educators to remain on the cusp of new industry trends and developments and form new strategic partnerships through which to further enhance and develop its websites. See "-- Entertainment Products and Services -- Websites."

     Expand Global Reach. The Company believes that music is a global product. According to the International Federation of the Phonographic Industry, worldwide music sales have increased by more than 300% over the last ten years. The Company also believes that the Internet has few barriers to reaching a worldwide audience and enables content providers to provide an alternative information and entertainment medium for consumers, especially in countries where the traditional information channels are highly regulated or controlled. Use of the Internet is also increasing at a rapid pace, with approximately 200 million users estimated by 1999. Since the inception of its music entertainment business, 35% of the Company's music product revenues have been to consumers in over 60 countries outside the U.S. The Company also expects to enhance its international presence with foreign language websites, the first of which will be launched in Japan in June 1996.

     Leverage Technology. The Company believes that it has sophisticated systems and tools for delivering high-quality multimedia content and interactive customer support. In addition, the Company plans to use its technical expertise in its online information business to create proprietary music-oriented database products. To maintain its systems, the Company intends to implement new industry standards as they emerge and to support additional hardware and software platforms as they are introduced and accepted. The Company further believes that it has built its operations and infrastructure with the scalability necessary to allow for and manage significant growth.

MUSIC ENTERTAINMENT ENVIRONMENT

     The Company believes that its online services and products provide the following benefits to online music consumers as well as to industry participants such as advertisers, record companies and recording artists:

  Benefits to Consumers

     Breadth and Depth of Content and Products. The Company believes that its users value the breadth and depth of its entertainment content, as well as its music and music-related product offerings. By drawing the user into areas of personal interest, the Company aims to drive sales deep into the catalog and generate incremental sales by exposing the consumer to music for which his or her knowledge or access may be limited in a traditional music store environment. The Company believes that by providing information in an entertaining programming format, consumers will be more likely to purchase music products. The Company intends to enhance and expand its current content as well as to develop and expand coverage to new areas. The Company will continue to seek relationships with entities such as educational institutions, record labels, instrument-specific magazines, foundations and international content providers in order to offer what it considers to be the most comprehensive and highest quality content to the global online music consumer. N2K currently offers its consumers access to approximately 145,000 CD and cassette SKUs produced by others (representing all of the approximately 110,000 titles currently available) and approximately 50,000 samples of individual recordings, drawn from approximately 16,000 albums. The Company's sound samples are offered in a MPEG format. The Company continues to add new sound samples.

     Music Genre Approach. The Company's website strategy is to build worldwide online communities around specific genres of music where people may socialize with each other and their favorite artists in a personal environment. The Company believes that just as music is delivered through other channels like radio stations, cable television channels such as MTV and special interest magazines using a genre-specific format, the online music fan will seek out music and product-related information according to specific genres or artists rather than by a record company label. The Company believes that organizing its websites by music genres such as rock, jazz and classical music parallels traditional media formats as well as consumer buying patterns. In addition, the Company believes its genre websites provide an attractive forum for the consumer to obtain information on specific artists, and receive updates about related concert tours, music events and other promotions.

     Ease of Use. The Company believes that ease of use in its websites is crucial to creating widespread usage and strong brand name recognition. Therefore, the Company's websites and services feature user friendly and engaging interfaces for customers to both explore information and order music and music-related products. To make it more intuitive and visually appealing, the Company is launching an updated, graphical user interface for Music Boulevard, scheduled for July 1, 1996. The new interface will provide easier access to information on Music Boulevard and require a user to register only to complete an initial purchase. The Company places great emphasis on customer support in order to maintain high customer satisfaction and establish its websites as services which deliver product in a timely, efficient manner. The Company intends to continue to add features that will enhance the ease of use of its services.

     Competitive Pricing. The Company monitors pricing trends among online music retail sites, other mail-order music retail businesses and traditional retailers, and adjusts pricing strategies and tactics as necessary to maintain competitiveness. The Company expects its competitive pricing policy to be particularly attractive to certain international music consumers, as retail prices for CDs in many markets outside of the U.S. tend to be higher than CD prices domestically. The Company offers its products for sale in the U.S. and outside of the U.S. at the same price. For the international consumer, the Company believes that its prices are competitive, even after taking into account shipping, handling, customs duties and local taxes.

     Customer Profiling and Personalized Service. The Company plans to utilize information provided by its users to improve product marketing and merchandising. The Company expects to use this data to enable its users to have a personalized interactive experience. For example, one of the most popular areas of Jazz Central Station is the "listening car" where users can look up their favorite recording artists and access those artists' favorite recordings.

     Foreign Language Websites. In order to reach the global audience served by the Internet and commercial online services effectively, in selected foreign markets the Company intends to develop its online communities in the local language. These websites incorporate localized content and will later feature local artists. When consumers in these countries wish to purchase CDs or cassettes, they will be directed to the Music Boulevard website which will also provide ordering instructions in their native language. The first foreign language website will be launched in Japan in June 1996. The Company believes that the launch of N2K Japan represents a critical step in its strategic international development, since Japan is the second largest market in the world for recorded music.

  Benefits to Industry Participants

     A New, Complementary Music Distribution Channel. By designing an effective multimedia marketing, promotion and delivery system on the Web, the Company offers traditional record labels a cost-effective and efficient means to market, sell and distribute music products on a worldwide basis. Through traditional music retail channels, an album's worldwide marketing, promotion and distribution requires substantial coordination, organization and expense. Today, a new release is typically promoted through radio airplay, print advertising, music videos and concert tours. Due to the growth in recent years of the number of new releases, the promotion of new artists has become a more complex task. Marketing efforts must cover a greater number of releases and each release competes for the attention of consumers. See "-- Industry Overview -- The Recorded Music Industry." The Company's online service is designed to simplify this process by providing every user access to music and recording artists on the first day of a product's release. Distribution over the Web and online services offers content to some marketplaces in which this content was previously unavailable on a timely basis. In addition, Internet merchants' requirements for physical store premises, warehouses and distribution centers are greatly reduced, and in some cases eliminated, by allowing shipment directly from the distributor to the consumer. The Company believes that utilizing this new online distribution channel will create a shift in the marketing of recorded music.

     Global Reach and Targeted Audiences. The global reach of the Internet and online services provides advertisers with opportunities to reach a broad audience by targeted market segments. As the Company adds foreign language sites and international operations, it may offer local advertisers additional opportunities to market products and services for highly focused, defined audiences around the world. In addition, the Company plans to gather, process and analyze data resulting from customer usage of its websites and purchases to enhance the ability of music industry participants and other advertisers to target their promotional efforts.

     Direct Links Between Recording Artists and Fans. The Company's music genre websites and artist-specific websites offer one-on-one communications between artists and their music fans. These websites allow artists to be showcased in a multimedia environment with direct access to their fans and, conversely, provide users with star access, such as via chat lines to music recording artists. The Company believes that its ability to offer artists a direct link to fans may attract artists to the N2K Encoded Music label.

ENTERTAINMENT PRODUCTS AND SERVICES

  Websites

     The Company believes it is creating strong brand names in Music Boulevard, Rocktropolis and Jazz Central Station and seeks to build brand awareness for each of its music genre websites by providing services with high entertainment value, leading-edge technology, ease of use and a high level of customer support. The Company believes that its strong industry relationships with music publishers, recording artists, record producers and record labels provide access to a broad range of content which, when combined with the expertise of its multimedia content development and editorial staff, results in visually captivating and content-rich websites. By offering content according to music genre websites, each of which has its own universal resource locator or "URL," the Company believes that it can increase traffic to its websites and expand the amount of time per user visit on its websites. Consumers can access the Company's Music Boulevard website directly over the Web, through music genre or artist websites such as Jazz Central Station, Stonesworld and the David Bowie website, all of which are hotlinked with Music Boulevard, or through online search directories such as Infoseek, Lycos, Netscape and Yahoo! The Company believes that both users and advertisers prefer websites with distinct URLs designed for specific audiences and that this approach enhances the Company's ability to promote content within each website, encourages more users to bookmark the Company's websites and attracts greater numbers of third-party hypertext links to the Company's websites.

     The Company intends to establish an advisory board for each of its music genre websites, comprised of artists, executives, promoters, writers and educators active in the music industry and focused on that particular music genre. The Company believes that the combined expertise of its existing and planned advisory boards will allow it to support the accuracy and authenticity of each site's information, demonstrate the quality of its products and services through the advisory boards' stamp of approval, remain on the cusp of new industry trends and developments and form new strategic partnerships through which to further enhance and develop its sites.

     The Company's existing and currently planned websites include:

    EXISTING WEBSITES       LAUNCH DATE                        DESCRIPTION
- -------------------------  -------------   ----------------------------------------------------
musicblvd.com............  August 1995     Flagship website of the Company offering
                                           cross-genre, multimedia music information and
                                           merchandise. Music Boulevard is the recipient of the
                                           1995 IIA Award for Best Consumer Website.
jazzcentralstation.com...  January 1996    Genre entertainment website for the global jazz
                                           online community, exploring the contemporary and
                                           traditional worlds of jazz through multimedia
                                           elements. Jazz Central Station is the recipient of
                                           both the 1996 America Online -- Online Music Award
                                           for Best Jazz Cybersite and the 1996 New Media
                                           Invision Award for Best Music-Related Online Site.
rocktropolis.com.........  June 1995*      Genre entertainment website for the global online
                                           rock and pop community, emphasizing high-end
                                           graphical style.
stonesworld.com..........  November 1995   Rolling Stones website featuring innovative
                                           graphics, multimedia elements and album-oriented
                                           content.
davidbowie.com...........  September
                           1995            David Bowie website featuring state-of-the-art
                                           graphics, themed multimedia elements and constantly
                                           updated content.

- --------------------------------------------------------------------------------

                             PROPOSED
    PLANNED WEBSITES        LAUNCH DATE                        DESCRIPTION
- -------------------------  -------------   ----------------------------------------------------
classicalinsites.com.....  Late 1996       Planned genre entertainment website for the global
                                           online classical music community, exploring Leonard
                                           Bernstein's life and world of classical music
                                           through multimedia elements.
blues....................  1997            Planned genre entertainment website featuring the
                                           Company's recently acquired blues master recordings,
                                           representing blues artists throughout the Southern
                                           U.S.

* Acquired by the Company in June 1996.

     Existing Websites. Music Boulevard is a comprehensive, multimedia music entertainment resource providing music merchandise and information in an art deco setting. Launched on the Web in August 1995, Music Boulevard features a music merchandising center with an approximately 110,000 title catalog, advanced search functions, 30-second sound samples in a MPEG format, cover art, photos and song lists. The website also features Music Wire and @Country, the Company's exclusive daily online music newspapers, edited and written by professional music journalists, which provides music news, album reviews and concert information, as well as editorials, artist profiles and product information. Music Boulevard's editorial staff provides original reporting and reviews related to the music world which, unlike weekly trade magazines, are immediately available to consumers and are continuously updated throughout the day. Music Boulevard also offers Billboard chart listings and access to other major music publications including Blues Revue, Dirty Linen, e.Bop, Fanfare, Gramophone, Puncture and SPIN.

     The Company sells advertising on and recorded music CDs and cassettes and related music merchandise through Music Boulevard. Prior to purchasing CDs, cassettes or other merchandise, a consumer can access a variety of information about an artist or music group, a song or title or a music genre and can sound sample various music titles. The Company believes that by offering the consumer a rich, entertaining buying experience, coupled with the ability to easily locate a specific artist or song through the Company's proprietary search engine, it differentiates the N2K purchasing experience from that of many of its competitors. In addition, the Company offers the consumer the option to purchase from a selection of approximately 145,000 CD and cassette SKUs produced by others (representing all of the approximately 110,000 titles currently available) and to sound sample from a selection of approximately 50,000 tracks. The Company believes that its sites also offer the broadest range of sound samples currently available online.

     Jazz Central Station is an in-depth jazz, multimedia music entertainment and information resource for the global jazz community. Jazz Central Station explores the contemporary and historical worlds of jazz through text, graphic and multimedia elements, with featured areas including: Featured Artists, Recommended Listening, Record Company Cargo Area providing information on jazz record labels and their artist releases, Musician's Express featuring master classes by acclaimed jazz artists as well as educational information, Jazz Destinations highlighting jazz events and venues worldwide and Jazz Cafe interviews with musicians in RealAudio. Other features include forums, live chats, cover art, videos, photos, liner notes, reviews, biographies, concert calendars and educational information. Jazz Central Station is also the official website for JazzTimes, the International Association of Jazz Educators, George Wein's Festival Productions, producer of the JVC Jazz Festivals, and the Monterey Jazz Festival of 1996. In addition, Jazz Central Station includes artist sites for Chick Corea, Herbie Hancock and Gerry Mulligan. The Company believes that the programming content provided by JazzTimes magazine (in the form of highlights of each current issue and archives of past issues) combined with its experienced editorial staff of writers enables it to provide high quality, timely and engaging editorial content to its users. Further, in 1996 Jazz Central Station inaugurated the first annual JCS Global Jazz Poll, in which its online users voted for their favorite artists. The winners have been chosen and selected winning tracks are being compiled for one of the Company's initial releases under the N2K Encoded Music label in October 1996. In addition, a concert event featuring Dave Grusin and the Jazz Central Station all-stars is scheduled in Japan in connection with the launch of the Company's Japanese website. Jazz Central Station has an acclaimed Board of Advisors including Chick Corea, Quincy Jones, Ramsey Lewis, Bruce Lundvall, Dan Morgenstern and George Wein.

     Rocktropolis is an online community that presents high-end graphic style to create an entertaining, interactive environment for the rock and roll consumer. Featured areas include: Trash and Chat at the Fins Motel, Featured Artists, In Spite, the website's own online Hollywood tabloid, The Love Parlor, City Jail and Musicians Exchange. In addition, users can explore featured artists' histories and current news through videos, interviews, recommended listening, e-mail and online chats. In addition, Rocktropolis features the websites of Sting and The Artist Formerly Known as Prince. Further, the website features its own Ozone magazine, which covers today's rock music scene with interviews, reviews and observations.

     In late 1996, the Company plans to enhance its Rocktropolis and Music Boulevard websites by including an alternative rock and pop online music magazine that targets the music and cultural interests of alternative rock consumers by interviewing and reviewing current and emerging rock bands, artists and cultural trends. The magazine will provide daily music news, album reviews, in-depth special features, offbeat pop culture articles, weekly writers' columns and scheduled chat events. In addition, the Company intends to offer sophisticated indexing and searching techniques to allow quick and efficient access to past content. This feature will be accessible through both the Music Boulevard and Rocktropolis websites. The Company recently hired Rob Lord, a founder of IUMA, Internet Underground Music Archives, to oversee the development of the alternative rock and pop online music magazine.

     Stones World is a Rolling Stones website with heavy emphasis on the album Stripped and the Voodoo Lounge CD-ROM. The website features a comprehensive catalog of the Rolling Stones' music, comprised of five separate sections:
EXTRA, PAST, STRIPPED, CD-ROM and FUTURE. This website incorporates leading-edge animation, streamed real time audio and sound samples as well as archival photos, band and concert information, interviews, full lyrics and an interactive poker game.

     David Bowie's Outside takes visitors inside the murder-mystery world explored in Bowie's short story, "The Diaries of Nathan Adler." The website features streamed animation, state-of-the-art graphics, sound samples, band biographies, concert information, interviews, cover art, the full text of "The Diaries of Nathan Adler" and information on Bowie's latest releases and tours. In addition, the website contains a special section devoted to David Bowie himself which features the artist's websites and samples of his own digital art.

     Planned Internet Sites. In late 1996, the Company plans to launch a classical music genre website (WWW.CLASSICALINSITES.COM) which will offer a comprehensive guide to the world of classical music. The website will enable the user to explore the history of classical music, listen to performances and discussions by legendary artists, seek out worldwide classical events and purchase music and related merchandise online.

Planned features include: artist exhibits, recommended listening areas, video and product reviews, online access to the fine arts collection at the Library of Congress, a music learning center, online chats with artists, producers and Company staff and listings for worldwide classical radio, tour schedules, concerts and festivals. The Company recently finalized an agreement with the Leonard Bernstein estate which will establish WWW.CLASSICALINSITES.COM as the online website of Leonard Bernstein's life and world of classical music, featuring a retail area, educational room, tour of his studio, articles on his artistic legacy and current classical music activities. The Company intends to position its classical website as the definitive website for the classical enthusiast, from novice to professional, to locate, explore and learn about classical music.

     In 1997, the Company plans to launch a blues genre website featuring the Company's recently acquired blues recordings representing blues artists throughout the Southern United States. Planned additional blues genre website features include photos, interviews, song lists, artwork and videos.

     The Company's planned websites have not yet been fully developed. No assurance can be given that the Company's planned websites will be launched with the features currently planned or at the time presently scheduled or at all.

  Planned Record Label

     Management plans to develop N2K Encoded Music as a full-service music company that will create, produce, license, acquire, and market high-quality recorded music which will be distributed through online as well as through traditional retail and other distribution channels. In building and expanding the N2K Encoded Music label across all music genres, the Company will license master recordings from other labels, acquire master recordings and publishing catalogs and sign artists to the label. The Company expects that all of its releases will be in the Enhanced CD format, which utilizes advanced recording techniques while incorporating quicktime video clips, interviews, text and an integrated, seamless link to the Company's online sites. The Company believes that the E-CD format will create more visibility for the Company's websites as it offers and highlights multimedia features for the computer users. The Company believes that by adding multimedia information to an audio compact disc, the E-CD format will optimize available CD space and provide an economical marketing tool for artists to reach their fans. This feature represents a new approach that the Company expects to bring to its online CD sales; however, the Company anticipates that in the short-term the majority of N2K Encoded Music's new E-CD recordings will be sold in traditional record stores. Currently, the Company believes that no other record label is offering all of its new music recording products as Enhanced CDs and believes that this strategy will give the Company a marketing advantage in the industry.

     In addition, just as the growth in consumers' purchases of audio CDs was stimulated by the growth in audio CD players beginning in the early 1980s, the Company believes that the growth in the sales of CD-ROM equipped personal computers will stimulate consumer purchases of Enhanced CDs. For example, in 1994, over 50% of home personal computers purchased were CD-ROM equipped.

     In the Fall of 1996, N2K Encoded Music's two initial releases will feature a compilation recording of outstanding jazz musicians selected through Jazz Central Station's first online global jazz poll and a retrospective artist release from Gerry Mulligan, which will include two new original tracks. N2K Encoded Music's first blues release is planned for February 1997, in the form of an all star duet album, which is planned to coincide with the Company's anticipated launch of its blues website. In addition, the Company has acquired numerous master recordings of previously undiscovered blues artists from throughout the Southern U.S., of which a number will be released on a quarterly basis beginning in 1997.

     As part of the Company's strategy to establish the N2K brand name, all of N2K Encoded Music's label releases are currently planned to include comprehensive media campaigns tied to promotional events. For example, the Company's first blues release is scheduled to coincide with Black History Month in February 1997 and to be promoted online, in magazines and on radio, with corresponding music-related merchandise offerings. The Company plans to price its Enhanced CDs on a comparable basis with other music CDs.

     The Company has not yet launched N2K Encoded Music, nor has it released any recordings. In attempting to establish its planned record label, N2K will face risks inherent in the recorded music industry.

See "Risk Factors -- Risks Inherent in Recorded Music Industry and Record Label Launch." No assurance can be given that the Company will be successful in establishing and building its planned record label.

  Entertainment Products and Services Marketing

     Website Promotion. The Company has developed a strategy to promote its Music Boulevard website to record labels through links with record label websites and through its relationship with Soundscan. The Company believes that a no-fee hotlink between Music Boulevard and label websites will be extremely attractive to record companies who cannot sell directly on their own websites because of conflicts with partnered retailers. Hotlinks are established through an icon on the record label website, which advertises that a particular album or act is available for purchase on Music Boulevard. By clicking on the icon, a user is able to enter Music Boulevard to browse or purchase. In its relationship with Soundscan, the Company shares its weekly records of recorded music transactions taking place on its Music Boulevard website. Soundscan uses this information, along with data from the vast majority of music retail locations nationwide to tally U.S. music sales. Such data are the exclusive criteria in compiling the Billboard magazine charts.

     In order to generate site traffic and coordinate advertising among its various sites, the Company advertises through online search directories such as Infoseek, Lycos, Netscape and Yahoo!, as well as on selected music websites. The Company's strategy in advertising online is to attract high volume traffic onto the websites. The Company also barters advertising space with magazines such as JazzTimes and Details in exchange for print advertisements.

     Advertising Sales and Sponsorships. Although the market for Internet-related advertising represents only a small portion of today's total advertising market, industry sources project rapid growth for this sector. While the Company believes that content providers will be the driving force for the growth of the Internet and online services, it expects that as a result of this growth, these channels will attract more advertising and sponsorship revenues. The Company believes that additional factors of importance to advertisers include audience size, user base demographics, ability to target market, interactive capability and the online medium's overall advertising effectiveness. In order to enhance the attractiveness of its websites to advertisers, the Company intends to deploy an advertising management software system to facilitate site traffic management, as well as advertising space management and implementation. The Company is currently evaluating proposals for third-party independent auditing and verification of the Company's site traffic. These enhancements will improve the Company's ability to market its websites aggressively for targeted advertising (by demographics or genre). The Company has just begun to sell banner advertising on Music Boulevard. With the re-launch of the Music Boulevard user interface, the Company's plans include an increased emphasis on generating advertising sales.

     Merchandising. The Company's merchandising strategy is based upon generating traffic on its websites, because the Company believes that increased website traffic will generate more music and music-related merchandise sales. To support this strategy, the Company's merchandising efforts are designed to entertain, inform and stimulate the user along his or her way to purchasing music products. N2K provides a variety of merchandise and, in its view, compelling content, to encourage online users to visit its websites. The Company believes that its editorial commitment to high-quality music-related content offered free of charge is an important differentiator from other music-related and music-merchandising sites. A key aspect of the Company's merchandising strategy is to link its music genre, artist and title-specific content, such as record reviews, artist profiles and special promotions, to the music ordering section of Music Boulevard, to both stimulate and facilitate consumer purchases of CDs and other music products. The Company seeks to differentiate itself in the marketplace by providing a diverse product mix of music and related merchandise and become a convenient one-stop online store for music lovers.

     The Company facilitates repeat buying by allowing buyers to choose a password on their first sale. This password eliminates the need for the buyers to re-input credit card and shipping information and makes the next purchase a much simpler process. The Company also plans to implement a frequent buyers club membership program in connection with the scheduled re-launch of the Music Boulevard user interface on July 1, 1996, whereby members in the Company's online club will receive discounts on music product purchases. The Company considers the club concept a powerful marketing tool, the ultimate value of which is the ability to collect user demographics and through a club discount, attempt to obtain all or a greater portion of a member's online music purchases.

     The Company monitors pricing trends among online music retail sites, other mail-order music retail businesses and traditional retailers and adjusts pricing strategies and tactics as necessary to maintain competitiveness. The Company seeks to encourage the purchase of multiple titles by capping shipping costs and guaranteeing two-day delivery within the U.S. for purchases of five titles or more. To date, the Company estimates that the average purchase on Music Boulevard is approximately three CDs or cassettes per order.

     Global Sales. Over 35% of the Company's online sales to date have been generated in non-U.S. markets. Over the past several years, international music sales have been growing faster than domestic music sales. The Company believes that its Internet and online distribution channels, the Web and online services, are well positioned to participate in this international growth. In addition to selling current releases, the Company offers a comprehensive product line not generally available in most international markets. N2K believes that it can enhance its global user base by providing localized content on all of its online sites. To achieve this objective, the Company plans to build websites in different languages, beginning with a Japanese language website which will be launched in June 1996. Additionally, the Company plans to establish N2K Asia to service the Southeast Asian market. The Company plans to mirror these operations in the European market and provide localized content and up-to-date information on local music scenes.

  Fulfillment and Customer Service

     The Company places an emphasis on product fulfillment in order to maintain high customer satisfaction, price competitiveness and establish the Company's websites as services which deliver product in a timely and efficient manner. The Company uses Valley, a third-party fulfillment operation, to ship CDs and cassettes, while handling all of the customer billing functions itself. Credit card authorization is also handled by a third party, First USA, Inc. See "Risk Factors -- Dependence on Key Suppliers."

     The Company believes that high levels of customer service and support are critical to the value of its services and to retaining and expanding its user base. While it is common to find an e-mail feedback mechanism on most Internet services, the Company believes that its level of customer service support (staffed 76 hours a week, accessible via phone and e-mail) is uncommon. The Company provides customers with the opportunity to communicate via e-mail, facsimile and toll-free and local telephone numbers. Company representatives handle general questions about the service as well as register customers' credit card information over the phone. The Company believes that these representatives are a valuable source of feedback regarding user satisfaction, which the Company uses to improve its services. Customers of the Company are not charged for service and support.

N2K INFORMATION SERVICES

     In the information services business, the Company has offered online business information retrieval services since 1984. The Company's principal service in this area is EasyNet, a premium-priced reference service licensed to online content distributors, primarily CompuServe (under the brand name IQUEST) and NIFTY (under the brand name INFOCUE). This service offers business credit data, research reports, company fact sheets and newsletters, as well as general reference information such as newspapers and magazines, from more than 1,000 sources. Historically, the Company has generated information services revenues through transactional charges to its distributors for their customers' use of the services.

     The online information services business has become more competitive and price sensitive as general reference content, such as newspapers and magazines, has become increasingly available over the Internet at minimal or no cost to the user. Recognizing the changing competitive environment, the Company re-focused, beginning in 1995, its online information services strategy, resources and business approach in three key areas by (i) continuing to serve its existing distributors by emphasizing its premium database content; (ii) developing new Web-based services and software packages to deliver its database content to business market niches such as the SOHO market and (iii) creating proprietary databases for targeted marketing to music consumers.

     In June 1995, the Company unbundled IQUEST services and lowered its prices, thereby significantly reducing the Company's revenues. The Company's unbundling strategy was intended to competitively position EasyNet and highlight the service as a source of premium databases. The Company believes that these databases, which include information such as credit reports, intellectual property information, scientific research and government reports, are less price sensitive than general reference information. In addition, the Company is transitioning from a textual user interface to a more graphical user interface. The Company has designed its graphical user interface to offer easy, integrated access to key business and research resources such as D&B Information, UMI, Thomson & Thomson, Derwent, IAC and TRW.

     The Company has also recognized the growing consumer and small business usage of online services, and has responded by expanding its current offerings to include web-based software and information services for the business and SOHO markets. In conjunction with Knight-Ridder, the Company has developed desktop software packages to provide access to databases and information sources that focus on the specialized needs of the business and professional markets. These products are currently available using N2K's customized versions of Windows software and are marketed as Knight-Ridder's Custom DIALOG and DIALOG Quickstarts, Engineering Information's EISE and Thomson & Thomson's T&T Trademark Center. To date, key applications targeting the specific needs for engineering, intellectual property, market research, medicine and health and pharmaceuticals information have been developed for the business and SOHO markets. The Company supports the marketing efforts of its publishers for these applications.

     The Company plans to use its content aggregation and database management experience from its online information business in order to gather, process and distribute proprietary music databases to enhance the Company's ability to target market to music consumers. In building these databases, the Company will aggregate information provided voluntarily from its users, regarding the online music consumers' preferences, habits and desires, which will be organized around such factors as music genre, geographic distribution and consumer demographic profile. The Company believes that this information will be important to improve product marketing and merchandising for the Company, music industry companies and advertisers.

N2K TECHNOLOGY

     Over the past twelve years, the Company has developed sophisticated information services delivery and user tracking systems by integrating third-party systems, when available, and by developing proprietary tools. The Company's integrated systems and tools provide functionality in five primary areas: (i) multimedia asset management, (ii) website development, (iii) audio encoding and delivery, (iv) fault tolerance and (v) security. At the same time, the systems and tools provide scalability to maintain performance as the number of users of the system and the amount of data processed increases and extensibility to add new functionality as new needs and technologies emerge.

     Multimedia Asset Management. Central to the Company's system is a database management system necessary to index, retrieve and manipulate the Company's continuously growing multimedia content in a distributed (multi-site) environment. The database management system allows for rapid searching, sorting, viewing and distribution of, among other things, audio samples, video clips, cover art, photos and original art. The Company has chosen Oracle 7.3 as its database management system and was an early adopter of Oracle Media Objects, which it uses for the multimedia asset management application. Based on the quality and creativity of the Company's interfaces, Oracle Corporation selected the Company as one of its featured developers for Oracle Open World, its infomercial and international product roadshow which was introduced in 1996.

     Website Development. The catalog of CDs and cassettes, stored in an Oracle database, forms the core of the music entertainment content collection and contains links to related content (e.g., audio samples, images, editorial content and charts.) Each individual page of the Company's Music Boulevard website is built dynamically from these elements using a proprietary web page template technology. This template technology results in the separation of the page look and feel from the individual data elements, which eliminates software updates for page layout changes and greatly reduces the programming required to maintain a growing amount of content. The Company has developed software specifically to enable its editorial and creative staff to develop content tightly linked into this environment. As a result, the Company can efficiently import editorial content from third-party sources such as magazines. For high-volume, non-secure Web transactions the Company uses the Apache web server, a modular, high-performance server. A senior member of the Company's technical staff is a member of the Apache development team.

     Audio Encoding and Delivery. The ability to deliver the highest possible audio quality to the user's desktop is fundamental to the Company's strategy. The Company chose MPEG compression for its audio samples because of its superior quality and has invested in developing high-quality downloadable sound samples at up to a 40:1 compression ratio. In light of current user patterns, the Company also uses Progressive Networks' RealAudio 2.0 format for delivering realtime streaming audio samples in certain of its websites. The Company is actively pursuing new and emerging audio technologies.

     Fault Tolerance. The Company has operated a 24-hour a day, seven-day a week computing facility in the online information industry for many years. Drawing on this experience, the Company's website architecture uses redundant servers and RAID (redundant array of independent drives) storage systems so that downtime due to system outages or maintenance needs is minimized. The Company runs its Oracle database on the Sun Enterprise 4000 server because of its fault tolerant characteristics including redundant, hot-swappable components. To further enhance fault tolerance, the Company expects to run Oracle's parallel database version as soon as possible. See "Risk Factors -- Risk of System Failure or Inaccuracy."

     Security. The Company believes that a high level of security is necessary in order to conduct commerce over the Internet. The Company employs a proprietary firewall to keep its Internet connections secure. The Company uses the Netscape Commerce Server for secure electronic transactions over the Internet. It uses proprietary EDI (electronic data interchange) interfaces and private networks to ensure the security of customer credit card transactions and other order information shared with the Company's fulfillment partner and third party billing company. The Company plans to implement standardized electronic transaction mechanisms (such as Secure Electronic Transaction technology, the standard being developed by major credit cards) as they become commercially available.

     Scalability and Extensibility. The structure of the Company's hardware and software is built upon a distributed transaction processing model which allows software to be distributed among multiple parallel servers. This architecture allows the Company to scale by either adding new servers or increasing the capacity of existing servers. The current system is designed to easily scale from several hundred simultaneous users to at least five thousand users while maintaining both user performance and cost per transaction. In the rapidly changing Web environment, the ability to update the application system to stay current with new technologies is important. The system's template technology and modular database design allow the addition or replacement of server-based applications such as multimedia formats and delivery systems, additional EDI-based fulfillment partners and search and retrieval engines. This architecture also enables low cost, rapid deployment of additional websites that integrate with the shopping and genre websites.

     Advanced Technologies. The Company continually evaluates emerging technologies and new developments in Web and CD authoring. Technologies with which the Company is currently working include Sun's Java language and related tools for creating intelligent client-side applets, Virtual Reality Modeling Language (VRML) for developing three dimensional environments, emerging electronic payment and transaction methods, high bandwidth delivery media, Macromedia Director software and Apple Media tools to link Enhanced CDs to the Company's websites, the Real Time Protocol (RTP) for orderly delivery of multimedia content over the Internet and efforts to re-engineer streaming audio technologies using existing high-quality compression algorithms.

COMPETITION

  Music Entertainment

     The market for Internet and online service and content providers is highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. Currently, there are more than one hundred music business purchase point sites on the Internet and, with no substantial barriers to entry, the Company expects that competition will continue to intensify. In addition to competing with independent Internet retailers and traditional music retail chains with websites on the Internet, the Company competes with traditional retail stores, including chains and megastores, catalog merchandisers, music clubs and telephone retailers.

     The Company believes that the primary competitive factors in providing music entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. The Company believes that its success in this market will depend heavily upon its ability to provide high quality, entertaining content in an easy to navigate format, along with cutting-edge technology and value-added Internet and online services. Other factors that will affect the Company's success in this market include the Company's continued ability to attract experienced marketing, sales and management talent, and the expansion of global support, training and field service capabilities. The Company believes that its editorial commitment to high-quality music-related content offered free of charge is an important differentiator from other music-related and music-merchandising websites. N2K Encoded Music will compete directly with established record label companies and with other music producers and distributors, any of which have significantly greater financial, technical and marketing resources, longer operating history, greater name recognition and more established relationships with advertisers than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors.

  N2K Information Services

     The Company's information services products face current and potential competition from numerous online and Internet content providers who serve the consumer and professional markets. There are few barriers to entry, and current and new competitors can launch new sites at relatively low cost. This competition falls primarily into the following three broad categories, (i) low cost content providers, (ii) vertical content aggregators and (iii) suppliers of the Company's content. The Company believes that the primary competitive factors in providing online information to the consumer and business professional user market include the quality of content, the demographics of the Company's online consumers and pricing. Given the intense competition among online and Internet content providers, there can be no assurance that the Company will be able to compete successfully against current or future competitors with respect to any of these competitive factors.

     Many of the Company's current and potential competitors in the music entertainment and online information services businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors.

EMPLOYEES

     As of May 31, 1996, the Company had 108 full-time employees, including 69 in operations and development, 23 in sales and marketing and 16 in general and administrative. As of May 31, 1996, the Company also had 22 part-time employees, primarily focused on customer service and 12 consultants, primarily focused on the Company's music entertainment business. The Company's future success depends, in significant part, upon the continued service of its key technical, editorial, sales, product development and senior management personnel and on its ability to attract and retain highly qualified employees. There is no assurance that the Company will continue to attract and retain high-caliber employees, as competition for such personnel is intense. The Company's employees are not represented by any collective bargaining organization. The Company has never experienced a work stoppage and considers relations with its employees to be good.

TRADEMARKS AND PATENTS

     The Company owns trademarks for Music Boulevard, Telebase, Telebase with Logo, EasyNet, Corporate EasyNet, ANALY$T, ARTIST Gateway and Knowledge Gateway. Trademark applications have been filed for Music Blvd., Jazz Central Station and Rocktropolis. In connection with its Jazz Central Station trademark application, the Company has received notice of a challenge to its application by another entity claiming prior use of the name. Although the Company believes it will prevail, if successfully challenged, the Company may have to pay royalties for or change the Jazz Central Station name. The Knowledge Gateway Computer (KGC) system is based upon technology that is patented under U.S. Patent #4,774,655, issued to the Company in 1988 and expiring in 2005. This patent relates to the fundamental gateway aspects of the KGC system.

FACILITIES

     The Company's corporate headquarters are located in the New York Information Technology Center ("NYITC") in New York, New York. The Company leases its facilities and certain other equipment under operating and capital lease agreements. The Company entered into a new lease agreement for approximately 13,300 square feet of office space at NYITC commencing on December 22, 1995. NYITC's facilities offer advanced technology amenities including state of the art voice, video and data transmission and advanced telecom and data security. The term of the lease expires on May 31, 2001. The Company has entered into a lease agreement for an additional approximately 7,700 square feet in the NYITC.

     The Company leases an additional 15,000 square foot facility in Wayne, Pennsylvania which houses the Company's main computer facility. The term of the lease expires on August 31, 2001. The Company has signed a lease agreement for additional space of approximately 6,400 square feet at the Wayne, Pennsylvania facility. There can be no assurance that a system failure at this location would not adversely affect the performance of the Company's services.

     The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its requirements for the foreseeable future.

LITIGATION

     The Company and 17 other entities have been named as defendants in a civil action captioned Interactive Gift Express v. CompuServe, Inc. et al., which is pending in the U.S. District Court, Southern District of New York, Docket 95 CV 6871 (BSJ). The plaintiff in this action alleges infringement of certain intellectual property rights, and seeks treble damages and costs in an unspecified amount, as well as other declaratory and injunctive relief. The Company believes that the claims against it are without merit and intends to vigorously defend against them. The Company believes that this lawsuit, even if adversely determined, will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the Company's executive officers and members of the Board of Directors as of the date of this Prospectus:

                     NAME                    AGE            POSITION WITH COMPANY
    ---------------------------------------  ---   ---------------------------------------
    Lawrence L. Rosen(1)...................  56    Chairman of the Board of Directors and
                                                     Chief Executive Officer
    Jonathan V. Diamond....................  37    Vice Chairman and Director
    Robert David Grusin....................  61    Vice Chairman and Director
    James E. Coane.........................  55    President, Chief Operating Officer and
                                                     Director
    Bruce Johnson..........................  46    Vice President, Secretary, Treasurer
                                                   and Chief Financial Officer
    Jerold Rosen...........................  27    Senior Vice President and General
                                                     Manager-Online Entertainment
    Daniel E. Meyer........................  39    Senior Vice President and General
                                                     Manager-Online Information
    Robert C. Harris, Jr.(1)(2)............  49    Director
    Susanne Harrison(1)(2).................  51    Director

- ---------------

(1) A member of the Compensation Committee.

(2) A member of the Audit Committee.

     Prior to the Merger, certain of the individuals listed below served as executive officers and directors of New York N2K, while others served as executive officers and directors of Telebase.

     Lawrence L. Rosen has served as Chairman of the Board of Directors since the Merger. Mr. Rosen has served as Chief Executive Officer of the Company since the Merger. From June 1995 until the Merger, Mr. Rosen was Co-Chairman of New York N2K. Previously, Mr. Rosen and Mr. Grusin formed Grusin/Rosen Productions in 1976 to produce artists' recordings for major record labels. Mr. Rosen served as engineer, producer and Co-President, operating under a global distribution agreement with Arista Records. In 1982, Mr. Rosen co-founded GRP with Mr. Grusin, and it became one of the first worldwide record labels to adopt an all-digital, all-CD philosophy, with Mr. Rosen as its Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Rosen served as President and Chief Executive Officer to operate GRP as a division of the MCA Music Entertainment Group until 1995. Mr. Rosen has served as a member of the Board of Governors of the New York Chapter of the National Association of Recording Arts and Sciences, is a member of the Grammy Screening Committee and serves on the Board of the National Foundation for the Advancement of the Arts. Mr. Rosen attended the Manhattan School of Music.

     Jonathan V. Diamond has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Diamond served as Co-Chairman of New York N2K. From 1991 to 1995, Mr. Diamond founded and was Chairman of the J. Diamond Group, a holding company which acquired and launched six media and entertainment companies in the U.S. and the U.K., including Vermilion Films, which produced the feature film "Let Him Have It." From 1984 to 1990, Mr. Diamond served as a director and Executive Vice President of GRP, where he was responsible for its business and financial strategy. Prior to his association with GRP, Mr. Diamond founded Diamond Investments, his own investment firm, which acquired or launched companies in the media, entertainment and broadcasting areas. Mr. Diamond has served on the Advisory Board of Columbia University Graduate School of Business. Mr. Diamond holds a B.A. in Economics and Music from the Honors College of the University of Michigan and a M.B.A. from Columbia University's Graduate School of Business.

     Robert David Grusin has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Grusin served as a director of New York N2K. In 1976, Mr. Grusin and Mr. Rosen formed Grusin/Rosen Productions to produce artist recordings for major music labels, which lead to a label deal with Arista in 1978. In 1982, Mr. Grusin and Mr. Rosen founded GRP as an independent record company with Mr. Grusin as Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Grusin served as Executive Vice President of GRP, which became a division of the MCA Music Entertainment Group, until 1995. Mr. Grusin, a composer, producer and musician, is the recipient of ten Grammy Awards and one Academy Award. Mr. Grusin serves on the College of Music Advisory Board at the University of Colorado, and has received honorary doctorates from both Berkelee College of Music and the University of Colorado.

     James E. Coane has served as President, Chief Operating Officer and a director of the Company since the Merger. From April 1987 to the Merger, Mr. Coane served as President and Chief Executive Officer of the Company and as Chairman of the Board of Directors from 1993 until the Merger. Previously, from 1984 to 1987, Mr. Coane served as President and Chief Executive Officer of Morris Decision Systems, Inc., a marketer and supplier of microcomputers and related peripherals. Mr. Coane serves on the Board of Directors of the Information Industry Association and the Ben Franklin Technology Council and as the Chief Executive Officer of the Council of Growing Companies. Mr. Coane is a Phi Beta Kappa graduate of Duke University with an A.B. in Economics and Business Administration.

     Bruce Johnson has served as Secretary, Treasurer, Vice President and Chief Financial Officer of the Company since 1988. Mr. Johnson has sixteen years of previous experience in public accounting and financial management with positions at Arthur Andersen & Co., Marriott Corp. and SEI Corp. Mr. Johnson holds a degree in Accounting from St. Joseph's University and a M.B.A. in Finance from Drexel University and is a Certified Public Accountant.

     Jerold Rosen has served as Senior Vice President and General Manager-Online Entertainment since the Merger. From June 1995 to the Merger, Mr. Rosen served as President of New York N2K. From 1988 to 1992, Mr. Rosen served in various capacities at GRP, including serving as head of its music licensing department. Mr. Rosen holds a B.A. in Political Economics from Tulane University and a M.B.A. in Finance from Rutgers University. Jerold Rosen is the son of Lawrence
L. Rosen.

     Daniel E. Meyer has served as Senior Vice President and General Manager-Online Information since the Merger. From 1988 to December 1995, Mr. Meyer was President and founder of Advanced Research Technologies, Inc. ("ART"), an information gateway company. In December 1995, ART was acquired by and merged into the Company. Mr. Meyer has served as a product design consultant for the Company since 1984. Mr. Meyer holds a B.S. from the University of Maryland and a certificate in Small Business Management from The Wharton School of the University of Pennsylvania.

     Robert C. Harris, Jr. has served as a director of the Company since February 1996. Mr. Harris is a co-founder and currently serves as a Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Incorporated. From 1979 to 1984, he was a Partner of Robertson Stephens & Company. Mr. Harris is a Director of Microlytics, Inc., Mobile Data Solutions Inc. and a number of private companies. Mr. Harris is a graduate of the University of California at Berkeley, where he received B.S. and M.B.A. degrees.

     Susanne Harrison has served as a director of the Company since 1993. Ms. Harrison has been General Partner of the high technology capital funds, Poly Ventures, Limited Partnership and Poly Ventures II, Limited Partnership, since 1989 and 1991, respectively. Prior to joining Poly Ventures, Ms. Harrison was Vice President for Technology Investment Banking at Steinberg and Lyman Inc. from 1983 to 1987. From 1977 to 1982, she held various management positions at Symbol Technologies, Inc., a supplier of bar-code laser scanners and portable terminals. Ms. Harrison serves as a director of several privately-held high technology portfolio companies, as well as a director of the Long Island Venture Group. Ms. Harrison holds a B.A. from Hunter College, a M.A. from the State University of New York and a M.B.A. from Adelphi University.

     Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin, James E. Coane, Robert C. Harris, Jr. and Susanne Harrison were elected to the Board of Directors pursuant to a stockholders agreement (the "Stockholders Agreement") dated as of February 13, 1996, by and among Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin, James E. Coane, Charles C. Wilson III, Poly Ventures II, Limited Partnership, AT&T Corporation, Gary Lauder and Unterberg Harris Interactive Media Limited Partnership, CV, in which each party agreed to vote its shares of capital stock to elect six directors as specified therein. Simultaneously with the closing of the Offering, the Stockholders Agreement will terminate in accordance with its terms.

     Each director holds office until the next annual meeting of stockholders or until a successor has been duly elected and qualifies, or until his or her earlier death, resignation or removal. The Company's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY

     Liability Limitation. The Company's Certificate of Incorporation provide that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Delaware GCL. In accordance with the Delaware GCL, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for voting or assenting to an unlawful distribution or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The Delaware GCL does afford persons who serve on the board of directors of a Delaware corporation protection against awards of monetary damages for negligence in the performance of their duties as directors. The Delaware GCL does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware GCL will automatically be incorporated by reference into the Certificate of Incorporation, without any vote on the part of its stockholders, unless otherwise required.

     Indemnification Agreements. Simultaneously with the completion of the Offering, the Company and each of its directors will enter into indemnification agreements. The indemnification agreements will provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of the Company or his or her serving at the request of the Company in any other capacity for or on behalf of the Company, provided that (i) such director acted in good faith and in a manner at least not opposed to the best interests of the Company, (ii) with respect to any criminal proceedings, such director had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances that the director is nevertheless entitled to indemnification and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit and Compensation Committees. The Audit Committee consists of Mr. Harris and Ms. Harrison. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's financial statements, and reviews and evaluates the Company's internal control functions. The Compensation Committee consists of Messrs. Harris and Lawrence Rosen and Ms. Harrison. The Compensation Committee administers the Company's Stock Option Plans and equity compensation plans, determines executive compensation and makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company.

COMPENSATION OF DIRECTORS

     Directors currently do not receive compensation for their service on the Board of Directors or any committee thereof, although they are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. On January 5, 1995, Mr. Diamond was granted options covering 1,666 shares having an exercise price of $1.95 per share, which was determined by the Company to be fair market value at the time of grant, in consideration for his services as a director of the Company. Such options were fully exercisable on the date of grant. Directors are eligible to receive options under the Company's 1996 Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company and New York N2K during 1995 to each of the Company's and New York N2K's chief executive officer and each of the other executive officers of the Company and New York N2K whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives"). The current positions of the Named Executives effective February 13, 1996 are also included in the table.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                           ANNUAL        ------------
                                                        COMPENSATION      SECURITIES
                                                      ----------------    UNDERLYING     ALL OTHER
            NAME AND PRINCIPAL POSITION                SALARY    BONUS   OPTIONS/SARS   COMPENSATION
- ----------------------------------------------------  --------   -----   ------------   ------------
Lawrence L. Rosen(1)................................        --    --             --            --
  Chairman of the Board and Chief Executive Officer
  (effective February 13, 1996); Co-Chairman (1995,
  New York N2K)
Jonathan V. Diamond (2).............................        --    --             --            --
  Vice Chairman (effective February 13, 1996); Co-
  Chairman (1995, New York N2K)
James E. Coane......................................  $155,800    --         25,000        $2,272(3)
  President and Chief Operating Officer (effective
  February 13, 1996); President and Chief Executive
  Officer (1995)
Jeffrey Magill(4)...................................  $125,000    --         16,666(5)      2,178(3)
  Vice President -- Marketing
Bruce Johnson.......................................  $109,725    --         16,666         1,975(3)
  Vice President and Chief Financial Officer

- ---------------

(1) Mr. Rosen did not receive any compensation from New York N2K during fiscal year 1995. Effective with the Merger on February 13, 1996, Mr. Rosen entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1996. See "-- Employment Agreements."

(2) Mr. Diamond did not receive any compensation from New York N2K during fiscal year 1995. Effective with the Merger on February 13, 1996, Mr. Diamond entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1996. See "-- Employment Agreements."

(3) Represents Company matching contributions under its 401(k) Matched Savings Plan.

(4) Mr. Magill's employment with the Company terminated on November 30, 1995.

(5) Mr. Magill's stock options were forfeited in connection with his termination of employment from the Company on November 30, 1995.

     Option Grants in Fiscal 1995. The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                             ---------------------------------------------------
                                          PERCENT                                      POTENTIAL
                                            OF                                      REALIZABLE VALUE
                                           TOTAL                                       AT ASSUMED
                                          OPTIONS                                   ANNUAL RATES OF
                             NUMBER OF    GRANTED                                     STOCK PRICE
                             SECURITIES     TO                                      APPRECIATION FOR
                             UNDERLYING  EMPLOYEES  EXERCISE                         OPTION TERM(2)
                              OPTIONS    IN FISCAL    PRICE       EXPIRATION       ------------------
NAME                          GRANTED    YEAR 1995  PER SHARE        DATE            5%         10%
                             ----------  ---------  ---------  -----------------   -------    -------
Lawrence L. Rosen............       --       --          --    --                       --         --
Jonathan V. Diamond..........    1,666      0.6%      $1.95    January 5, 2005     $ 2,043    $ 5,178
James E. Coane...............   25,000      8.5%       2.40    August 10, 2005      37,733     95,625
Jeffrey Magill(3)............   16,666      7.5%       2.40    August 10, 2005      25,156     63,750
Bruce Johnson................   16,666      7.5%       2.40    August 10, 2005      25,156     63,750

- ---------------

(1) All stock options reported in this table were granted pursuant to the 1987 Employee Stock Option Plan. The options vest ratably over a four-year period and have a ten-year term.

(2) This column shows the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

(3) Mr. Magill's options were forfeited in connection with his termination of employment by the Company on November 30, 1995.

     Option Exercises in Fiscal 1995 and Fiscal Year-End Values. The following table shows the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options. No Named Executive exercised any Company stock options during 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                         NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                     OPTIONS AT DECEMBER 31, 1995            DECEMBER 31, 1995(1)
                                    ------------------------------      ------------------------------
               NAME                 EXERCISABLE     UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
- ----------------------------------- ------------    --------------      ------------    --------------
Lawrence L. Rosen..................         --               --                --               --
Jonathan V. Diamond................      1,666               --            $  750               --
James E. Coane.....................    158,649           40,933             2,429           $5,625
Jeffrey Magill(2)..................     30,833               --             1,875               --
Bruce Johnson......................     54,954           30,833             2,288            5,625

- ---------------

(1) Based on the difference between the fair market value of the Common Stock on December 31, 1995 ($2.40), and the option exercise price for each above-stated option. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.
(2) Mr. Magill's options were forfeited in connection with his termination of employment by the Company on November 30, 1995.

     Option Grants in 1996. On February 13, 1996, options covering 1,100,264 shares having an exercise price at or above $2.40 per share, which was determined by the Company to be fair market value at the time of grant, were granted to employees of the Company, including Messrs. L. Rosen, Diamond, Grusin, Coane and Johnson who were granted options covering 293,699, 293,699, 293,699, 41,666 and 16,666 shares, respectively. Such options vest ratably over a four-year period and generally have a ten-year term.

EMPLOYMENT AGREEMENTS

     On February 13, 1996, the Company entered into employment agreements with Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the "Rosen Employment Agreement," the "Diamond Employment Agreement" and the "Grusin Employment Agreement", respectively) to provide for service in the capacities of Chairman and Chief Executive Officer, Vice Chairman and Vice Chairman, and base salaries of $200,000, $200,000 and $100,000, respectively, which salaries may be increased as determined by the Compensation Committee of the Board of Directors. Each of the Rosen Employment Agreement and the Diamond Employment Agreement provides for payment of an annual bonus of not less than $50,000, until such time as such executive's base salary is at least $250,000. The Grusin Employment Agreement provides for an annual bonus in an amount to be determined by the Board of Directors. In connection with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, the Company also agreed to grant incentive stock options to each of the executives to purchase 166,666 shares of Common Stock and additional non-qualified options to purchase 127,033 shares of Common Stock at an exercise price of $2.40 per share (or such higher exercise price as may be required under Section 422 of the Internal Revenue
Code), which vest ratably over a four-year period.

     Each of the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement is for a two-year term, but absent notice of termination by either the Company or the executive, shall be automatically renewed for consecutive one-year periods. If the Company terminates an executive's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Rosen Employment Agreement, the Diamond Employment Agreement and the Grusin Employment Agreement), each executive will generally be entitled to (i) eighteen months severance, (ii) an amount equal to his average annual bonus over the prior three years (or if employed for less than three years, such average multiplied by 1.5) paid out over 18 months, and (iii) the immediate vesting of any unexercised stock options. In accordance with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, each executive has agreed not to disclose any of the Company's confidential information and not to compete with the Company for an eighteen-month period following termination of his term of employment with the Company.

     On May 1, 1987, the Company entered into an employment agreement with Mr. Coane (as amended, the "Coane Employment Agreement") that provides for a base salary of $115,000 until September 30, 1987, and a base salary of $125,000 thereafter, subject to salary increases or other compensation at the discretion of the Board of Directors. The Company also agreed to grant an option to Mr. Coane to purchase 133,333 shares of Common Stock of the Company at an exercise price of $3.00 per share, exercisable until May 1, 1997. Pursuant to the terms of the Coane Employment Agreement, the executive agreed to serve as President and Chief Executive Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Coane Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or the executive, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates the executive's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Coane Employment Agreement), the executive shall be entitled to severance for eighteen months. In accordance with the Coane Employment Agreement, the executive has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

     On February 8, 1988, the Company entered into an employment agreement with Bruce Johnson (the "Johnson Employment Agreement") that provides for a base salary of $75,000, participation in a bonus plan and salary increases or other compensation at the discretion of the Board of Directors. The Company also agreed to grant an option to Bruce Johnson to purchase 41,666 shares of Common Stock of the Company at an exercise price of $3.75 per share, exercisable until February 8, 1998. Pursuant to the terms of the Johnson Employment Agreement, the executive agreed to serve as Vice President and Chief Financial Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Johnson Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or the executive, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates the executive's employment other than for "cause" or due to "disability," or there occurs a "change in control" (each as defined in the Johnson Employment Agreement), the executive shall be entitled to severance for twelve months. In accordance with the terms of the Johnson Employment Agreement, the executive has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

STOCK PLANS

     The Company has historically utilized stock option plans as an integral component of its compensation program for directors, officers and key executive employees of the Company. The Company believes that stock options provide long-term incentives to such persons and encourage the ownership of the Company's Common Stock.

     1987 Employee Incentive Stock Option Plan. The Company's 1987 Employee Incentive Stock Option Plan (the "1987 Option Plan") provided for the grant of stock options to certain officers and key executive employees of the Company. The options granted under the 1987 Option Plan were intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. As of May 31, 1996, a total of 650,833 options for Common Stock were outstanding under the 1987 Option Plan. Any shares of Common Stock subject to an option that has not been exercised shall remain outstanding until such option is exercised or expires in accordance with its terms and the terms of the 1987 Option Plan. Generally, options granted under the 1987 Option Plan vest ratably over a four-year period on each anniversary of the date of grant. No further stock options will be granted under the 1987 Option Plan.

     Under the 1987 Option Plan, options are not assignable or transferable except by will or under the laws of descent and distribution. In the event of an offer to acquire all or substantially all of the assets or stock of the Company, all options granted under the 1987 Option Plan shall automatically become immediately exercisable without regard to the provisions relating to installment exercises or vesting periods.

     1996 Stock Option Plan. The 1996 Option Plan was adopted in February 1996. In June 1996, the Board of Directors of the Company adopted, subject to stockholder approval, the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Option Plan"). The 1987 Option Plan and the 1996 Option Plan are collectively referred to as the "Stock Option Plans." Under the 1996 Option Plan, stock options may be granted to directors, executives and other key employees of the Company and its subsidiaries. All options granted under the 1996 Option Plan are not assignable or transferable except by will or under the laws of descent and distribution. As of May 31, 1996, a total of 1,128,598 options for Common Stock were outstanding under the 1996 Option Plan.

     The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board. Subject to the limitations set forth in the 1996 Option Plan, the Compensation Committee has the sole and complete authority to select participants, grant options to participants, impose restrictions and conditions upon each option, modify or amend the terms of each outstanding option, reduce the exercise price per share of unexercised options, accelerate or defer the exercise price per share of any outstanding option and make all other determinations and take all other actions necessary for the administration of the plan. The Compensation Committee may amend or modify the terms of any option agreement in any manner to the extent that it would have had the authority initially to grant an option with such amended terms; provided that no such amendment or modification shall impair the rights of any participant under any outstanding option without the consent of such participant.

     Options granted under the 1996 Option Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or options that do not qualify as incentive stock options. Generally, options granted under the 1996 Option Plan vest ratably over a four-year period on each anniversary of the date of grant. At the Compensation Committee's discretion, however, options may be made exercisable at any other time or upon the occurrence of certain events or the achievement of certain conditions or performance goals. Options granted under the 1996 Option Plan are exercisable for a period not to exceed ten years from the date of grant, except that upon a participant's termination of employment for any reason, all vested options shall expire 90 days following such termination date and any nonvested options shall be immediately forfeited. Pursuant to the terms of the 1996 Option Plan, the exercise price of all incentive stock options and nonqualified stock options granted under the Plan shall not be less than the fair market value of the Common Stock at the time of grant. In the event of a "change of control" of the Company (as defined in the 1996 Option Plan) or the termination of a participant's employment other than for cause, death, disability or voluntary departure, the Compensation Committee may provide that stock options previously granted shall be immediately exercisable.

     The Company has authorized and reserved 2,200,000 shares of Common Stock for issuance under the 1996 Option Plan. The shares may be unissued shares or treasury shares. If any options that are the subject of an award are not exercised prior to their expiration or are cancelled, terminated or forfeited without the issuance of Common Stock thereunder, such shares will no longer be charged against such maximum share limitation and may again be made subject to award under the 1996 Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Common Stock of the Company, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and price of outstanding awards made before the event. The 1996 Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors. All awards granted under the 1996 Option Plan prior to its termination remain outstanding until exercised, paid or terminated in accordance with their terms. The Board of Directors may amend the 1996 Option Plan at any time, except that shareholder approval is required for certain amendments to the extent it is required by law, agreement or the rules of any exchange upon which the Common Stock is listed.

     The grant of a stock option under the 1996 Option Plan will not generally result in taxable income for the participant, nor in a deductible compensation expense for the Company, at the time of grant. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the participant will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of a participant's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding period has been satisfied.

     Stock options previously granted under the 1996 Option Plan to executive officers and directors are described above under "-- Executive Compensation -- Option Grants in 1996." The number of shares of Common Stock that may be subject to options granted in the future to executive officers and other officers, key employees and directors of the Company under the 1996 Option Plan is not determinable at this time.

     1996 Employee Stock Purchase Plan. In June 1996, the Board of Directors of the Company adopted and the stockholders of the Company approved the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to satisfy the requirements of Section 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee. Any employee of the Company or any subsidiary designated by the Compensation Committee who customarily works at least 20 hours per week and five months per year is eligible to participate in the Purchase Plan after having worked for the Company for six months. Approximately 98 employees currently are eligible to participate in the Purchase Plan. Non-employee directors of the Company are not eligible to participate in the Purchase Plan. Each employee eligible to participate in the Purchase Plan will be granted an option to contribute between one and ten percent of the employee's compensation towards the purchase of the Company's Common Stock at a purchase price for each three-month purchase period (a "Purchase Period") equal to the lower of (x) 85% of the fair market value of a share of the Company's Common Stock on the first day of the Purchase Period and (y) 85% of the fair market value of a share of the Company's Common Stock on the last day of the Purchase Period. The amount to be contributed by a participant will be deducted from each paycheck, held for the participant during a Purchase Period and applied towards the purchase of the Company's Common Stock on the last day of the Purchase Period. A participant may change the percentage of his or her compensation to be contributed for any given purchase period prior to the beginning of that period and may elect not to participate with respect to one or more plan periods, but then must wait until the next calendar year before participating again. The number of shares available for purchase under the Purchase Plan is 1,500,000. The Board at any time may amend, suspend or discontinue the Purchase Plan, in whole or in part.

                              CERTAIN TRANSACTIONS

SERIES D PREFERRED STOCK PURCHASE

     In August and September 1994, Lawrence L. Rosen and Jonathan V. Diamond and entities affiliated with Robert C. Harris, Jr. and Susanne Harrison, directors of the Company, purchased an aggregate of 725,000 shares of Series D Preferred Stock which will convert upon consummation of the Offering into 743,590 shares of Common Stock. The purchase price per share of Common Stock on an as-converted basis was $1.95. Each of these individuals (and/or their affiliated entities) purchased shares of Series D Preferred Stock that convert into the number of shares of Common Stock set forth immediately following his or her name: Lawrence
L. Rosen (25,641); Jonathan V. Diamond (51,282); Robert C. Harris, Jr. (512,821); and Susanne Harrison (153,846).

CONSIDERATION FOR THE MERGER; SERIES E PREFERRED STOCK

     In February 1996, as consideration for all of the outstanding shares of common stock of New York N2K in the Merger, the shareholders of New York N2K received an aggregate of 1,797,146 shares of Common Stock and 1,347,860 shares of Series E Preferred Stock of the Company. The stockholders of New York N2K at the time of the Merger included Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin and Jerold L. Rosen. Each of these individuals received the number of shares of Common Stock and Series E Preferred Stock that will, upon conversion of the Series E Preferred Stock, result in the number of shares of Common Stock set forth immediately following his or her name: Lawrence L. Rosen (521,172), (130,293); Jonathan V. Diamond (521,172), (130,293); Robert David
Grusin (521,172), (130,293); and Jerold L. Rosen (143,771), (35,943). See
"Principal Stockholders." Also in February 1996, entities affiliated with Robert
C. Harris, Jr. and Susanne Harrison, directors of the Company, and Messrs. Diamond, Grusin, L. Rosen and J. Rosen purchased an aggregate of 3,050,000 shares of Series E Preferred Stock at a purchase price of $.80 per share. Each of these individuals (and/or their affiliated entities) purchased the number of shares of Series E Preferred Stock that convert into the number of shares of Common Stock set forth immediately following his or her name: Robert C. Harris, Jr. (172,917); Susanne Harrison (166,667); Lawrence L. Rosen (218,750); Jonathan
V. Diamond (239,583); Robert David Grusin (208,333); and Jerold Rosen (10,416). In May 1996, Mr. Harris purchased an additional 125,000 shares of Series E Preferred Stock, which will convert into 41,666 shares of Common Stock. The purchase price per share of Common Stock on an as-converted basis was $2.40.

OPTION GRANTS TO INSIDERS

     The Company has granted options to purchase shares of Common Stock to certain of its executive officers and directors. See "Management--Employment Agreements," "-- Compensation of Directors," and "Executive
Compensation -- Option Grants in 1996."

PREFERRED STOCK CONVERSION

     Upon consummation of the Offering, 488,838 shares of the Company's Series A Preferred Stock, par value $.001 per share (the "Series A Stock"), will convert into 228,369 shares of Common Stock; 625,000 shares of Series B Preferred Stock, par value $.001 per share (the "Series B Stock"), will convert into 238,095 shares of Common Stock; 2,142,857 shares of Series C Preferred Stock, par value $.001 per share (the "Series C Stock"), will convert into 800,000 shares of Common Stock; 800,000 shares of Series D Preferred Stock, par value $.001 per share (the "Series D Stock"), will convert into 820,513 shares of Common Stock; 6,007,060 shares of Series E Preferred Stock, par value $.001 per share (the "Series E Stock"), will convert into 2,002,354 shares of Common Stock; and 5,333,333 shares of Series F Preferred Stock, par value $.001 per share (the "Series F Stock"), will convert into 1,777,777 shares of Common Stock (the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Stock and the Series F Stock are referred to collectively as the "Preferred Stock"). The automatic conversion of the Preferred Stock is referred to herein as the "Preferred Stock Conversion." See "Principal Stockholders."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its executive officers as described under "Management -- Employment Agreements."

INDEMNITY AGREEMENTS

     Simultaneously with the completion of the Merger, the stockholders of New York N2K, including Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin and Jerold R. Rosen (collectively, the "New York N2K Stockholders"), entered into an indemnification agreement with the Company (the "Indemnification Agreement"). The Indemnification Agreement provides for indemnification by the New York N2K Stockholders and by the Company against certain liabilities, losses, claims, damages or expenses arising from or in connection with (i) the breach of any warranty, the misstatement of any representation or the failure to fulfill any covenant or agreement made by New York N2K in the Merger Agreement dated as of January 31, 1996 (the "Merger Agreement" ) between Old N2K and New York N2K, or in any document furnished by New York N2K or any representative thereof in connection with the Merger Agreement or the transactions contemplated therein; (ii) any and all claims, suits, actions or proceedings for brokerage or other commissions in connection with the Merger Agreement or the transactions contemplated thereby; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing. Pursuant to the Indemnification Agreement, all indemnification by the New York N2K Stockholders shall be effected solely by return to the Company of all or a portion of an aggregate of 416,666 escrowed shares of Common Stock at a value of $2.40 per share and all indemnification by the Company shall be effected by the issuance by the Company to the applicable New York N2K Stockholders of up to an aggregate of 416,666 shares of Common Stock at a value of $2.40 per share, in proportion to each New York N2K Stockholder's ownership interest in the Company at the time of the Merger. The Indemnification Agreement will terminate upon the consummation of the Offering.

     Upon the completion of the Offering, the Company will enter into Indemnification Agreements with each of its directors and executive officers whereby the Company will agree, subject to certain limitations, to indemnify and hold harmless each director and executive officer from liabilities incurred as a result of such person's status as a director of the Company. See
"Management -- Limitations on Directors' Liability -- Indemnification
Agreements."

FUTURE INTERESTED TRANSACTIONS

     The Board of Directors has adopted a policy, which will be effective simultaneously with the completion of the Offering, to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors, (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (iii) be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth at June 21, 1996, certain information prior to and after the Offering regarding beneficial ownership of Common Stock held by
(i) each director and each of the Named Executives who own shares of Common Stock, (ii) all directors and executive officers of the Company as a group and
(iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock beneficially owned by them, except where otherwise noted.

                                                                        PERCENTAGE BENEFICIALLY
                                                                               OWNED(1)
                                                        SHARES        ---------------------------
                                                       BENEFICIALLY   BEFORE THE       AFTER THE
                                                         OWNED         OFFERING         OFFERING
                                                       ---------      -----------      ----------
EXECUTIVE OFFICERS AND DIRECTORS:
Jonathan V. Diamond(2)................................   995,173          10.1
Lawrence L. Rosen(3)..................................   885,439           9.0
Robert David Grusin...................................   859,798           8.8
Susanne Harrison(4)...................................   780,757           7.9
Robert C. Harris, Jr.(5)..............................   744,070           7.6
Jerold Rosen..........................................   190,131           1.9
James E. Coane(6).....................................   186,383           1.9
Daniel E. Meyer.......................................   137,472           1.4
Bruce Johnson(7)......................................    67,654             *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9
  PERSONS):........................................... 4,846,877          49.3
OTHER PRINCIPAL STOCKHOLDERS:
Poly Ventures II, Limited Partnership(4)..............   779,090           7.9
     901 Route 110
     Farmingdale, NY 11735
Unterberg Harris Interactive Media
  Limited Partnership, CV(5)..........................   664,904           6.8
     Swiss Bank Tower
     10 East 50th Street, 22nd Floor
     New York, NY 10022

- ---------------
* Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. As of June 21, 1996, the Company had 9,821,711 shares of Common Stock outstanding.

(2) Represents 993,507 shares of Common Stock and exercisable options to purchase 1,666 shares of Common Stock.

(3) Represents 635,439 shares of Common Stock and 250,000 shares of Common Stock held by the Lawrence L. Rosen Family Trust, with respect to which Mr. Rosen has voting power.

(4) Represents exercisable options for 1,666 shares of Common Stock and 779,090 shares of Common Stock owned by Poly Ventures II, Limited Partnership of which Ms. Harrison is a general partner. Ms. Harrison disclaims beneficial ownership of shares owned by Poly Ventures II, Limited Partnership .

(5) Represents 79,166 shares of Common Stock and 664,904 shares of Common Stock held by Unterberg Harris Interactive Media Limited Partnership, CV. Mr. Harris is a Managing Director of Unterberg Harris. Mr. Harris disclaims beneficial ownership of shares owned by Unterberg Harris Interactive Media Limited Partnership, CV.

(6) Represents 27,733 shares of Common Stock and exercisable options to purchase 158,649 shares of Common Stock.

(7) Represents 12,700 shares of Common Stock and an exercisable option to purchase 54,954 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes certain provisions of the Certificate of Incorporation and Bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     Effective upon the closing of the Offering, the authorized capital stock of the Company will be comprised of 100,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

COMMON STOCK

     Following the Offering, 12,421,711 shares of Common Stock will be outstanding. All of the issued and outstanding shares of Common Stock are, and upon the completion of the Offering the shares of Common Stock offered hereby will be, fully paid and non-assessable. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. The holders of Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor, if any. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock as described below. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any redemption or sinking fund provisions. As of June 21, 1996, there were approximately 220 beneficial owners of Common Stock.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (b) the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; (iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(vi) whether the series shall have a sinking fund, for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of the Offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal. See "Risk Factors -- Anti-Takeover Provisions."

REGISTRATION RIGHTS

     The holders of an aggregate of 5,688,735 shares of the Common Stock to be outstanding upon the consummation of the Offering (collectively, the "Registration Rights Holders") have been granted by the Company certain demand and incidental registration rights. In general, the Registration Rights Holders have the right at any time after 180 days from the effective date of the Registration Statement of which this Prospectus forms a part until the time that the Company shall have qualified for the use of Form S-2 or S-3, on one occasion, to cause the Company to register their holdings of Common Stock under the Securities Act (such right being referred to as a "demand registration right"). The Registration Rights Holders are also entitled, if the Company determines to file a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4 and, in the case of Registration Rights Holders holding the Series F Stock, an initial public offering by the Company) to require the Company to use its best efforts to include a requested amount of their shares of Common Stock in the Company's registered offering (such right being referred to as an "incidental registration right"), subject to reduction if the managing underwriter for the offering determines that the inclusion of such shares would interfere with the successful marketing of the offering. Furthermore, at such time as the Company shall have qualified for the use of Form S-2 or S-3, the Registration Rights Holders, and their permitted transferees, have the right to make one demand registration request annually, subject to certain marketing restrictions.

     The Company is required to bear all registration expenses (other than underwriting discounts and commissions and fees, and certain fees and disbursements of counsel of the Registration Rights Holders) and has agreed to indemnify the Registration Rights Holders against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with incidental and demand registrations. The Registration Rights Holders have agreed not to exercise their demand registration rights for a period of 180 days after the date of this Prospectus. The Company is seeking the consent of the Registration Rights Holders to delay the effectiveness of any demand registration statement until the expiration of the 270-day period after the date of this Prospectus, to the extent requested by the Representatives.

WARRANT AND OPTION ISSUANCES

     As of June 21, 1996, there were warrants outstanding to purchase an aggregate of 135,555 shares of Common Stock at an average exercise price of $6.57 per share, expiring at various dates ending on June 10, 2003, and options to purchase an aggregate of 1,880,952 shares of Common Stock at an average exercise price of $2.47 per share, expiring at various dates ending on April 1, 2006.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     Section 203 of the Delaware GCL contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Stock.

     Set forth below is a description of the relevant provisions of Section 203 of the Delaware GCL. The description is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware GCL.

     Section 203 of the Delaware GCL (the "Delaware Statute") prohibits certain "business combination" transactions between a publicly held Delaware corporation, such as the Company after this offering, and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder, unless (i) prior to that date either the proposed business combination or the proposed acquisition of stock resulting in its becoming an interested stockholder is approved by the Board of Directors,
(ii) in the same transaction in which it becomes an interested stockholder, the interested stockholder acquires at least

85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (iii) the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

NASDAQ NATIONAL MARKET LISTING

     The Company intends to apply for listing of the Common Stock on the Nasdaq National Market under the trading symbol "NTKI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is
                              .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the Offering, there will be 12,421,711 shares of Common Stock issued and outstanding (assuming the Underwriters' over-allotment option is not exercised). Of such shares, the 2,600,000 shares of Common Stock to be sold in the Offering will be immediately eligible for sale in the public market, except for any of such shares owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act. The remaining 9,761,989 issued and outstanding shares are "restricted securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years, including persons who may be deemed affiliates of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following the Offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In addition, any employee, director or officer of, or consultant to, the Company who purchased his shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

     The directors and executive officers of the Company and certain other
stockholders of the Company, who collectively hold        of the outstanding
shares of Common Stock, have agreed not to, directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Cowen & Company. Certain stockholders of the Company are entitled to both demand and incidental registration rights with respect to 5,629,013 shares of Common Stock. The Company is seeking the consent of the Registration Rights Holders, who possess demand registration rights at any time 180 days after the date of this Prospectus, to delay the effectiveness of any demand registration statement until the expiration of the 270-day period after the date of this Prospectus, to the extent requested by the Representatives. After the expiration of the 180-day period (or 270-day period, as applicable), such holders may choose to exercise their demand registration rights, which could result in a large number of shares being sold in the public market. See "Description of Capital
Stock -- Registration Rights" and "Underwriting."

     The Company intends to file immediately following the Offering registration statements on Form S-8 under the Securities Act to register an aggregate of 2,952,354 shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the Stock Option Plans and 1,500,000 shares of Common Stock reserved for issuance pursuant to the Purchase Plan. The stock registered under such registration statements will thereafter be available for sale in the public market upon vesting of such options, subject to the resale limitations of Rule 144 applicable to "affiliates" of the Company. See "Management -- Stock Plans."

     Prior to the date of this Prospectus, there has been no public market for the Common Stock. Trading of the Common Stock on the Nasdaq National Market is expected to commence following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Risk
Factors -- Share Eligible for Future Sale; Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Cowen & Company, Oppenheimer & Co., Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the following respective number of Shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                         NUMBER OF
                                                                         SHARES OF
                                UNDERWRITER                            COMMON STOCK
        ------------------------------------------------------------   -------------
        Cowen & Company.............................................
        Oppenheimer & Co., Inc......................................
        Unterberg Harris............................................

                                                                       -------------
                  Total.............................................
                                                                       ==============

     The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $               per share. The Underwriters may allow, and such
dealers may allow a concession not in excess of $          per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 390,000 additional shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,600,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the shares are being offered.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The officers, directors and certain stockholders of the Company, holding in
the aggregate           shares of the outstanding Common Stock, have agreed not
to, directly or indirectly, offer, sell, contract to sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Cowen & Company. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than the grant of options pursuant to the Company's 1996 Stock Option Plan and shares issuable upon exercise of outstanding options and warrants) for a period of 180 days after the date of this Prospectus, without the prior written consent of Cowen & Company, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors, if any, deemed relevant.

     Affiliates of Unterberg Harris are stockholders of the Company and Robert
C. Harris, Jr., a co-founder and a Managing Director of Unterberg Harris, is a director and stockholder of the Company. See "Management", "Certain Transactions" and "Principal Stockholders." Unterberg Harris acted as financial advisor to Telebase in connection with the Merger, for which it received a warrant to purchase 50,000 shares of Common Stock at an exercise price of $2.40 per share as compensation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019. O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, has acted as counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

     The audited consolidated financial statements of the Company as of December 31, 1994 and 1995 and March 31, 1996, and for each of the years in the three-year period ended December 31, 1995, and the three months ended March 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The audited financial statements of N2K Inc., a New York corporation, as of December 31, 1995 included in this Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statementand any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing updated summary financial information for each of the first three quarters of each fiscal year.

                            N2K INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
FINANCIAL STATEMENTS OF N2K INC. AND SUBSIDIARY
Report of Independent Public Accountants.............................................  F-2
Consolidated Balance Sheets..........................................................  F-3
Consolidated Statements of Operations................................................  F-4
Consolidated Statements of Stockholders' Equity......................................  F-5
Consolidated Statements of Cash Flows................................................  F-6
Notes to Consolidated Financial Statements...........................................  F-7
FINANCIAL STATEMENTS OF NEW YORK N2K
Independent Auditors' Report.........................................................  F-18
Balance Sheet........................................................................  F-19
Statement of Operations..............................................................  F-20
Statement of Stockholders' Equity....................................................  F-21
Statement of Cash Flows..............................................................  F-22
Notes to Financial Statements........................................................  F-23

     After the one-for-three reverse stock split of each outstanding share of Common stock and the reorganization of the Company as a Delaware corporation as discussed in Note 1 to the Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                          /s/  ARTHUR ANDERSEN LLP

Philadelphia, Pa.
June 21, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To N2K Inc.

     We have audited the accompanying consolidated balance sheets of N2K Inc. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995 and March 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the three months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K Inc. and subsidiary as of December 31, 1994 and 1995 and March 31, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the three months ended March 31, 1996, in conformity with generally accepted accounting principles.

                            N2K INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                   ---------------------------      MARCH 31,
                                                                      1994            1995             1996
                                                                   -----------     -----------     ------------       PRO FORMA
                                                                                                                    STOCKHOLDERS'
                                                                                                                       EQUITY
                                                                                                                    -------------
                                                                                                                     (UNAUDITED)
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................  $ 1,469,764     $   547,624     $  1,484,697
  Restricted cash................................................      500,000         500,000          500,000
  Accounts receivable, net of allowance for doubtful accounts of
    $49,073,
    $42,944 and $56,426..........................................    1,984,388       1,498,549        1,655,447
  Prepaid expenses...............................................       71,417         101,642          190,075
                                                                   -----------     -----------     ------------
    Total current assets.........................................    4,025,569       2,647,815        3,830,219
                                                                   -----------     -----------     ------------
PROPERTY AND EQUIPMENT:
  Computer equipment.............................................    1,427,318       1,717,416        1,473,162
  Office furniture and equipment.................................       99,636         141,895          163,515
  Leasehold improvements.........................................       63,170          69,534          135,376
  Property and equipment under capital leases....................      489,953         649,052        1,018,686
                                                                   -----------     -----------     ------------
                                                                     2,080,077       2,577,897        2,790,739
  Less -- Accumulated depreciation and amortization..............   (1,518,194)     (1,756,752)      (1,312,883)
                                                                   -----------     -----------     ------------
    Net property and equipment...................................      561,883         821,145        1,477,856
                                                                   -----------     -----------     ------------
OTHER ASSETS:
  Restricted cash................................................      167,000         167,000          167,000
  Goodwill, net..................................................           --              --          273,000
  Other..........................................................       22,471          22,700           58,670
                                                                   -----------     -----------     ------------
    Total other assets...........................................      189,471         189,700          498,670
                                                                   -----------     -----------     ------------
                                                                   $ 4,776,923     $ 3,658,660     $  5,806,745
                                                                   ===========     ===========     ============
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.................................................  $        --     $   400,000     $         --
  Current portion of capital lease obligations...................       96,747          63,504          179,053
  Accounts payable...............................................      418,935         387,984          779,902
  Accrued vendor.................................................    1,047,087       1,061,200        1,143,893
  Accrued compensation...........................................      187,116         231,451          185,596
  Other accrued liabilities......................................      389,535         412,884          412,892
  Deferred revenues..............................................       73,933          70,592           58,750
                                                                   -----------     -----------     ------------
    Total current liabilities....................................    2,213,353       2,627,615        2,760,086
                                                                   -----------     -----------     ------------
LONG-TERM LIABILITIES:
  Capital lease obligations......................................       66,387         149,253          362,525
  Other..........................................................      253,479         232,808          267,796
                                                                   -----------     -----------     ------------
    Total long-term liabilities..................................      319,866         382,061          630,321
                                                                   -----------     -----------     ------------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
  Preferred stock $.001 par value, 20,000,000 shares authorized,
    4,056,695, 4,056,695 and 9,154,555 issued and outstanding;
    none issued and outstanding pro forma........................        4,057           4,057            9,155     $         --
  Common stock, $.001 par value, 100,000,000 shares authorized,
    2,089,286, 2,089,319 and 3,886,548 shares issued and
    outstanding; 7,672,812 shares issued and outstanding pro
    forma........................................................        2,089           2,089            3,887            7,673
  Additional paid-in capital.....................................    8,539,175       8,539,255       15,683,925       15,689,294
  Accumulated deficit............................................   (6,301,617)     (7,896,417)     (13,280,629)     (13,280,629 )
                                                                   -----------     -----------     ------------     ------------
    Total stockholders' equity...................................    2,243,704         648,984        2,416,338     $  2,416,338
                                                                                                                    ============
                                                                   -----------     -----------     ------------
                                                                   $ 4,776,923     $ 3,658,660     $  5,806,745
                                                                   ===========     ===========     ============

        The accompanying notes are an integral part of these statements.

                            N2K INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEAR ENDED                          THREE MONTHS
                                             DECEMBER 31,                        ENDED MARCH 31,
                               -----------------------------------------    -------------------------
                                  1993           1994           1995                         1996
                               -----------    -----------    -----------       1995       -----------
                                                                            ----------
                                                                            (UNAUDITED)
Revenues:
  Entertainment............... $        --    $        --    $    96,505    $       --    $   216,800
  Information services........  10,360,257     11,391,780     10,976,711     3,204,151      2,514,382
                               -----------    -----------    -----------    ----------    -----------
                                10,360,257     11,391,780     11,073,216     3,204,151      2,731,182
                               -----------    -----------    -----------    ----------    -----------
Cost of revenues:
  Entertainment...............          --             --         85,176            --        213,003
  Information services........   5,747,293      6,558,541      6,489,472     1,863,647      1,591,641
                               -----------    -----------    -----------    ----------    -----------
                                 5,747,293      6,558,541      6,574,648     1,863,647      1,804,644
                               -----------    -----------    -----------    ----------    -----------
          Gross profit........   4,612,964      4,833,239      4,498,568     1,340,504        926,538
                               -----------    -----------    -----------    ----------    -----------
Operating expenses:
  Operating and development...   1,350,057      1,777,654      2,267,852       536,721      1,247,573
  Sales and marketing.........   1,213,829      1,364,198      2,575,618       501,172        430,993
  General and
     administrative...........   1,471,150      1,564,658      1,337,731       343,241        507,255
  Charge for purchased
     research and
     development..............          --             --             --            --      4,133,281
                               -----------    -----------    -----------    ----------    -----------
          Operating income
            (loss)............     577,928        126,729     (1,682,633)      (40,630)    (5,392,564)
Interest income...............      43,761         73,359        106,370        27,683         24,904
Interest expense..............     (82,890)       (48,398)       (18,237)       (3,544)       (16,552)
                               -----------    -----------    -----------    ----------    -----------
          Income (loss) before
            income taxes......     538,799        151,690     (1,594,500)      (16,491)    (5,384,212)
Income taxes..................      33,913          9,280            300           663             --
                               -----------    -----------    -----------    ----------    -----------
Net income (loss)............. $   504,886    $   142,410    $(1,594,800)   $  (17,154)   $(5,384,212)
                               ===========    ===========    ===========    ==========    ===========
Pro forma net loss per common
  share (unaudited)...........                               $     (0.15)                 $     (0.49)
                                                             ===========                  ===========
Shares used in computing pro
  forma net loss per common
  share (unaudited)...........                                10,939,989                   10,925,422
                                                             ===========                  ===========

        The accompanying notes are an integral part of these statements.

                            N2K INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           ADDITIONAL
                                    PREFERRED    COMMON      PAID-IN      ACCUMULATED
                                      STOCK      STOCK       CAPITAL        DEFICIT          TOTAL
                                    ---------    ------    -----------    ------------    -----------
BALANCE, DECEMBER 31, 1992........   $ 3,257     $2,089    $ 6,980,811    $ (6,948,913)   $    37,244
  Net income......................        --        --              --         504,886        504,886
                                      ------     ------     ----------     -----------    -----------
BALANCE, DECEMBER 31, 1993........     3,257     2,089       6,980,811      (6,444,027)       542,130
  Issuance of Series D Preferred
     stock, net...................       800        --       1,558,284              --      1,559,084
  Common stock options
     exercised....................        --        --              80              --             80
  Net income......................        --        --              --         142,410        142,410
                                      ------     ------     ----------     -----------    -----------
BALANCE, DECEMBER 31, 1994........     4,057     2,089       8,539,175      (6,301,617)     2,243,704
  Common stock options
     exercised....................        --        --              80              --             80
  Net loss........................        --        --              --      (1,594,800)    (1,594,800)
                                      ------     ------     ----------     -----------    -----------
BALANCE, DECEMBER 31, 1995........     4,057     2,089       8,539,255      (7,896,417)       648,984
  Issuance of Common stock and
     Series E Preferred stock in
     connection with purchase of
     N2K Inc......................     1,348     1,798       4,148,258              --      4,151,404
  Issuance of Series E Preferred
     stock........................     3,750        --       2,996,250              --      3,000,000
  Common stock options
     exercised....................        --        --             162              --            162
  Net loss........................        --        --              --      (5,384,212)    (5,384,212)
                                      ------     ------     ----------     -----------    -----------
BALANCE, MARCH 31, 1996...........   $ 9,155     $3,887    $15,683,925    $(13,280,629)   $ 2,416,338
                                      ======     ======     ==========     ===========    ===========
PRO FORMA BALANCE AFTER CONVERSION
  OF PREFERRED STOCK INTO COMMON
  STOCK (Note 1) (unaudited)......   $    --     $7,673    $15,689,294    $(13,280,629)   $ 2,416,338
                                      ======     ======     ==========     ===========    ===========

        The accompanying notes are an integral part of these statements.

                            N2K INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED                     THREE MONTHS ENDED
                                              DECEMBER 31,                         MARCH 31,
                                 --------------------------------------    -------------------------
                                   1993          1994          1995           1995          1996
                                 ---------    ----------    -----------    ----------    -----------
                                                            (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)............. $ 504,886    $  142,410    $(1,594,800)   $  (17,154)   $(5,384,212)
  Adjustments to reconcile net
     income (loss) to net cash
     provided by (used in)
     operating activities --
     Depreciation and
       amortization.............   269,530       290,653        238,558        69,712        118,382
     Provision for doubtful accounts...    18,000     18,000          --           --          4,500
     Charge for purchased
       research and
       development..............        --            --             --            --      4,133,281
     Decrease (increase) in --
          Accounts receivable...  (137,348)     (202,463)       485,839      (495,506)       (83,308)
          Prepaid expenses......    35,237       (26,343)       (30,225)        6,077        (84,893)
          Other assets..........    14,191         7,367           (229)          187            642
     Increase (decrease) in --
          Accounts payable......  (120,905)       89,793        (30,951)     (245,811)       391,918
          Accrued vendor........   529,664      (460,180)        14,113       241,250         82,693
          Accrued
            compensation........    23,498        43,025         44,335       (52,490)       (45,855)
          Other accrued
            liabilities.........  (124,840)       30,897         23,349       263,399       (387,891)
          Deferred revenues.....  (116,383)      (28,665)        (3,341)      (28,000)       (11,842)
          Other long-term
            liabilities.........   (26,969)          (47)       (20,671)       (5,089)        17,769
                                 ---------     ---------    -----------     ---------    -----------
     Net cash provided by (used
       in) operating
       activities...............   868,561       (95,553)      (874,023)     (263,425)    (1,248,816)
                                 ---------     ---------    -----------     ---------    -----------
INVESTING ACTIVITIES:
  Purchases of property and
     equipment..................  (128,495)     (255,847)      (338,721)      (64,786)      (167,625)
  Acquisition of N2K Inc., net
     of cash acquired...........        --            --             --            --       (224,077)
                                 ---------     ---------    -----------     ---------    -----------
     Net cash used in investing
       activities...............  (128,495)     (255,847)      (338,721)      (64,786)      (391,702)
                                 ---------     ---------    -----------     ---------    -----------
FINANCING ACTIVITIES:
  Net borrowings (repayments)
     under line of credit....... $(100,000)   $ (400,000)   $   400,000    $       --    $  (400,000)
  Payments on capital lease
     obligations................  (102,807)     (117,959)      (109,476)      (29,164)       (22,571)
  Payment on subordinated
     note.......................  (150,000)      (75,000)            --            --             --
  Proceeds from issuance of
     Preferred stock, net.......        --     1,559,084             --            --      3,000,000
  Proceeds from exercise of
     common stock options.......        --            80             80            80            162
                                 ---------     ---------    -----------     ---------    -----------
     Net cash provided by (used
       in) financing
       activities...............  (352,807)      966,205        290,604       (29,084)     2,577,591
                                 ---------     ---------    -----------     ---------    -----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..............   387,259       614,805       (922,140)     (357,295)       937,073
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD...........   467,700       854,959      1,469,764     1,469,764        547,624
                                 ---------     ---------    -----------     ---------    -----------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD..................... $ 854,959    $1,469,764    $   547,624    $1,112,469    $ 1,484,697
                                 =========     =========    ===========     =========    ===========

        The accompanying notes are an integral part of these statements.

                            N2K INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION FOR THE THREE MONTHS ENDED
                          MARCH 31, 1995 IS UNAUDITED)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

  Background

     N2K Inc. (formerly Telebase Systems, Inc.) (the Company or N2K) was formed as a result of the merger in February 1996, of N2K Inc., which was founded in 1995 as a developer of online music entertainment content and Telebase Systems, Inc. (Telebase), which was founded in 1984 as a provider of online content and information retrieval services (see Note 2). In 1995, recognizing increasing opportunities in the consumer entertainment market, Telebase expanded its online strategy to include music entertainment.

     The Company is a music entertainment company focused on providing original content, interactive programming and recorded music using the Internet as a new global marketing, promotion and distribution medium. By combining its music industry and technical expertise, N2K has created an interactive, entertaining and content-rich online environment, which includes its award-winning merchandising website, Music Boulevard, music genre websites, Jazz Central Station and Rocktropolis, and individual artist sites for such artists as David Bowie and the Rolling Stones. These websites provide a comprehensive entertainment and information resource enabling users to search and sample music and artist information interactively through sound, video and graphics. Each of the music genre and individual artist websites features a hotlink directly with Music Boulevard to facilitate purchases of CDs, cassettes and related merchandise. The Company plans to introduce its own recorded music label, N2K Encoded Music, with its first release scheduled for October 1996. N2K Encoded Music CDs will be enhanced with multimedia capabilities and will be marketed and sold through the Company's Internet websites as well as through traditional retail and other distribution channels.

     To date, the Company has derived its revenues primarily from its online business information and gateway retrieval services. The Company recently shifted the focus of its business to music entertainment delivered via the Internet and expects to derive an increasingly larger portion of its revenues from the music entertainment business, including the planned N2K Encoded Music label and the sales of advertising on its music-related websites. Due to the Company's recent shift in business focus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified employees, continue to upgrade its technologies and commercialize its products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in developing and expanding its music entertainment business, including the planned N2K Encoded Music label and the sales of advertising on its music-related websites, the Company's ability to achieve profitability would be materially adversely affected.

  Unaudited Pro Forma Stockholders' Equity

     In conjunction with the proposed initial public offering of the Company's Common stock (the Offering), all of the outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred stock will convert into Common stock upon the consummation of the Offering. The unaudited pro forma stockholders' equity at March 31, 1996 reflects the assumed conversion of the Series A, Series B, Series C, Series D and Series E Preferred stock into 228,369, 238,095, 800,000, 820,513, and 1,699,287 shares, respectively, of
Common Stock.

                            N2K INC. AND SUBSIDIARY

  Stock Split and Reorganization

     On   , 1996, the Company effected a one- for- three reverse stock split of each outstanding share of Common stock in N2K Inc., a Pennsylvania corporation, to be effected prior to the reorganization of N2K Inc. as a Delaware corporation which will occur immediately prior to the date of this Prospectus. All share, stock option and warrant data have been restated to reflect the reverse stock split.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Statements

     The financial statements for the three months ended March 31, 1995 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for this interim period. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the entire year.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which is primarily four years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Improvements and betterments are capitalized, and maintenance and repair costs are charged to expense as incurred. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the consolidated statement of operations. When assets become fully depreciated or amortized, the applicable asset and accumulated depreciation amounts are relieved.

  Goodwill

     Goodwill represents the excess of the purchase price of the N2K acquisition (see Note 2) over the value of net assets acquired. Goodwill is amortized on a straight-line basis over 5 years. Amortization expense was $7,000 for the three months ended March 31, 1996. The Company evaluates the realizability of goodwill based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the amount of the estimated undiscounted cash flows. As of March 31, 1996, no such write-down was required.

  Pro Forma Net Loss Per Common Share (Unaudited)

     Pro forma net loss per Common share was calculated by dividing net loss by the weighted average number of common shares outstanding for the respective periods adjusted for the dilutive effect of common stock equivalents, which consist of stock options using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the twelve months immediately preceding the initial public offering, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of common stock options and warrants, have been included in the calculation of the shares used in computing pro forma net loss per Common share as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price of $11.00 per Common share). Pursuant to the policy of the staff of the Securities and Exchange Commission, the calculation of shares used in computing pro forma net loss per Common share

                            N2K INC. AND SUBSIDIARY
also includes the Series A, Series B, Series C and Series D Preferred stock which will convert into 228,369, 238,095, 800,000 and 820,513 shares, respectively, of Common stock upon the consummation of the Offering contemplated by this Prospectus as if they were converted to Common stock on their original date of issuance. The Series E and Series F Preferred Stock, which will convert into 2,002,354 and 1,777,777 shares, respectively, of Common stock upon the consummation of the Offering, have been included as outstanding for all periods presented since they were issued during the twelve months immediately preceding the initial public offering (see Note 4). Additionally, all common share and per share amounts have been adjusted retroactively to give effect to the pooling-of-interests transaction that occurred with Advanced Research Technologies, Inc. (ART) on December 15, 1995 (see Note 2).

  Revenue Recognition

     Search (information services) revenues are recorded in the period in which they are earned. Entertainment revenues which consist of music compact discs and cassettes sold via the Internet, and includes shipping and handling charges, are recognized as the product is shipped. The Company records the estimated gross profit which will be lost due to current year's shipments being returned in future periods as a reduction of sales and cost of sales in the period of shipment.

  Deferred Revenues

     Deferred revenues represent amounts collected from or invoiced to customers in excess of revenues recognized. Such amounts are recognized as revenue when the related service is performed.

  Operating and development

     Operating and development expenses consist of software, engineering, multimedia production, graphic design and computer operations used in the development, operation and maintenance of the Company's services. For the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996, the Company incurred costs of $1,263,323, $286,549 and $495,894, respectively, relating to research and development. These amounts are included in operating and development expenses as shown on the accompanying consolidated statements of operations. For the periods prior to 1995, the Company did not separately identify research and development costs.

  Charge for Purchased Research and Development

     In connection with the acquisition of N2K Inc. (see Note 2) in February 1996, $4,133,281 of the purchase price was allocated to incomplete research and development projects. Accordingly, these costs were charged to expense as of the acquisition date. The amount allocated to the incomplete research and development projects was determined by an independent appraisal. The development of these projects had not yet reached technological feasibility and the technology has no alternative future use. The technology acquired in the acquisition of N2K Inc. will require substantial additional development by the Company.

  Cash and Cash Equivalents

     For purposes of the Consolidated Statements of Cash Flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents are comprised of investments in various mutual and money market funds.

  Supplemental Disclosures of Cash Flow Information

     For the years ended December 31, 1993, 1994, and 1995, and for the three months ended March 31, 1995 and 1996, the Company paid interest of $90,805, $50,809, $18,237, $3,544 and $16,552, respectively. For the

                            N2K INC. AND SUBSIDIARY
years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 and 1996, the Company has received interest income of $50,721, $67,263, $109,244, $28,706 and $23,791, respectively. Income taxes paid in 1993,
1994, 1995 and 1996 were immaterial. In addition, the Company incurred $84,387, $159,099 and $43,013 in capital lease obligations during 1994, 1995 and for the three months ended March 31, 1996, respectively. No capital lease obligations were incurred in 1993 or during the three months ended March 31, 1995. The following table displays the non cash assets and liabilities that were consolidated as a result of the N2K acquisition (see Note 2):

    Noncash assets (liabilities):
      Accounts receivable...................................................  $    78,090
      Prepaid expenses......................................................        3,540
      Property and equipment................................................      557,455
      Other assets..........................................................       36,612
      Goodwill..............................................................      280,000
      Charge for purchased research and development.........................    4,133,281
      Accounts payable and other accrued liabilities........................     (405,118)
      Capital lease obligations.............................................     (308,379)
                                                                              -----------
         Net noncash assets acquired........................................    4,375,481
         Less -- Preferred stock issued.....................................   (1,078,286)
                 Common stock issued........................................   (3,073,118)
                                                                              -----------
      Cash paid, net of cash acquired.......................................  $   224,077
                                                                              ===========

  Major Customers and Suppliers

     The Company sells its services and products primarily to large companies in the online service industry. CompuServe Incorporated and the EasyLink Services Division of AT&T accounted for 70% and 11% of revenues for the year ended December 31, 1993, respectively. CompuServe Incorporated and NIFTY Corp. accounted for 75% and 10% of revenues for the year ended December 31, 1994 and 76% and 11% of revenues for the year ended December 31, 1995, respectively. CompuServe Incorporated and NIFTY Corp. accounted for 69% and 11% of revenues for the three months ended March 31, 1996, respectively. As of December 31, 1994, the Company had accounts receivable from CompuServe Incorporated and NIFTY Corp. of $1,510,207 and $69,376, respectively. As of December 31, 1995, the Company had accounts receivable from CompuServe Incorporated and NIFTY Corp. of $1,169,042 and $87,993, respectively. As of March 31, 1996, the Company had accounts receivable from CompuServe Incorporated and NIFTY Corp. of $1,345,252 and $95,431, respectively. The Company has one vendor that accounted for 66%, 59%, 60% and 53% of the cost of revenues for the years ended December 31, 1993, 1994, 1995 and for the three months ended March 31, 1996, respectively. As of December 31, 1994, 1995 and March 31, 1996, this same vendor was due $890,043, $858,235 and $951,420. These amounts are included in accrued vendor on the accompanying consolidated balance sheets and represent the direct cost incurred to information providers for the content used in the Company's information services segment.

  Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            N2K INC. AND SUBSIDIARY

  Stock-Based Compensation Plans

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company is required to adopt SFAS 123 effective January 1, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of the disclosure requirements is expected to have no impact on the Company's financial position or results of operations.

2.  ACQUISITIONS:

  Merger with Advanced Research Technologies, Inc. (ART)

     On December 15, 1995, a wholly owned subsidiary of the Company, ART Acquisition Corp., was merged with and into ART, an online information retrieval service business, pursuant to which ART became a wholly owned subsidiary of the Company, in exchange for 150,000 shares of the Company's Common stock in a transaction accounted for as a pooling-of-interests. Prior to December 31, 1995, ART Acquisition Corp. was merged into the Company. Accordingly, the financial statements for 1993, 1994 and 1995 have been restated to include ART. A reconciliation of revenues and net income (loss) for the Company and ART for the periods presented is as follows:

                                                        N2K           ART          POOLED
                                                    -----------     --------     -----------
    Year ended December 31, 1993:
      Revenues....................................  $10,042,832     $317,425     $10,360,257
      Net income (loss)...........................      504,962          (76)        504,886
    Year ended December 31, 1994:
      Revenues....................................  $11,008,262     $383,518     $11,391,780
      Net income (loss)...........................      173,458      (31,048)        142,410
    Year-ended December 31, 1995:
      Revenues....................................  $10,610,799     $462,417     $11,073,216
      Net loss....................................   (1,562,995)     (31,805)     (1,594,800)

     The difference in the stated value of the shares issued as compared to the stated value of the shares of ART have been reflected as an increase in additional paid-in capital.

  Acquisition of N2K Inc.

     On February 13, 1996, N2K Inc. (N2K), a New York corporation, merged with and into Telebase Systems, Inc. in a transaction accounted for as a purchase. Telebase Systems, Inc. issued 1,797,146 shares of Common Stock valued at $3,073,118 and 1,347,860 shares of its newly created Series E Preferred stock valued at $1,078,286 in exchange for all of the outstanding Common stock of N2K. The fair value assigned to the Common stock was determined based upon an independent appraisal. Telebase Systems, Inc. is the surviving corporation; however, the corporate name of the surviving corporation has been changed to N2K Inc. The results of the acquired business have been included in the consolidated financial statements from the date of acquisition. The total purchase price of $4,413,281, including transaction costs, was allocated to the assets acquired and liabilities assumed based on their respective fair values. As discussed in
Note 1, the Company recorded $4,133,281 of the purchase price as a charge to the consolidated statements of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was $280,000 and is being amortized over 5 years on a straight-line basis. If the acquisition of N2K had occurred on January 1, 1995, the

                            N2K INC. AND SUBSIDIARY
unaudited pro forma information, after giving effect to certain pro forma adjustments, would have been as follows:

                                                                             THREE MONTHS
                                                         YEAR ENDED             ENDED
                                                      DECEMBER 31, 1995     MARCH 31, 1996
                                                      -----------------     --------------
    Unaudited pro forma revenues....................     $11,216,842         $  2,799,809
                                                         ===========          ===========
    Unaudited pro forma net loss....................     $(2,839,579)        $ (1,634,819)
                                                         ===========          ===========
    Unaudited pro forma net loss per Common share...     $     (0.26)        $      (0.15)
                                                         ===========          ===========

     The above pro forma information excludes the one time charge of $4,133,281 associated with the write-off of purchased research and development costs.

     On February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred stock at $.80 per share and received gross proceeds of $3,000,000 (see
Note 4).

  Acquisition of Rocktropolis Website

     On June 21, 1996, the Company acquired the rock website, Rocktropolis, from Rocktropolis Enterprises, LLC for $633,000 in cash and 59,722 shares of Common stock. The acquisition will be accounted for as a purchase. The Company will charge to expense as of the date of the acquisition a significant portion of the purchase price as a one-time charge to record the write-off of purchased research and development. Such charge to expense will be recorded in the quarter ending June 30, 1996.

3.  CREDIT AGREEMENTS:

     The Company has a line of credit with a bank of $1,000,000 as of March 31, 1996. The line of credit expires on June 30, 1996, at which time the outstanding principal balance, if any, becomes payable unless the line of credit is extended. The Company is obligated to pay a commitment fee equal to .5% on the average daily unused portion of the commitment. The line of credit bears interest at the prime rate for borrowings which do not exceed $500,000 and at the prime rate plus 1% for borrowings which exceed $500,000 and is secured by a $500,000 certificate of deposit and a security interest in substantially all corporate assets. The $500,000 is shown as restricted cash in current assets on the accompanying consolidated balance sheets. Maximum borrowings are limited to certain percentages of eligible accounts receivable (as defined), plus the $500,000 certificate of deposit. As of June 21, 1996, the Company is negotiating an extension of this line of credit. During 1994, 1995 and the three months ended March 31, 1996, the maximum amount outstanding was $500,000, $400,000 and $600,000, respectively. For the years ended December 31, 1993, 1994, and 1995, and for the three months ended March 31, 1996, the weighted average interest rate was 7%, 7.5%, 8.7% and 8.5%, respectively. No amount was outstanding during the three months ended March 31, 1995. In addition, this line of credit requires the Company to meet certain financial covenants. Interest expense for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1996, was $34,203, $21,236, $7,360 and $4,992, respectively. No interest expense was incurred for the three months ended March 31, 1995.

                            N2K INC. AND SUBSIDIARY

     In January 1989, the Company entered into a $300,000 subordinated note agreement with the Philadelphia Industrial Development Corporation (PIDC). The note was unsecured and bore interest at 13%, payable quarterly. The final principal payment of $75,000 was paid in December 1994. Interest expense was $19,500 in 1993 and $9,750 in 1994.

4.  PREFERRED STOCK:

     Preferred stock consists of the following:

                                                                DECEMBER 31,
                                                              -----------------     MARCH 31,
                                                               1994       1995        1996
                                                              ------     ------     ---------
    Preferred stock, $.001 stated value, 20,000,000 shares
      authorized and designated as follows --
      Series A, 500,000 shares authorized, 488,838 shares
         issued and outstanding.............................  $  489     $  489      $   489
      Series B, 625,000 shares authorized, issued and
         outstanding........................................     625        625          625
      Series C, 2,857,143 shares authorized, 2,142,857
         shares issued and outstanding......................   2,143      2,143        2,143
      Series D, 1,000,000 shares authorized, 800,000 shares
         issued and outstanding.............................     800        800          800
      Series E, 5,097,860 shares authorized, 5,097,860
         shares issued and outstanding......................      --         --        5,098
                                                              ------     ------     ---------
                                                              $4,057     $4,057      $ 9,155
                                                              ======     ======      =======

     In January 1988, the Company issued 488,838 shares of Series A Preferred stock at $1.25 per share upon the conversion of certain liabilities. The Series A Preferred shares are convertible into 228,369 shares of Common stock, subject to adjustment (as defined).

     In March 1988, the Company sold 625,000 shares of Series B Preferred stock for $1,000,000. In August 1988, the Company sold 2,142,857 shares of Series C Preferred stock for $3,000,000. In 1993, the Series C Preferred stockholder sold all of its shares to various outside investors, as well as to officers of the Company. The Series B and Series C Preferred shares are convertible into 238,095 and 800,000 shares of Common stock, respectively, subject to adjustment (as defined).

     In September 1994, the Company sold 800,000 shares of Series D Preferred stock at $2 per share and received net proceeds of $1,559,084. The Series D Preferred shares are convertible into 820,513 shares of Common stock, subject to adjustment (as defined).

     On February 13, 1996, the Company sold 1,347,860 shares of Series E Preferred Stock in connection with the acquisition of N2K. (See Note 2). Also, on February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred Stock for $.80 per share and received gross proceeds of $3,000,000. The Series E Preferred shares are convertible into 1,699,287 shares of Common stock, subject to adjustment (as defined).

     Subsequent to March 31, 1996, the Company sold 909,200 shares of Series E Preferred stock at $.80 per share and received net proceeds of approximately $700,000. The Series E Preferred shares are convertible into 303,067 shares of Common stock, subject to adjustment (as defined). Additionally, subsequent to March 31, 1996, the Company sold 5,333,333 shares of Series F Preferred stock at $3 per share and received net proceeds

                            N2K INC. AND SUBSIDIARY
of approximately $15,200,000. The Series F Preferred shares are convertible into 1,777,777 shares of Common stock, subject to adjustment (as defined).

     The Company has reserved 5,867,108 shares of Common stock for the conversion of all series of Preferred stock. Each series of Preferred stock has voting rights equal to the number of shares that would be received if it was converted into Common stock.

5.  STOCKHOLDERS' EQUITY:

  Common Stock Options

     Under the Company's 1987 Incentive Stock Option Plan, options to purchase 1,033,333 shares of Common stock may be granted to certain officers, directors and employees. The options expire ten years from the date of grant and vest over four years. Expiration dates range from 1997 to 2005. As of March 31, 1996, no additional grants will be made under this plan.

     Additionally, the Company has 101,521 nonqualified stock options outstanding as of March 31, 1996, with expiration dates ranging from January 1997 to January 2004. These options vest immediately upon grant.

     In February 1996, the Company established the 1996 Stock Option Plan, which authorized options to purchase 2,200,000 shares of Common stock, as amended and restated on June 20, 1996. Under the 1996 Stock Option Plan, options may be granted to officers, directors and other key employees. The options expire ten years from the date of grant and vest over four years, unless specifically agreed to otherwise. The exercise price is fixed at the grant date and shall equal at least 100% of the fair market value of the Common stock on the date of grant.

     Information relative to the 1987 Incentive Stock Option Plan, the nonqualified stock options and the 1996 Stock Option Plan is as follows:

                                                                      OPTION PRICE     AGGREGATE
                                                         OPTIONS       (PER SHARE)      PROCEEDS
                                                        ---------     -------------    ----------
Balance as of December 31, 1992.......................    419,188      $1.875-$3.75    $1,224,884
  Granted.............................................     57,666             $2.40       138,400
  Exercised...........................................         --                --            --
  Terminated..........................................    (52,000)     $ 2.40-$3.75      (169,800)
                                                        ---------      ------------    ----------
Balance as of December 31, 1993.......................    424,854      $1.875-$3.75     1,193,484
  Granted.............................................    106,333      $ 1.95-$2.40       210,200
  Exercised...........................................        (33)            $2.40           (80)
  Terminated..........................................     (1,966)            $2.40        (4,720)
                                                        ---------      ------------    ----------
Balance as of December 31, 1994.......................    529,188      $1.875-$3.75     1,398,884
  Granted.............................................    308,500      $ 1.95-$2.40       608,325
  Exercised...........................................        (33)            $2.40           (80)
  Terminated..........................................     (7,800)            $2.40       (18,720)
                                                        ---------      ------------    ----------
Balance as of December 31, 1995.......................    829,855      $1.875-$3.75     1,988,409
  Granted.............................................  1,100,264      $ 2.40-$2.64     2,765,434
  Exercised...........................................        (83)            $1.95          (162)
  Terminated..........................................    (77,417)     $ 1.95-$2.40      (176,763)
                                                        ---------      ------------    ----------
Balance as of March 31, 1996..........................  1,852,619      $1.875-$3.75    $4,576,918
                                                        =========      ============    ==========
Options exercisable as of March 31, 1996..............    395,021
                                                        =========

                            N2K INC. AND SUBSIDIARY

     Subsequent to March 31, 1996, the Company granted options to purchase 28,333 shares of Common stock at an exercise price of $2.40 per share. These options were issued under the 1996 Stock Option Plan. As of June 20, 1996, 1,071,403 options are available for grant under the 1996 Stock Option Plan.

  Common Stock Warrants

     In February 1996, the Company issued warrants to purchase 50,000 shares of Common stock at an exercise price of $2.40 per share. These warrants expire in February 2001. Subsequent to March 31, 1996, the Company issued warrants to purchase 85,555 shares of Common stock at an exercise price of $9.00 per share. These warrants expire in 2003.

  Employee Stock Purchase Plan

     In June 1996, the Company established the 1996 Employee Stock Purchase Plan (the Plan). The number of shares available to purchase under the Plan is 1,500,000 shares of Common Stock. As of June 21, 1996, 1,500,000 shares are available for purchase under the Plan. The employees purchase price is the lower of (a) 85% of the fair market value of a share of the Company's Common stock on the first day of a Purchase period (as defined) or (b) 85% of the fair market value of a share of the Company's Common stock on the last day of the Purchase period (as defined).

6.  INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires an asset-and-liability approach in accounting for income taxes. Under this method, deferred income taxes are computed based on the differences between financial reporting and income tax reporting of assets and liabilities using enacted tax rates.

     As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $6,800,000, which begin to expire in 2001. Significant components of deferred income taxes consist of the following:

                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                       1994            1995
                                                                    -----------     -----------
Gross deferred tax asset:
  Net operating loss carryforwards................................  $ 1,995,000     $ 2,584,000
  Depreciation and amortization...................................       15,200          38,000
  Accruals not currently deductible...............................      159,000         152,500
                                                                       --------        --------
                                                                      2,169,200       2,774,500
  Less: Valuation allowance.......................................   (2,169,200)     (2,774,500)
                                                                       --------        --------
                                                                    $   --          $   --
                                                                       ========        ========

     No tax benefits have been recognized in the accompanying consolidated statements of operations due to the valuation allowance. The valuation allowance increased $605,300 during 1995 due principally to net operating loss carryforwards. Based on changes in ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations.

7.  RELATED-PARTY TRANSACTIONS:

     The Company incurred $30,000 in consulting fees to a Board member in 1993. None were incurred in 1994, 1995 or the three months ended March 31, 1996. For the years ended December 31, 1993, 1994, and 1995, and for the three months ended March 31, 1995 and 1996, the Company incurred fees of $30,000,

                            N2K INC. AND SUBSIDIARY

$30,000, $30,000, $1,000 and $79,000 to a law firm in which certain of its partners are Series A Preferred stockholders.

8.  COMMITMENTS AND CONTINGENCIES:

     The Company has entered into various operating and capital leases for office space, computer equipment and office equipment. Assets acquired under capital leases at a cost of $489,953, $649,052 and $1,018,686, less accumulated amortization of $338,351, $441,049 and $473,735, are included in property and equipment in the accompanying consolidated balance sheets as of December 31, 1994, 1995 and March 31, 1996, respectively. Certain capital leases are secured by certificates of deposit totaling $167,000, which are shown as restricted cash in other assets on the accompanying consolidated balance sheets. Future minimum lease payments under operating and capital leases as of December 31, 1995, are as follows:

                                                                   OPERATING      CAPITAL
                                                                   ----------     --------
    1996.........................................................  $  265,274     $ 79,394
    1997.........................................................     263,641       71,855
    1998.........................................................     256,008       63,509
    1999.........................................................     251,658       30,701
    2000.........................................................     251,250           --
    2001 and thereafter..........................................     167,500           --
                                                                   ----------     --------
    Total minimum lease payments.................................  $1,455,331      245,459
                                                                   ==========
    Less -- Amount representing interest.........................                  (32,702)
                                                                                  --------
    Present value of minimum capital lease payments..............                 $212,757
                                                                                  ========

     In connection with the acquisition of N2K on February 13, 1996 (see Note
2), the Company became obligated under certain additional operating and capital leases for office space, computer equipment and office equipment. The future minimum lease payments under these operating leases as of March 31, 1996 are as follows: $157,227 in 1997, $170,560 in 1998, $220,489 in 1999, $219,555 in 2000
and $199,517 in 2001. The future minimum lease payments under these capital leases as of March 31, 1996 are as follows: $143,110 in 1997, $139,173 in 1998 and $132,599 in 1999. Rent expense under the operating leases for the years ended December 31, 1993, 1994, and 1995, and for the three months ended March 31, 1995 and 1996, was $288,284, $260,930, $270,136, $68,107 and $112,852,
respectively.

     The Company has an agreement with certain founders that requires royalty payments of .825% to .9% on defined information services revenues. For the years ended December 31, 1993, 1994, and 1995, and the three months ended March 31, 1995 and 1996, the Company incurred royalty expense of $95,000, $99,058, $94,623, $27,523 and $21,425, respectively.

     The Company has employment agreements with certain officers.

     The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

9.  DEFINED CONTRIBUTION PLAN:

     The Company maintains a Matched Savings Plan (the Plan) in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers substantially all full-time employees of the Company. Participants may contribute up to 15% of their total compensation to the Plan, with the Company matching 30% of the participant's contribution, limited to 6% of the participant's total compensation. For the years

                            N2K INC. AND SUBSIDIARY
ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, the Company contributed $23,000, $32,500, $38,900, $10,100 and
$11,700, respectively, to the Plan.

10.  SEGMENT INFORMATION:

     The Company operates principally within two segments: Entertainment and Information services. See Note 1 for description of each segment.

The following table highlights certain financial information about each of the Company's segments for the year ended December 31, 1995.

                                                      INFORMATION     GENERAL AND
                                     ENTERTAINMENT     SERVICES      ADMINISTRATIVE    CONSOLIDATED
                                     -------------    -----------    --------------    ------------
Revenues...........................   $    96,505     $10,976,711               --     $11,073,216
                                      -----------     -----------      -----------     -----------
Operating income (loss)............   $(1,567,780)    $ 1,222,878               --     $  (344,902 )
                                      -----------     -----------      -----------     -----------
General and administrative
  expenses.........................            --              --     $  1,337,731     $ 1,337,731
Interest income, net...............            --              --     $    (88,133)    $   (88,133 )
                                                                                       -----------
Loss before income taxes...........            --              --               --     $(1,594,500 )
                                                                                       ===========
Depreciation and amortization......   $    18,793     $   117,488     $    102,277     $   238,558
                                      ===========     ===========      ===========     ===========
Capital expenditures...............   $   240,445     $    49,466     $     48,810     $   338,721
                                      ===========     ===========      ===========     ===========
Total identifiable assets at
  December 31, 1995................   $   275,768     $ 1,983,393     $  1,399,499     $ 3,658,660
                                      ===========     ===========      ===========     ===========

For the year ended December 31, 1995, information services revenues consisted of $9,308,453 sales to domestic customers and $1,668,258 sales to international customers.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
N2K, Inc.
New York, New York

     We have audited the balance sheet of N2K, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period beginning March 7, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the period beginning March 7, 1995 through December 31, 1995 in conformity with generally accepted accounting principles.

     As described in Note F, on February 13, 1996, the Company effected a business combination in which it merged with a company formerly known as Telebase Systems, Inc.

New York, New York
January 31, 1996

With respect to Note F
February 13, 1996
                                          /s/  RICHARD A. EISNER & COMPANY, LLP

                                   N2K, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                           ASSETS
Current assets:
     Cash and cash equivalents...................................................  $ 245,423
     Accounts receivable.........................................................     57,281
     Prepaid expenses............................................................      2,057
                                                                                    --------
          Total current assets...................................................    304,761
Property and equipment, net......................................................    311,812
Goodwill.........................................................................      4,467
Deposits.........................................................................    101,621
                                                                                    --------
          TOTAL..................................................................  $ 722,661
                                                                                    ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of capital lease obligations.............................  $  57,407
     Accounts payable and accrued expenses.......................................    207,144
                                                                                    --------
          Total current liabilities..............................................    264,551
Capital lease obligations........................................................    136,184
Deferred rent payable............................................................     20,038
                                                                                    --------
          Total liabilities......................................................    420,773
                                                                                    --------
Commitments and contingencies
Stockholders' equity:
     Common stock, $.01 par value, 2,000,000 authorized, 1,000,000 shares issued
      and outstanding............................................................     10,000
     Additional paid-in capital..................................................    990,000
     Accumulated (deficit).......................................................   (698,112)
                                                                                    --------
          Total stockholders' equity.............................................    301,888
                                                                                    --------
          TOTAL..................................................................  $ 722,661
                                                                                    ========

   The accompanying notes to financial statements are an integral part hereof

                                   N2K, INC.
                            STATEMENT OF OPERATIONS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Revenues:
     Consulting revenue..........................................................  $ 132,626
     Network revenue.............................................................     11,000
                                                                                    --------
          Total revenue..........................................................    143,626
                                                                                    --------
Expenses:
     Selling, general and administrative expenses................................    767,628
     Purchased research and development..........................................     56,262
     Depreciation and amortization...............................................     16,575
                                                                                    --------
          Total expense..........................................................    840,465
                                                                                    --------
Operating loss...................................................................   (696,839)
Interest expense, net of interest income of $185.................................     (1,273)
                                                                                    --------
Net loss.........................................................................  $(698,112)
                                                                                    ========

   The accompanying notes to financial statements are an integral part hereof

                                   N2K, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

                                                            ADDITIONAL
                                                COMMON      PAID-IN      ACCUMULATED
                                                 STOCK      CAPITAL       DEFICIT         TOTAL
                                                -------     --------     ----------     ----------
Sale of common stock..........................  $10,000     $990,000                    $1,000,000
Net loss......................................                           $ (698,112)      (698,112)
                                                -------     --------     ----------       --------
Balance -- December 31, 1995..................  $10,000     $990,000     $ (698,112)    $  301,888
                                                =======     ========     ==========       ========

   The accompanying notes to financial statements are an integral part hereof

                                   N2K, INC.
                            STATEMENT OF CASH FLOWS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Cash flows from operating activities:
     Net loss....................................................................  $(698,112)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization..........................................     16,575
          Changes in assets and liabilities:
               Increase in:
                    Accounts receivable..........................................    (48,543)
                    Prepaid expenses.............................................     (2,057)
                    Deposits.....................................................   (101,621)
                    Accounts payable and accrued expenses........................    207,144
                    Deferred rent payable........................................     20,038
                                                                                   ---------
                         Net cash used in operating activities...................   (606,576)
                                                                                   ---------
Cash flows from investing activities:
     Assets acquired in purchase transaction.....................................    (43,738)
     Purchase of property and equipment..........................................   (101,612)
                                                                                   ---------
                         Net cash used in investing activities...................   (145,350)
                                                                                   ---------
Cash flows from financing activities:
     Principal payments on capital lease obligations.............................     (2,651)
     Sale of common stock........................................................  1,000,000
                                                                                   ---------
                         Net cash provided by financing activities...............    997,349
                                                                                   ---------
Increase in cash and cash equivalents............................................    245,423
Cash and cash equivalents, beginning of period...................................         --
                                                                                   ---------
Cash and cash equivalents, end of period.........................................  $ 245,423
                                                                                   =========
Supplemental disclosures of cash flow information:
     Cash paid during the period for interest....................................  $   1,458
     Noncash investing and financing activity:
          The Company entered into capital leases for equipment valued at
          $196,242.

   The accompanying notes to financial statements are an integral part hereof

                                   N2K, INC.
                         NOTES TO FINANCIAL STATEMENTS
NOTE A -- ORGANIZATION AND ACQUISITION:

     N2K Multimedia Company, Inc. (the "Company") was incorporated on March 7, 1995 for the purpose of developing interactive online web sites and technology, with 200 shares of authorized common stock of which 100 shares were issued in exchange for $100,000 paid in cash. On October 10, 1995 the authorized common stock was increased to 2,000,000 shares of $.01 par value and the outstanding shares were split 10,000 for 1. All references to shares in these financial statements give retroactive effect to the stock split. On June 13, 1995 the Company purchased substantially all the assets of N2K, Inc. a company engaged primarily in computer systems consulting and its name was changed to N2K, Inc. The purchase price was $100,000 which was allocated in accordance with fair values as follows: Fixed Assets $30,000; Accounts Receivable $8,738; Research and Development Costs $56,262, and Goodwill $5,000. Because computer systems consulting is not the focus of the Company, the acquiree is not a predecessor company.

     After the acquisition the Company developed an online site called Jazz Central Station that provides a comprehensive history of Jazz. The site was launched on the Microsoft Network on August 24, 1995 and is in beta testing on the World Wide Web.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     [1] Use of estimates:

     These financial statements were prepared by management using generally accepted accounting principles which require the use of estimates.

     [2] Property and equipment:

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over estimated useful lives of the assets, primarily 5 years. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the statement of operations. When assets become fully depreciated, the applicable asset and accumulated depreciation amounts are relieved.

     [3] Goodwill:

     Goodwill, which represents the excess purchase price of N2K, Inc. over the fair value of the identifiable assets acquired, is being amortized on a straight-line basis over five years.

     [4] Statement of Cash Flows:

     Highly liquid investments with an original maturity of three months or less are considered cash equivalents for purposes of the statement of cash flows.

     [5] Capital Leases:

     The Company capitalizes assets acquired under capital leases and records the related capital lease obligations.

     [6] Income Taxes:

     The Company is an S corporation for Federal and State income tax purposes. No provision for these taxes is required.

                                   N2K, INC.

NOTE C -- PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

    Computer equipment........................................................  $249,726
    Furniture and fixtures....................................................    16,796
    Leasehold improvements....................................................    61,332
                                                                                --------
                                                                                 327,854
    Less accumulated depreciation.............................................   (16,042)
                                                                                --------
                                                                                $311,812
                                                                                ========

     Included in property and equipment is property acquired under capital leases with an aggregate cost of $196,242 and accumulated depreciation of $9,569.

NOTE D -- EQUIPMENT LEASE FINANCING:

     The Company has a line of credit to finance its acquisition of furniture, office and computer equipment in the amount of $350,000. Under the terms of the master agreement, acquired assets are financed pursuant to capital leases with a three year term and interest rate of 8.75%. At December 31, 1995 $175,424 of the line of credit was available. The Company is also obligated under two other capital leases with interest rates of approximately 14% and aggregating $18,167 at December 31, 1995.

NOTE E -- COMMITMENTS, CONTINGENCIES AND RISKS:

     The Company is obligated under operating and capital leases for office space, computers and office equipment. Future annual minimum lease payments under leases in effect at December 31, 1995 are as follows:

                                                                 OPERATING    CAPITAL
                                                                 --------     --------
        1996...................................................  $120,456     $ 72,233
        1997...................................................   196,088       75,795
        1998...................................................   195,356       68,132
        1999...................................................   219,550        5,522
        2000...................................................   213,155         -0 -
                                                                 --------     --------
                                                                               221,682
        Less amount representing interest......................                 28,091
                                                                              --------
        Present value of capital lease obligations.............               $193,591
                                                                              ========

     The Company maintains its accounts at one institution insured by the Federal Deposit Insurance Corporation up to a maximum of $100,000.

     The Company is committed to purchase furniture and equipment aggregating approximately $125,000 which it expects to finance under the equipment lease financing commitment described in Note D.

     Two of the Company's consulting customers individually accounted for 59% and 27% of the Company's consulting revenues for the period ended December 31, 1995 and 76% and 22% of the accounts receivable at December 31, 1995.

NOTE F -- SUBSEQUENT EVENT:

     The Company merged with Telebase Systems, Inc. on February 13, 1996. Pursuant to the merger the Company's shares were exchanged for common and preferred shares of Telebase Systems, Inc. which changed its name to N2K Inc.

          ------------------------------------------------------------
          ------------------------------------------------------------
     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    16
Dividend Policy.......................    16
Dilution..............................    17
Capitalization........................    18
Selected Consolidated Financial
  Information.........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    27
Management............................    43
Certain Transactions..................    51
Principal Stockholders................    53
Description of Capital Stock..........    54
Shares Eligible for Future Sale.......    57
Underwriting..........................    58
Legal Matters.........................    59
Experts...............................    59
Additional Information................    60
Index to Consolidated Financial
  Statements..........................   F-1

                            ------------------------
     Until               , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- ------------------------------------------------------------
- ------------------------------------------------------------

- ------------------------------------------------------------
- ------------------------------------------------------------

                                2,600,000 SHARES

                                     [LOGO]

                                    N2K INC.

                                  COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                COWEN & COMPANY
                            OPPENHEIMER & CO., INC.
                                UNTERBERG HARRIS

                                                , 1996

- ------------------------------------------------------------
- ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

    Securities and Exchange Commission.........................................   $12,372
    Nasdaq National Market Listing Fee.........................................    48,384
    NASD Filing Fee............................................................     4,088
    Blue Sky fees and expenses (including attorneys' fees).....................     *
    Accounting fees and expenses...............................................     *
    Legal fees and expenses....................................................     *
    Printing and engraving expenses............................................     *
    Transfer agent and registrar fees..........................................     *
    Miscellaneous..............................................................     *
                                                                                 --------
              Total............................................................  $
                                                                                  =======

- ------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) The Delaware GCL (Section 145) (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     (b) The Certificate of Incorporation of the Registrant requires, and the Bylaws of the Registrant provide for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

     (c) See the Underwriting Agreement (the form of which is included as Exhibit 1.1 to this Registration Statement) for provisions regarding the indemnification under certain circumstances of the Registrant, its directors and certain of its officers by the Underwriters.

     (d) In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In September 1994, the Company issued 800,000 shares of Series D Preferred Stock to a class of purchasers for the aggregate offering price of $1,600,000 resulting in net proceeds of $1,559,084. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

     In December 1995, the Company issued 150,000 shares of Common Stock as consideration in a pooling-of-interests transaction in which Advanced Research Technologies, Inc. was merged with and into ART Acquisition Corp., a wholly-owned subsidiary of the Company. Prior to December 31, 1995, ART Acquisition Corp. was merged into the Company.

     In February 1996, the Company issued 1,797,146 shares of Common Stock and 1,347,860 shares of Series E Preferred Stock in exchange for all of the outstanding common stock of New York N2K. The Company subsequently changed its name to N2K Inc.

     In February 1996, the Company issued a warrant to Unterberg Harris to purchase 50,000 shares of Common Stock at an exercice price of $2.40 per share as compensation for acting as financial advisor to the Company in connection with the Merger.

     In February, April and May 1996, the Company issued 4,659,200 shares of Series E Preferred Stock (in addition to the 1,347,860 shares of Series E Preferred Stock issued in consideration for the shares of N2K Inc.), to a class of purchasers for the aggregate offering price of $3,727,360 resulting in net proceeds of $3,652,360. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

     In May and June 1996, the Company issued 5,333,333 shares of Series F Preferred Stock to a class of purchasers for the aggregate offering price of $16,000,000 resulting in net proceeds of $15,200,000. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

     In May and June 1996, the Company issued warrants to Allen & Company Incorporated to purchase 85,555 shares of Common Stock at an exercise price of $9.00 per share, as compensation for acting as placement agent to the Company in connection with the issuance of the Series F Preferred Stock.

     In May 1996, the Company issued 8,333 shares of Common Stock in payment to a vendor for services rendered.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    EXHIBIT
     NUMBER                                       DESCRIPTION
- ---------------- -----------------------------------------------------------------------------
        1.1   -- Form of Underwriting Agreement.*
        3.1   -- Form of Certificate of Incorporation of the Registrant, as amended.
        3.2   -- Form of Bylaws of the Registrant, as amended.
        4.1   -- Specimen of Certificate for Common Stock.*
        4.2   -- 1987 Employee Incentive Stock Option Plan of the Company.
        4.3   -- Amended and Restated 1996 Stock Option Plan of the Company.*
        4.4   -- 1996 Employee Stock Purchase Plan.*
        4.5   -- Note Purchase Agreement dated October 30, 1987 between the Company and Gary
                 M. Lauder.
        4.6   -- Form of Series A Preferred Stock Purchase Agreement.
        4.7   -- Form of Series C Preferred Stock Purchase Agreement.
        4.8   -- Form of Series D Preferred Stock Purchase Agreement.
        4.9   -- Form of Series E Preferred Stock Purchase Agreement.
        4.10  -- Form of Series F Preferred Stock Purchase Agreement.
        4.11  -- Registration Rights Agreement dated as of February 13, 1996 among the Company and the stockholders of New York N2K.
        4.12  -- Warrant Agreement dated as of February 13, 1996 between N2K Inc. and
                 Unterberg Harris.

    EXHIBIT
     NUMBER                                       DESCRIPTION
- ---------------- -----------------------------------------------------------------------------
        5.1   -- Opinion of Dewey Ballantine.*
        10.1  -- Employment Agreement effective as of February 13, 1996 between the Company and Lawrence L. Rosen.
        10.2  -- Employment Agreement effective as of February 13, 1996 between the Company and Jonathan V. Diamond.
        10.3  -- Employment Agreement effective as of February 13, 1996 between the Company and Robert David Grusin.
        10.4  -- Employment Agreement dated as of May 1, 1987 between the Company and
                 James E. Coane.
        10.5  -- Employment Agreement dated as of February 8, 1988 between the Company and
                 Bruce Johnson.
        10.6  -- Agreement re: Revolving Line of Credit with CoreStates Bank, N.A. (f.k.a.
                 Meridian Bank).*
        10.7  -- Letter Agreement dated June 3, 1996 between the Company and Rocktropolis
                 Enterprises, LLC.
        10.8  -- Lease Agreement dated April 26, 1991 between the Company and Bebob
                 Associates, as amended.
        10.9  -- Lease Agreement dated September 7, 1995 between New York N2K and 55 Broad
                 Street Company, as amended.
        10.10 -- Agreement dated November 4, 1985 between the Company and CompuServe, as amended.+
        10.11 -- Distributorship Agreement dated August 1, 1992 between the Company and Nifty
                 Corporation.+
        10.12 -- Discount Agreement dated January 25, 1995 between the Company and
                 Knight-Ridder Information, Inc.+
        10.13 -- Small Order Fulfillment Agreement between the Company and Valley Record
                 Distributors.+
        10.14 -- Indemnification Agreement dated as of February 13, 1996 among the Company and the stockholders of New York N2K.
        11.1  -- Statement re: Computation of Per Share Earnings.
        21.1  -- Subsidiaries of the Registrant.
        23.1  -- Consent of Arthur Andersen LLP.
        23.2  -- Consent of Richard A. Eisner & Company, LLP.
        23.3  -- Consent of Dewey Ballantine (contained in Exhibit 5.1).*
        24.1  -- Power(s) of Attorney (included on signature page).
        27    -- Financial Data Schedule.

- ---------------
* To be filed by amendment.
+ Confidential treatment will be requested.

  (b) Financial Statement Schedules
      None

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 20, 1996.

                                          N2K INC.

                                               By     /s/  LAWRENCE L. ROSEN
                                                      Lawrence L. Rosen,
                                               Chairman of the Board and Chief
                                                        Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents that each person whose signature appears below under the heading "Signature" constitutes and appoints Jonathan V. Diamond and Bruce Johnson his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, including, without limitation, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------    --------------------------------------------
                    /s/  LAWRENCE L.             Chairman of the Board,
                     ROSEN                         Chief Executive Officer and Director
              Lawrence L. Rosen                    (Principal Executive Officer)
                    /S/  Jonathan V.             Vice Chairman and Director
                    Diamond
             Jonathan V. Diamond
               /s/  ROBERT DAVID GRUSIN          Vice Chairman and Director
             Robert David Grusin
                       /s/  JAMES E.             President, Chief Operating Officer and
                     COANE                         Director
               James E. Coane
                        /s/  BRUCE               Vice President, Secretary and Chief
                    JOHNSON                        Financial Officer (Principal Accounting
                Bruce Johnson                      Officer and Principal Financial Officer)
                      /s/  ROBERT C.             Director
                    HARRIS
            Robert C. Harris, Jr.
                  /s/  SUSANNE HARRISON          Director
              Susanne Harrison

                                 EXHIBITS INDEX

    EXHIBIT
     NUMBER                                 DESCRIPTION                                 FILED
- ----------------  ---------------------------------------------------------------    -----------
        1.1   --  Form of Underwriting Agreement.*...............................
        3.1   --  Form of Certificate of Incorporation of the Registrant, as
                  amended........................................................     Electronic
        3.2   --  Form of Bylaws of the Registrant, as amended...................     Electronic
        4.1   --  Specimen of Certificate for Common Stock.*.....................
        4.2   --  1987 Employee Incentive Stock Option Plan of the Company.......     Electronic
        4.3   --  1996 Stock Option Plan of the Company.*........................
        4.4   --  1996 Employee Stock Purchase Plan.*............................
        4.5   --  Note Purchase Agreement dated October 30, 1987 between the
                  Company and Gary M. Lauder.....................................     Electronic
        4.6   --  Form of Series A Preferred Stock Purchase Agreement............     Electronic
        4.7   --  Form of Series C Preferred Stock Purchase Agreement............     Electronic
        4.8   --  Form of Series D Preferred Stock Purchase Agreement............     Electronic
        4.9   --  Form of Series E Preferred Stock Purchase Agreement............     Electronic
        4.10  --  Form of Series F Preferred Stock Purchase Agreement............     Electronic
        4.11  --  Registration Rights Agreement dated as of February 13, 1996
                  among the Company and the Stockholders of New York N2K.........     Electronic
        4.12  --  Warrant Agreement dated as of February 13, 1996 between N2K
                  Inc.
                  and Unterberg Harris...........................................     Electronic
        5.1   --  Opinion of Dewey Ballantine.*..................................
        10.1  --  Employment Agreement effective as of February 13, 1996 between
                  the Company and Lawrence L. Rosen..............................     Electronic
        10.2  --  Employment Agreement effective as of February 13, 1996 between
                  the Company and Jonathan V. Diamond............................     Electronic
        10.3  --  Employment Agreement effective as of February 13, 1996 between
                  the Company and Robert David Grusin............................     Electronic
        10.4  --  Employment Agreement dated as of May 1, 1987 between the
                  Company
                  and James E. Coane.............................................     Electronic
        10.5  --  Employment Agreement dated as of February 8, 1988 between the
                  Company and Bruce Johnson......................................     Electronic
        10.6  --  Agreement re: Revolving Line of Credit with CoreStates Bank,
                  N.A. (f.k.a. Meridian Bank).*..................................
        10.7  --  Letter Agreement dated June 3, 1996 between the Company and
                  Rocktropolis Enterprises, LLC..................................     Electronic
        10.8  --  Lease Agreement dated April 26, 1991 between the Company and
                  Bebob Associates, as amended...................................     Electronic
        10.9  --  Lease Agreement dated September 7, 1995 between New York N2K
                  and 55 Broad Street Company....................................     Electronic
        10.10 --  Agreement dated November 4, 1985 between the Company and
                  CompuServe, as amended.+.......................................     Electronic
        10.11 --  Distributorship Agreement dated August 1, 1992 between the
                  Company and Nifty Corporation.+................................     Electronic
        10.12 --  Discount Agreement dated January 25, 1995 between the Company
                  and Knight-Ridder Information, Inc.+...........................     Electronic
        10.13 --  Small Order Fulfillment Agreement between the Company and
                  Valley Record Distributors.+...................................     Electronic

    EXHIBIT
     NUMBER                                 DESCRIPTION                                 FILED
- ----------------  ---------------------------------------------------------------    -----------
        10.14 --  Indemnification Agreement dated as of February 13, 1996 among
                  the Company and the stockholders of New York N2K...............     Electronic
        11.1  --  Statement re: Computation of Per Share Earnings................     Electronic
        21.1  --  Subsidiaries of the Registrant.................................     Electronic
        23.1  --  Consent of Arthur Andersen LLP.................................     Electronic
        23.2  --  Consent of Richard A. Eisner & Company, LLP....................     Electronic
        23.3  --  Consent of Dewey Ballantine (contained in Exhibit 5.1).*.......
        24.1  --  Power(s) of Attorney (included on signature page)..............     Electronic
        27    --  Financial Data Schedule........................................     Electronic

- ---------------

* To be filed by amendment.
+ Confidential treatment will be requested.